UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GUESS?, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 21, 2021

Dear Shareholder:

We are pleased to invite you to the annual meeting of shareholders of Guess?, Inc. to be held on Thursday, June 24, 2021, at 9:00 a.m. (PDT). Due to the unprecedented public health impact of the COVID-19 pandemic and to support the health and well-being of our communities, associates, shareholders and other stakeholders, this year’s annual meeting will be conducted completely virtually, via a live audio webcast; there will be no physical meeting location. You will be able to attend and participate in the annual meeting by visiting www.meetingcenter.io/273147906 (password GES2021), where you will be able to listen to the meeting live, submit questions, and vote.

At the annual meeting, you will be asked to: (i) approve an amendment to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors (“Proposal No. 1”), (ii) if Proposal No. 1 is approved by shareholders, to elect three directors to serve until the Company’s 2022 annual meeting of shareholders, and if Proposal No. 1 is not approved by shareholders, to elect three directors to serve for a term of three years, (iii) cast an advisory vote on the compensation of our named executive officers, (iv) ratify the appointment of the independent auditor for the fiscal year ending January 29, 2022, and (v) consider such other business as may properly come before the annual meeting. The enclosed proxy statement more fully describes the details of the business to be conducted at the annual meeting.

Whether or not you plan to attend the annual meeting virtually, your vote is very important. Accordingly, we hope that you will vote as soon as possible by using the Internet or telephone voting systems, or by completing and mailing the enclosed proxy card.

Thank you for your ongoing support of and continued interest in Guess?, Inc.

Carlos Alberini Chief Executive Officer and Director

GUESS?, INC.

1444 South Alameda Street

Los Angeles, California 90021

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 24, 2021

Time and Date:	9:00 a.m. (PDT) on Thursday, June 24, 2021

Place:	The annual meeting will be conducted completely virtually, via a live audio webcast; there will be no physical meeting location. You will not be able to attend the annual meeting in person.

Virtual Meeting Access:	You will be able to participate online and submit your questions during the meeting by visiting www.meetingcenter.io/273147906 (password GES2021). Details regarding how to participate in the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying proxy statement.

Items of Business:	1. To approve an amendment to the Company’s Restated Certificate of Incorporation to declassify the Company’s Board of Directors (“Proposal No. 1”).

2.  If Proposal No. 1 is approved by shareholders, to elect three directors to serve until the Company’s 2022 annual meeting of shareholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal. If Proposal No. 1 is not approved by shareholders, to elect three directors to serve for a term of three years and until their respective successors are duly elected and qualified or until their earlier resignation or removal.

3. To conduct an advisory vote on the compensation of our named executive officers.

4. To ratify the appointment of the independent auditor for the fiscal year ending January 29, 2022.

5. To consider such other business as may properly come before the annual meeting.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at this annual meeting only if you were a Guess?, Inc. shareholder as of the end of business on May 10, 2021.

Attendance:	Due to the unprecedented public health impact of the COVID-19 pandemic and to support the health and well-being of our communities, associates, shareholders and other stakeholders, this year’s annual meeting will be conducted completely virtually, via a live audio webcast; there will be no physical meeting location. The process for attending and participating in the virtual annual meeting will depend on whether you are a registered holder or a beneficial holder. For specific instructions on how to attend and participate, please refer to the section entitled “Questions and Answers about the Proxy Materials and Annual Meeting” beginning on page 1 of this proxy statement.

Voting:	Your vote is very important. Whether or not you plan to attend the virtual annual meeting, we encourage you to read this proxy statement and submit your proxy as soon as possible. You may submit your proxy for the annual meeting by using the Internet or telephone voting systems or by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Proxy Materials and Annual Meeting” beginning on page 1 of this proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Alex Yemenidjian Chairman of the Board

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about May 26, 2021.

GUESS?, INC.

1444 South Alameda Street

Los Angeles, California 90021

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

To be held on June 24, 2021

This proxy statement (the “Proxy Statement”) and the enclosed form of proxy are being furnished commencing on or about May 26, 2021, in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Guess?, Inc. (the “Company”) of proxies in the enclosed form for use at the 2021 annual meeting of shareholders (the “Annual Meeting”) to be held on Thursday, June 24, 2021, at 9:00 a.m. (PDT), and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Q:	Why am I receiving these materials?

A:

The Board of Directors is providing these proxy materials for you in connection with the Annual Meeting, which will take place on June 24, 2021. As a shareholder as of May 10, 2021, you are invited to attend the Annual Meeting via live audio webcast and are entitled to and requested to vote on the items of business described in this Proxy Statement. To participate at the Annual Meeting online, please visit www.meetingcenter.io/273147906 (password GES2021).

Q:	What information is contained in this Proxy Statement?

A:

The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and most highly paid executive officers, and certain other required information.

Q:	How do I obtain the Company’s Annual Report on Form 10-K?

A:	A copy of the Company’s fiscal 2021 Annual Report on Form 10-K is enclosed.

Shareholders may request another free copy of the fiscal 2021 Annual Report on Form 10-K from:

Guess?, Inc.

Attn: Investor Relations

1444 South Alameda Street

Los Angeles, California 90021

(213) 765-5578

http://investors.guess.com

The Company will also furnish any exhibit to the fiscal 2021 Annual Report on Form 10-K if specifically requested.

Q:	What may I vote on by proxy?

A:	(1)	The amendment of the Restated Certificate of Incorporation to declassify the Board (“Proposal No. 1”);

(2)

If Proposal No. 1 is approved by shareholders, to elect three directors to serve until the Company’s 2022 annual meeting of shareholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal. If Proposal No. 1 is not approved by shareholders, to elect three directors to serve for a term of three years and until their respective successors are duly elected and qualified or until their earlier resignation or removal;

(3)	An advisory vote on the compensation of our named executive officers; and

(4)	The ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending January 29, 2022 (“fiscal 2022”).

We will also consider other business that properly comes before the Annual Meeting.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends that you vote your shares:

(1)	FOR the amendment to the Company’s Restated Certificate of Incorporation to declassify the Board;

(2)	FOR the election of the three nominees to serve on the Board;

(3)	FOR the advisory resolution approving the compensation of our named executive officers; and

(4)	FOR the ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal 2022.

Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted as recommended by the Board.

Q:	Who is entitled to vote?

A:	Shareholders as of the close of business on May 10, 2021 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:	How many shares can vote?

A:

As of the Record Date, 64,932,143 shares of common stock (the “Common Stock”) of the Company, the only voting securities of the Company, were issued and outstanding. Every shareholder of Common Stock is entitled to one vote for each share held.

Q:	How can I attend the virtual Annual Meeting?

A:

We are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose as it relates to the current, ongoing COVID-19 pandemic. Therefore, the Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by a live webcast. No physical meeting will be held. The Annual Meeting will begin promptly at 9:00 a.m. (PDT) on Thursday, June 24, 2021. We encourage you to access the meeting prior to the start time leaving ample time for check in.

•

For Registered Holders: If you were a shareholder as of the close of business on May 10, 2021 and have your control number, you may participate at the Annual Meeting by following the instructions available on the meeting website. Registered shareholders can attend the meeting by accessing the meeting site at www.meetingcenter.io/273147906 and entering the 15-digit control number that can be found on your proxy card mailed with the proxy materials and the meeting password: GES2021.

•	For Beneficial Holders: If you were a shareholder as of the close of business on May 10, 2021 and hold your shares through an intermediary, such as a bank or broker or other nominee, you must register in advance to attend the Annual Meeting. To register you will need to obtain a legal proxy from your bank, broker or other nominee. Once you have received a legal proxy form from them, forward the email with your name and the legal proxy attached or send a separate email with your name and legal proxy attached labeled “Legal Proxy” in the subject line to Computershare at legalproxy@computershare.com. (In the alternative, you can send the legal proxy materials by mail to: Computershare, Guess?, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.) Requests for registration must be received no later than 5:00 p.m. (EDT) on June 21, 2021. You will receive a confirmation email from Computershare of your registration. At the time of the Annual Meeting, go to www.meetingcenter.io/273147906 and enter your control number and the meeting password: GES2021. If you do not have your control number, you may attend as a guest (non-shareholder) by going to www.meetingcenter.io/273147906 (password GES2021) and entering the information requested on the following screen. Please note that guest access is in listen-only mode and you will not have the ability to ask questions or vote during the Annual Meeting.

Q:	How do I ask questions during the Annual Meeting?

A:

If you are attending the Annual Meeting as a shareholder of record or registered beneficial owner, questions can be submitted by accessing the meeting center at www.meetingcenter.io/273147906, entering your control number and meeting password, GES2021, and clicking on the message icon in the upper right-hand corner of the page. To return to the main page, click the “i” icon at the top of the screen. Please note that guest access is in listen-only mode and you will not have the ability to ask questions or vote during the Annual Meeting.

Q:	What if I have trouble accessing the Annual Meeting virtually?

A:

The virtual meeting platform is fully supported across browsers (MS Edge, Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the Annual Meeting. We encourage you to access the Annual Meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416.

Q:	How do I vote?

A:	You are eligible to vote at the Annual Meeting using one of four methods:

•	Voting by Internet. To vote via the Internet, use the website indicated on the enclosed proxy card;

•	Voting by Telephone. To vote by telephone, call the toll-free number on the enclosed proxy card;

•	Voting by Mail. To vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided; or

•

Voting Electronically During the Annual Meeting. If you are a registered shareholder with a control number or a beneficial shareholder that has submitted a legal proxy and has received a control number from Computershare, you will also be able to vote your shares electronically during the Annual Meeting by clicking on the “Cast Your Vote” link on the Meeting Center site.

The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the enclosed proxy card. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card. All proxies will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

You have the right to revoke your proxy at any time before the Annual Meeting by:

•	Notifying the Corporate Secretary of the Company in writing;

•	Returning a later-dated proxy card;

•	Entering a later-dated Internet or telephone vote; or

•	Voting electronically during the virtual meeting.

Attendance at the virtual Annual Meeting will not revoke a proxy unless you actually vote electronically during the virtual meeting.

Q:	What if my shares are held in “street name?”

A:

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the virtual Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares during the virtual Annual Meeting unless you obtain a signed legal proxy from the record holder giving you the right to vote these shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:	What shares are included on the proxy card(s)?

A:

The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s) or vote by Internet, telephone or during the virtual Annual Meeting, your shares will not be voted.

Q:	What does it mean if I get more than one proxy card?

A:

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. If you intend to vote by return mail, sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent:

Computershare

P.O. Box 505000

Louisville, KY 40233-5000

(877) 282-1168 or

(781) 575-4593

www.computershare.com/investor

Q:	How may I obtain a separate set of voting materials?

A:

If you share an address with another shareholder, you may receive only one set of proxy materials (including our fiscal 2021 Annual Report on Form 10-K and this Proxy Statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials at:

Guess?, Inc.

Attn: Investor Relations

1444 South Alameda Street

Los Angeles, California 90021

(213) 765-5578

Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials in the future.

Q:	What is a “quorum?”

A:

A “quorum” is a majority of the outstanding shares entitled to vote. They may be present at the Annual Meeting or represented by proxy. A quorum must have been established in order to consider any matter at the Annual Meeting.

Q:	What is required to approve each proposal?

A:	Approval of the amendment to our Restated Certificate of Incorporation to declassify our Board requires the affirmative vote of the holders of at least 66-2/3% of outstanding shares of Common Stock.

The three candidates for director receiving the most “for” votes will be elected directors of the Company. Shareholders may not cumulate their votes.

All other proposals require the affirmative “for” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting. Please note, however, that all the proposals, except for the proposal to amend our Restated Certificate of Incorporation to declassify our Board and the proposal concerning the election of the three nominees to serve on the Board, are advisory only and will not be binding. The results of the votes on these proposals will be taken into consideration by the Company, our Board or the appropriate committee of our Board, as applicable, when making future decisions regarding these matters.

A properly executed proxy marked “Withhold” with respect to the election of directors or “Abstain” with respect to any of the other proposals will not be voted, although it will be counted for purposes of determining whether there is a quorum. Withhold votes will have no effect on the election of directors. However, because abstentions represent shares entitled to vote, the effect of an abstention with respect to any of the other proposals will be the same as a vote against the proposal.

Q:	What is the impact of not submitting voting instructions if you hold shares beneficially in street name?

A:

If you hold your shares in street name and you do not provide your broker with specific voting instructions, your broker may vote your shares only with respect to certain matters considered routine. None of the proposals except the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditor (Proposal No. 4) are considered routine matters. Therefore, if you hold your shares in street name and you do not submit voting instructions to your broker, no votes will be cast on your behalf for any of these non-routine matters but your broker will have discretion to vote any uninstructed shares on the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditor (Proposal No. 4). If your broker exercises this discretion, your shares will constitute “broker non-votes” on each of the non-routine matters. Broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum, but not as shares entitled to vote on a particular proposal. Accordingly, broker non-votes will have no effect on the election of directors (Proposal No. 2) or the advisory vote on the compensation of our named executive officers (Proposal No. 3). However, because the proposal to amend the Restated Certificate of Incorporation to declassify the Board (Proposal No. 1) requires the affirmative vote of the holders of at least 66-2/3% of outstanding shares of Common Stock, broker non-votes will have the same effect as a vote against the proposal.

Your broker will provide you with directions on voting your shares, and you should instruct your broker to vote your shares according to those instructions.

Q:	How will voting on any other business be conducted?

A:

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy card will give authority to each of Kathryn Anderson, our Chief Financial Officer, and Jason T. Miller, our General Counsel and Secretary, to vote on such matters at their discretion.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future shareholder meetings as follows:

Shareholder Proposals: For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of the Company at our principal executive offices no later than January 26, 2022. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission (“SEC”) regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Guess?, Inc.

Attn: Corporate Secretary

1444 South Alameda Street

Los Angeles, California 90021

For a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 for the annual meeting next year, the shareholder must provide the information required by Section 2.09 of our Third Amended and Restated Bylaws (the “Bylaws”) and give timely notice to the Corporate Secretary of the Company in accordance with such section of the Bylaws, which, in general, require that the notice be received by the Corporate Secretary of the Company:

•	Not earlier than March 26, 2022, and

•	Not later than the close of business on April 25, 2022.

If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received no later than the close of business on the tenth day following the day on which notice of the date of such annual meeting is mailed to the shareholders or the date on which public disclosure of the date of such annual meeting is made, whichever is first.

Nomination of Director Candidates: For a shareholder to nominate a director for election to the Board at the annual meeting next year, the shareholder must provide the information required by Section 3.03 of the Bylaws and give timely notice to the Corporate Secretary of the Company in accordance with such section of the Bylaws, which, in general, require that the notice be received by the Corporate Secretary of the Company:

•	Not earlier than March 26, 2022, and

•	Not later than the close of business on April 25, 2022.

If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, then notice of a director nomination must be received no later than the close of business on the tenth day following the day on which notice of the date of such annual meeting is mailed to the shareholders or the date on which public disclosure of the date of such annual meeting is made, whichever is first.

Copy of Bylaw Provisions: You may contact the Company’s Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for providing notice of shareholder proposals or director nominations under the advance notice provisions of the Bylaws. The Bylaws also are available on the Company’s website at http://investors.guess.com.

Q:	How is the Company soliciting proxies for the Annual Meeting?

A:

This solicitation is made by mail on behalf of the Board of Directors. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail or personal interview by the directors, officers and employees of the Company and its affiliates (none of whom will receive additional compensation for the solicitation) or from other third party proxy solicitors (in exchange for customary fees for such services). The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders. We may incur other expenses in connection with the solicitation of proxies for the Annual Meeting.

Q:	How can I find the voting results of the Annual Meeting?

A:

We intend to announce preliminary voting results at the Annual Meeting and publish preliminary and/or final voting results (as available) in a Current Report on Form 8-K within four business days following the Annual Meeting.

Q:	How may I communicate with the Company’s Board or the non-management directors on the Company’s Board?

A:

You may communicate with the Board by submitting an e-mail to the Company’s Board at bod@guess.com. All directors have access to this e-mail address. Communications from shareholders or any other interested parties that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Chairman of the Board.

Q:	What is the Company’s fiscal year?

A:

The Company’s fiscal year is the 52- or 53-week period that ends on the Saturday nearest to January 31 of each year. Unless otherwise stated, all information presented in this Proxy Statement is based on the Company’s fiscal calendar.

IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

Throughout this Proxy Statement, we make “forward-looking” statements, which are not historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations, analyses and other information based on current plans, forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our current business strategies, strategic initiatives, goals and future prospects. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “create,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “pending,” “plan,” “predict,” “project,” “see,” “should,” “strategy,” “will,” “would,” and other similar terms and phrases, including references to assumptions.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; the continuation or worsening of impacts related to the COVID-19 pandemic, including business, financial, human capital, litigation and other impacts to the Company and its partners; our ability to successfully negotiate rent relief or other lease-related terms with our landlords; our ability to successfully negotiate or defer our vendor obligations; our ability to maintain adequate levels of liquidity; changes to estimates related to impairments, inventory and other reserves, including the impact of the CARES Act, which were made using the best information available at the time; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to successfully implement or update information technology systems, including enhancing our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks related to our convertible senior notes issued in April 2019, including our ability to settle the liability in cash; our ability to successfully or timely implement plans for cost reductions; our ability to effectively and efficiently manage the volume and costs associated with our European distribution centers without incurring shipment delays; our ability to attract and retain key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; risks related to the complexity of the Tax Reform, future clarifications and legislative amendments thereto, as well as our ability to accurately interpret and predict its impact on our cash flows and financial condition; the risk of economic uncertainty associated with the United Kingdom’s departure from the European Union (“Brexit”) or any other similar referendums that may be held; the occurrence of unforeseen epidemics, such as the COVID-19 pandemic; other catastrophic events; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; risk of future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate. Important factors that could cause or contribute to such differences include those discussed under “Part I, Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the Fiscal Year Ended January 30, 2021.

You are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date of this Proxy Statement. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON JUNE 24, 2021

This Proxy Statement and our Annual Report on Form 10-K for the Fiscal Year Ended January 30, 2021 are available at www.edocumentview.com/ges.

PROPOSAL NO. 1: DECLASSIFICATION OF THE COMPANY’S BOARD OF DIRECTORS

(Item 1 on Proxy Card)

Background

Pursuant to the Company’s Restated Certificate of Incorporation, the Board is currently divided into three classes of directors serving staggered three-year terms (Classes I, II and III), with each class as nearly equal in number as possible. The Bylaws authorize a Board consisting of not less than three or more than fifteen directors. The Board currently consists of nine members, of whom Maurice Marciano, Laurie Ann Goldman and Gianluca Bolla are Class I directors; Anthony Chidoni, Cynthia Livingston and Paul Marciano are Class II directors; and Carlos Alberini, Deborah Weinswig and Alex Yemenidjian are Class III directors. The terms for the Class I directors are scheduled to expire at the Annual Meeting. At this Annual Meeting, we are asking shareholders to approve and adopt a proposal to amend the Company’s Restated Certificate of Incorporation to declassify our Board. If approved, the declassification of the Board will be phased-in so that beginning with the Annual Meeting, directors will be elected for one-year terms as their present terms expire.

In April 2021, the Board determined that the proposed amendment to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors is advisable and in the best interests of the Company, and unanimously approved the amendment, subject to shareholder approval at the Annual Meeting. The Board also concurrently approved an amendment to the Bylaws to declassify the Board of Directors, subject to shareholder approval at the Annual Meeting of the proposal to amend the Company’s Restated Certificate of Incorporation to declassify the Board.

If shareholders approve and adopt the proposed amendment to the Company’s Restated Certificate of Incorporation to declassify the Board, then the amendment will become effective upon the filing of a Certificate of Amendment to the Company’s Restated Certificate of Incorporation with the Delaware Secretary of State, which the Company expects to file promptly after the requisite vote for this Proposal No. 1 is obtained.

Reasons for the Proposed Amendment

Our Board of Directors recognizes that a classified structure may offer several advantages, such as promoting board stability and continuity, providing a greater opportunity to protect the interests of shareholders in the event of an unsolicited takeover offer and reinforcing a commitment to long-term perspectives and value creation for our shareholders. The Board also recognizes that a classified structure may reduce directors’ accountability to shareholders because such a structure does not enable shareholders to express a view on each director’s performance by means of an annual vote. Moreover, many institutional investors believe that the election of directors is the primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing these policies. Our Board of Directors considered the arguments in favor of and against continuation of the classified board structure and determined that it would be in the best interests of the Company, subject to shareholder approval, to declassify the Board of Directors over a phase-in period commencing at the Annual Meeting.

Effect of the Proposed Amendment

If the proposed amendment to the Company’s Restated Certificate of Incorporation to declassify our Board of Directors is approved and adopted by our shareholders at the Annual Meeting, the Company’s Restated Certificate of Incorporation will be amended as set forth below.

Specifically, if the amendment is approved and adopted, then we will begin the phased transition to a declassified board structure beginning at the Annual Meeting. In accordance with the proposed amendment to the Company’s Restated Certificate of Incorporation, the transition will be phased in as follows:

•

If each of Mr. Maurice Marciano, Ms. Goldman and Mr. Barrack are elected pursuant to Proposal No. 2 at the Annual Meeting, then each director will be elected for a one-year term expiring at our 2022 annual meeting of shareholders.

•

Each of Mr. Chidoni, Ms. Livingston and Mr. Paul Marciano would continue to serve as Class II directors for a term expiring at our 2022 annual meeting of shareholders. At our 2022 annual meeting of shareholders, each of these individuals and each director elected for a one-year term at the immediately preceding annual meeting of shareholders or their respective successors who is nominated by our Board of Directors to serve as a director, and any other individual(s) nominated by our Board of Directors to serve as a director, would stand for election to serve a one-year term.

•

Each of Mr. Alberini, Ms. Weinswig and Mr. Yemenidjian would continue to serve as a Class III director for a term expiring at our 2023 annual meeting of shareholders. At our 2023 annual meeting of shareholders, each of these individuals and each director elected for a one-year term at the immediately preceding annual meeting of shareholders or their respective successors who is nominated by our Board of Directors to serve as director, and any other individual(s) nominated by our Board of Directors to serve as a director would stand for election to serve a one-year term.

•	Accordingly, at each annual meeting beginning with our 2023 annual meeting, all directors would be elected to serve one-year terms.

In all cases, each director will serve until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

In addition, under the Delaware General Corporation Law (the “DGCL”), directors of companies that have a classified structure may be removed only for cause unless the certificate of incorporation provides otherwise. However, directors of companies that do not have a classified structure may be removed with or without cause by a majority vote of the stockholders at any annual or special meeting of stockholders. Accordingly, if the proposed amendment to the Company’s Restated Certificate of Incorporation to declassify the structure of our Board of Directors is approved, then our shareholders would be able to remove any or all directors without cause at any meeting of stockholders after the Annual Meeting. Under our Bylaws, special meetings of stockholders may be called only by our Chairman, Chief Executive Officer or President.

Accordingly, if the amendment is approved and adopted, then our Board will be completely declassified and all directors will be elected annually beginning with our 2023 annual meeting of shareholders.

Impact if the Amendment is not Adopted

If the proposed amendment to the Company’s Restated Certificate of Incorporation to declassify our Board of Directors is not approved and adopted by our shareholders, the Company’s Restated Certificate of Incorporation will not be amended as set forth above and our Board of Directors will continue to be classified with directors serving staggered terms. The directors elected at this year’s Annual Meeting will serve a three-year term and their term will expire at our 2024 annual meeting of shareholders.

Text of the Proposed Amendment

Article VIII of the Company’s Restated Certificate of Incorporation would be amended and restated in its entirety to read as follows:

“SECTION 8.1. Management of the Affairs of the Corporation.

(a)    The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Restated Certificate of Incorporation or by the Bylaws of the Corporation (the “Bylaws”).

(b)    The following provisions are inserted for the limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(i)    The Board of Directors shall have the power to make, alter, amend, change or repeal the Bylaws by the affirmative vote of a majority of the members of the Board of Directors then in office. In addition, the Bylaws may be made, altered, amended, changed or repealed by the stockholders of the Corporation upon the affirmative vote of the holders of at least 66-2/3 % of the outstanding capital stock entitled to vote thereon.

(ii)    The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. The directors elected or appointed to the Board prior to the 2021 annual meeting of stockholders are currently divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors, with the directors of each class serving for a term expiring at the annual meeting of stockholders held during the third (3rd) year after election and until his or her successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Commencing with the Company’s 2021 annual meeting of stockholders, directors shall be elected as follows: (i) directors elected at the 2021 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2022 and until their respective successors have been duly elected and qualified or until their earlier resignation or removal; (ii) directors elected at the 2022 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2023 and until their respective successors have been duly elected and qualified or until their earlier resignation or removal; and (iii) beginning with the 2023 annual meeting of stockholders, all directors elected at an annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal.

Any vacancy on the Board of Directors that results from an increase in the number of directors and any other vacancy occurring on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director so elected by the Board of Directors to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

(iii)    Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided herein and in the Bylaws of the Corporation, and may not be taken by a written consent of the stockholders pursuant to the General Corporation Law of the State of Delaware.

(iv)    Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer or the President of the Corporation. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

(v)    The Board of Directors shall have the exclusive authority and power to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and no stockholder shall have any right to inspect any account, book or document of the Corporation except as conferred by applicable law or authorized by the Bylaws or by the Board of Directors.

The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.”

Appendix A to this Proxy Statement shows the proposed changes to Article VIII of the Company’s Restated Certificate of Incorporation resulting from the proposed amendment, with deletions indicated by strike-outs and additions indicated by underlining.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the shareholders vote FOR approval and adoption of an amendment to the Company’s Restated Certificate of Incorporation to declassify the Company’s Board of Directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR approval and adoption of the amendment to the Company’s Restated Certificate of Incorporation.

PROPOSAL NO. 2: ELECTION OF THREE DIRECTORS

(Item 2 on Proxy Card)

Pursuant to the Company’s Restated Certificate of Incorporation, the Board of Directors is currently divided into three classes of directors serving staggered three-year terms (Classes I, II and III), with each class to be as nearly equal in number as possible. The Bylaws authorize a Board of Directors consisting of not less than three or more than fifteen directors. The Board of Directors currently consists of nine members, of whom Maurice Marciano, Laurie Ann Goldman and Gianluca Bolla are Class I directors; Anthony Chidoni, Cynthia Livingston and Paul Marciano are Class II directors; and Carlos Alberini, Deborah Weinswig and Alex Yemenidjian are Class III directors. The terms for the Class I directors are scheduled to expire at the Annual Meeting.

If Proposal No. 1 (declassification of our Board of Directors) is approved by shareholders at the Annual Meeting, then we will begin our phased transition to a declassified board structure at the Annual Meeting, with such declassification to be completed upon the election of directors at our 2023 annual meeting of shareholders. As part of this transition, the directors elected pursuant to this Proposal No. 2 will be elected to serve for a one-year term expiring at our 2022 annual meeting of shareholders.

If Proposal No. 1 (declassification of our Board of Directors) is not approved by shareholders at the Annual Meeting, no change will be made to our classified board structure, with our Board of Directors remaining divided into three classes, and each of the directors elected pursuant to this Proposal No. 2 will be elected as a Class I director to serve until the 2024 annual meeting of shareholders.

Notwithstanding the foregoing, the directors elected at the Annual Meeting will hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

The Board has nominated Maurice Marciano, Laurie Ann Goldman and Thomas J. Barrack, Jr. for election at the Annual Meeting. Mr. Maurice Marciano and Ms. Goldman are standing for re-election to the Board, while Mr. Barrack is being nominated for his first term as a member of the Board. Gianluca Bolla, whose term as a Class I director expires at the Annual Meeting, has elected not to stand for re-election at the Annual Meeting.

Mr. Maurice Marciano retired as an employee and executive of the Company in 2012 and continued to provide consulting services to the Company thereafter until January 28, 2015. He currently serves as a director of the Board. Ms. Goldman and Mr. Barrack are not employed by or otherwise affiliated with the Company, except in their capacity as a director and/or nominee for election as a director. Each of the nominees has consented to being named in this Proxy Statement and has agreed to serve as a member of the Board of Directors if elected. Information regarding the nominees and the continuing directors whose terms expire in 2022 and 2023 is set forth under the heading “Directors and Executive Officers” herein.

The nominees will be elected by a plurality of the votes cast at the Annual Meeting. Shareholders may not cumulate their votes. If any of the nominees are unable or unwilling for good cause to stand for election or serve as a director if elected, which is not anticipated, the persons named as proxies intend to vote for such other person or persons as the Board of Directors may designate, or the Board may choose to reduce the size of the Board. In no event will the shares represented by the proxies be voted for more than three directors at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the election of each of the three nominees.

PROPOSAL NO. 3: ADVISORY VOTE ON THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

(Item 3 on Proxy Card)

The Company is providing shareholders with an opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers, as such compensation is disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the “Compensation Discussion and Analysis” section of this Proxy Statement).

The basic philosophies that we use to guide the structure of our executive compensation programs are:

•	Competition for Executive Talent. The Company should provide competitive compensation opportunities so that we can attract, motivate and retain qualified executives.

•	Pay for Performance. A substantial portion of compensation should be tied to performance.

•

Alignment with Shareholder Interests. A substantial portion of compensation should be in the form of equity awards that vest over a multi-year period, thus further aligning the interests of shareholders and executives.

Fiscal 2021 was a challenging but rewarding year for our Company. While we experienced a significant revenue contraction due to the pandemic, we were very proactive and led the business carefully, managing inventories and capital well and controlling expenses tightly. During the year, we prioritized our investments in our digital and omnichannel initiatives and rationalized our global store footprint and expense structure. We also made great progress executing our strategic plan and were able to accelerate the implementation of several strategic initiatives, including those related to customer centricity, elevating our brand, improving the quality of our product and developing one global line. All considered, in a year where we experienced a 30% revenue contraction as a result of the pandemic, we closed the full year with a GAAP loss from operations of $60.5 million (including $80.4 million of asset impairment charges related primarily to retail locations impacted by the pandemic) and a GAAP loss per share of $1.27 (or an adjusted non-GAAP loss per share of $0.07). From a balance sheet perspective, the Company ended fiscal 2021 with cash and cash equivalents of $469.1 million and continued to demonstrate a commitment to delivering value to shareholders through dividend payments and share repurchases during the year. Please see “Non-GAAP Measures” on pages 40-41 of the Company’s Fiscal 2021 Annual Report on Form 10-K for additional information regarding the Company’s disclosure of certain non-GAAP financial information contained herein.

Some of the key highlights of our executive compensation program for fiscal 2021 include:

•

In response to the impact of the COVID-19 pandemic on the retail industry and the Company, effective April 5, 2020 through July 26, 2020, the Company’s Named Executive Officers agreed to a temporary reduction of their base salaries, with Messrs. Paul Marciano and Alberini agreeing to reduce their salaries by 70% and Ms. Anderson agreeing to reduce her salary by 30%. The Named Executive Officers did not receive any back pay for the period of time that their base salaries were reduced.

•

Except for the temporary salary reduction described above, no changes were made to Mr. Alberini or Ms. Anderson’s annual base salaries as compared to fiscal 2020. Effective July 26, 2020, Mr. Paul Marciano’s annual base salary was increased to $1,200,000 based on his creative and strategic contributions, extensive experience and dedication to the success of the Company. This was the first base salary increase for Mr. Paul Marciano since fiscal 2018 and his base salary remains substantially less than his base salary in fiscal 2016 of $1,500,000.

•

The Company’s annual cash incentive awards for the Named Executive Officers for fiscal 2021 were determined based on the Company’s earnings from operations during the fiscal year, relative to pre-established performance targets considered by the Compensation Committee to be rigorous in light of the impact of the COVID-19 pandemic. In the case of Mr. Paul Marciano, half of his annual cash incentive award was determined based on earnings from operations for the Company’s licensing segment, which was an area of focus for Mr. Paul Marciano. In determining the fiscal 2021 cash incentive awards for the Named Executive Officers, performance results were not adjusted for the impact of the COVID-19 pandemic on the Company. Despite the drastic revenue contraction and other impacts of the COVID-19 pandemic, the Company significantly exceeded the maximum performance goal levels established for the cash incentive awards (with earnings from operations results exceeding the maximum level by $145.3 million and licensing segment earnings from operations results exceeding the maximum level by $19.5 million). The Compensation Committee ultimately determined to pay the cash incentive awards at less than the applicable maximum levels, deciding to pay the cash incentive awards at the target levels based on normalized annual salary levels at year-end. This resulted in final cash incentive award amounts for fiscal 2021 of $2,400,000 for each of Messrs. Paul Marciano and Alberini and $412,500 for Ms. Anderson. See “Annual Incentive Awards” below for more information.

•

In addition to the annual cash incentive award, the Compensation Committee approved a separate cash award of $3,150,000 for Mr. Paul Marciano reflecting the Committee’s determination that Mr. Paul Marciano’s performance and contributions were instrumental to the recent successful negotiation and execution of several key licensing agreement renewals with favorable terms for the Company. See “Special Cash Award for Paul Marciano” below for more information.

•

The equity awards granted to the Named Executive Officers in fiscal 2021 included a mix of restricted stock units subject to performance-based vesting requirements and stock options. Based on the grant date fair values of those awards (as determined for purposes of the “Summary Compensation Table” below), approximately 67% of the equity award value awarded to Mr. Paul Marciano in fiscal 2021 consisted of restricted stock units subject to performance-based vesting requirements, approximately 60% of the equity award value awarded to Mr. Alberini in fiscal 2021 consisted of restricted stock units subject to performance-based vesting requirements, and approximately 50% of the equity award value awarded to Ms. Anderson in fiscal 2021 consisted of restricted stock units subject to performance-based vesting requirements.

•

50% of the restricted stock units granted to Mr. Paul Marciano became eligible to vest based on the achievement of a threshold level of earnings from operations derived from the Company’s licensing segment for fiscal 2021, and the remaining 50% of the restricted stock units became eligible to vest based on the achievement of a threshold level of earnings from operations for fiscal 2021. These threshold performance levels were met and the award remains subject to continued vesting based on the satisfaction of a continued service requirement over a three-year vesting period.

•

The restricted stock units granted to Mr. Alberini and Ms. Anderson will become eligible to vest with respect to between 0% and 150% of the target number of restricted stock units based on the Company’s relative total shareholder return (“TSR”) for the performance period ending on the last day of the Company’s fiscal year 2023. See “Long-Term Equity Incentive Awards” below for more information.

•

The options granted to each of the Named Executive Officers vest based on the executive officer’s continued employment over a three year period (in the case of Messrs. Paul Marciano and Alberini) or a four year period (in the case of Ms. Anderson). Such time-based option awards serve as an important retention tool and further align the executive officers’ interests with shareholders, as the options will only have value if the Company’s share price increases above the exercise price of the option.

•

Based on the Company’s strong relative TSR for the three year period ended January 30, 2021 (at approximately the 87.5th percentile among the peer group of companies used for this award), the fiscal 2019 Relative TSR Award (as defined below) granted to Mr. Paul Marciano vested at 150% of target. Mr. Paul Marciano also held a fiscal 2019 LTIP Award with vesting based on the Company’s revenue and earnings from operations for fiscal 2021. The Compensation Committee believes that, had the impact of the COVID-19 pandemic on the Company been taken into account, a significant portion of the fiscal 2019 LTIP Award would have vested. However, and as evidence of the rigor of the Company’s performance-based vesting metrics, the Compensation Committee determined that it would not adjust performance results for purposes of the award to take the impact of the COVID-19 pandemic into account and the entire fiscal 2019 LTIP Award granted to Mr. Paul Marciano was forfeited. See “Long-Term Equity Incentive Awards—Fiscal 2019 Annual Equity Awards-Final Vesting” below for more information.

We also believe shareholder interests are further served by other executive compensation related practices that we follow, including our stock ownership guidelines which include holding requirements and our “clawback” policy.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, the accompanying compensation tables and the related narrative compensation disclosures, which discuss in more detail the compensation of our Named Executive Officers and the compensation philosophy and policies that are used to determine such compensation.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors will request shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative compensation disclosures.”

This vote is an advisory vote only and will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The Company’s current policy is to provide our shareholders with an advisory vote to approve the compensation of our Named Executive Officers each year at the annual meeting of shareholders. It is expected that the next advisory vote to approve the compensation of our Named Executive Officers will be held at the 2022 annual meeting of shareholders.

The Board of Directors unanimously recommends a vote FOR the advisory resolution approving the compensation of the Named Executive Officers.

PROPOSAL NO. 4: RATIFICATION OF APPOINTMENT OF

THE INDEPENDENT AUDITOR

(Item 4 on Proxy Card)

The Audit Committee has selected the firm of Ernst & Young LLP (“Ernst & Young”) to act as the Company’s independent auditor for the fiscal year ending January 29, 2022, and recommends that the shareholders vote in favor of such appointment. In making its selection of the independent auditor, the Audit Committee considered whether Ernst & Young’s provision of services other than audit services, including its past and current tax planning and tax advisory services, is compatible with maintaining independence as the Company’s independent registered public accounting firm. Ernst & Young has served as the Company’s independent auditor since March 19, 2007.

Shareholder approval of the selection of Ernst & Young as our independent auditor is not required by our Bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditor. The Audit Committee will consider the results of the shareholder vote for this proposal and, in the event of a negative vote, will reconsider its selection of Ernst & Young. Even if Ernst & Young’s appointment is ratified by the shareholders, the Audit Committee may, at its discretion, appoint a new independent auditing firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

We expect that a representative of Ernst & Young will be in attendance at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make such statements as he or she may desire.

The favorable vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal at the Annual Meeting is required to ratify the selection of Ernst & Young.

The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Independent Registered Public Accountant Fee Summary

Aggregate fees billed to us for the fiscal years ended January 30, 2021 and February 1, 2020 by Ernst & Young LLP, our independent auditor, are as follows (dollars in thousands):

	Year Ended Jan. 30, 2021	Year Ended Feb. 1, 2020
Audit fees(1)	$3,842	$3,904
Audit related fees(2)	—	—
Tax fees(3)	87	86
All other fees(4)	10	12

Total	$3,939	$4,002

(1)

“Audit fees” consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, the review of financial statements included in Form 10-Qs, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. The Audit fees for the fiscal year ended February 1, 2020 include $50,000 in additional fees incurred for fiscal 2020 services that were billed during fiscal 2021.

(2)

“Audit related fees” consist of fees for services related to employee benefit plans and certain agreed-upon procedures and other services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal controls that are not reported under “Audit fees.”

(3)

“Tax fees” consist of fees for tax compliance and tax advice. For fiscal 2021, the amount includes approximately $50,000 for tax compliance and preparation services and approximately $37,000 for all other tax related services. For fiscal 2020, the amount includes approximately $61,000 for tax compliance and preparation services and approximately $25,000 for all other tax related services.

(4)	“All other fees” consist of fees for any services not included in the first three categories.

All non-audit services were pre-approved by our Audit Committee pursuant to the pre-approval policies and procedures described below.

The Audit Committee considered whether the provision of non-audit services provided by Ernst & Young during fiscal 2021 was compatible with maintaining auditor independence. In addition to retaining Ernst & Young to audit and review our consolidated financial statements for fiscal 2021, the Company retained Ernst & Young, as well as other accounting firms, to provide other advisory services in fiscal 2021. The Company understands the need for its independent auditor to maintain objectivity and independence in its audit of the Company’s financial statements.

The Audit Committee utilizes a policy pursuant to which the audit, audit-related, and permissible non-audit services to be performed by the independent auditor are pre-approved prior to the engagement to perform such services. Pre-approvals are detailed as to the particular service or category of service and the independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with the pre-approvals, including the related fees. In addition to regular pre-approvals by the Audit Committee, the Audit Committee Chairperson may also pre-approve services to be performed by the independent auditor on a case-by-case basis, in accordance with authority delegated by the Audit Committee. Approvals made pursuant to this delegated authority are normally reported to the Audit Committee at its next meeting.

The Audit Committee Charter requires that the lead partner assigned to our audit be rotated at least every five years and that other audit partners be rotated at least every seven years.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal control over financial reporting and the qualifications, independence and performance of the Company’s internal audit function and independent auditor. Management is responsible for the financial reporting process, including the Company’s system of internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States. The Company’s independent auditor is responsible for performing an independent audit of the Company’s financial statements, expressing an opinion as to the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States, and expressing an opinion on the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended January 30, 2021. In addition, we have discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. We have also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and we have discussed with the independent auditor the independent auditor’s independence.

The Audit Committee has met with Ernst & Young to discuss the overall scope of its audit, the results of its examinations, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021 for filing with the SEC.

By the Audit Committee,

Anthony Chidoni, Chairperson Gianluca Bolla Alex Yemenidjian

DIRECTORS AND EXECUTIVE OFFICERS

The directors, director nominees and executive officers of the Company as of May 21, 2021 are as follows:

Name	Age	Director Since	Position
Maurice Marciano(1)	72	1981	Director
Paul Marciano	69	1990	Chief Creative Officer and Director
Carlos Alberini	65	2019	Chief Executive Officer and Director
Thomas J. Barrack, Jr.(1)	74	N/A	Director Nominee
Gianluca Bolla(2)	62	2010	Director
Anthony Chidoni	69	2002	Director
Laurie Ann Goldman(1)	58	2018	Director
Cynthia Livingston	69	2019	Director
Deborah Weinswig	50	2018	Director
Alex Yemenidjian	65	2005	Chairman of the Board
Kathryn Anderson	39	N/A	Chief Financial Officer

(1)

Maurice Marciano and Laurie Ann Goldman have been nominated to stand for re-election at the Annual Meeting. Thomas J. Barrack, Jr. has been nominated to stand for election for the first time at the Annual Meeting.

(2)	Gianluca Bolla has elected not to stand for re-election at the Annual Meeting.

Director Tenure

Approximately 45% of our directors have served on the Board for less than five years and the average tenure of our directors is approximately 14 years. The average tenure of our independent directors is approximately nine years.

With respect to the directors and director nominees named above, Thomas J. Barrack, Jr., Gianluca Bolla, Anthony Chidoni, Laurie Ann Goldman, Cynthia Livingston, Deborah Weinswig and Alex Yemenidjian are deemed to be “independent” directors under the director independence standards of the NYSE.

Maurice Marciano was one of the founders of the Company in 1981. Since that time, he has served in a number of senior executive positions with the Company, including his role as executive Chairman of the Board from 2007 until January 28, 2012. Between 1999 and 2007, he served as Co-Chairman of the Board and Co-Chief Executive Officer, together with his brother, Paul Marciano. Mr. Marciano retired as an employee and executive of the Company in January 2012. Following his retirement and until January 28, 2015, he provided consulting services to the Company under the terms of a consulting agreement originally entered into in connection with his retirement. Mr. Marciano has served as a director of the Company since 1981 (except for the period from January 1993 to May 1993) and served as non-executive Chairman of the Board from June 11, 2018 to August 14, 2020. In addition, from February 2, 2019 until February 19, 2019, Mr. Marciano served as the Company’s Interim Chief Executive Officer. His present term as a Class I director will expire at the Annual Meeting and he has been selected as a director nominee for re-election at the Annual Meeting. As a co-founder and leader within the Company for nearly 40 years, Mr. Marciano brings a wealth of both Company-specific and industry-wide knowledge and experience to the Board. His strategic vision and global approach have been instrumental in helping the Board to effectively oversee the overall business and direction of the Company.

Paul Marciano joined the Company two months after its inception in 1981. Since that time, he has served in a number of senior executive positions with the Company, including his current role as Chief Creative Officer, a position he has held since August 2015. From August 2015 until June 2018, he also served as Executive Chairman of the Board. From 2007 until August 2015, Mr. Marciano served as Chief Executive Officer and Vice Chairman of the Board, and between 1999 and 2007, he served as Co-Chairman of the Board and Co-Chief Executive Officer. Mr. Marciano has also served as a director of the Company since 1990. His present term as a Class II director will expire at the 2022 annual meeting of shareholders. Like his brother, Maurice Marciano, Mr. Marciano brings to the Board a vast amount of knowledge and experience accumulated over the life of the Guess brand. Mr. Marciano’s leadership as Chief Creative Officer provides a direct and valuable link between management and the Board and his creative and strategic vision for the brand help to guide the Board’s overall approach.

Carlos Alberini has served as the Chief Executive Officer and a member of the Board of Directors of the Company since February 2019. He previously served as Chairman and Chief Executive Officer of Lucky Brand, a denim-focused apparel company, from February 2014 until February 2019. Mr. Alberini served as the Co-Chief Executive Officer of RH (formerly known as Restoration Hardware Holdings, Inc.), a luxury home-furnishings company, from June 2010 through October 2012 and from July 2013 through January 2014, and he served as the sole Chief Executive Officer of RH from October 2012 through July 2013. Mr. Alberini has served on the board of directors of RH since June 2010. Mr. Alberini previously served as the Company’s President and Chief Operating Officer from December 2000 to June 2010 (and as Interim Chief Financial Officer from May 2006 to July 2006). He also served as a member of the Board of Directors of the Company from December 2000 to September 2011. From October 1996 to December 2000, Mr. Alberini served as Senior Vice President and Chief Financial Officer of Footstar, Inc., a retailer of footwear. From May 1995 to October 1996, Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, a retail holding corporation. From 1987 to 1995, Mr. Alberini was with The Bon-Ton Stores, Inc., an operator of department stores, in various capacities, including Corporate Controller, Senior Vice President, Chief Financial Officer and Treasurer. Prior to that, Mr. Alberini served in various positions at PricewaterhouseCoopers LLP, an audit firm. His present term as a Class III director will expire at the 2023 annual meeting of shareholders. Mr. Alberini’s extensive executive leadership experience, particularly in the apparel industry, and strong operational background, together with his intimate knowledge of the Company’s operations (from his current and former roles with the Company), provide the Board with valuable strategic and operational insights.

Thomas J. Barrack, Jr. has been the Chairman of the Board of Directors of Falcon Acquisition Corp., a blank check company, since January 2021. Mr. Barrack is the founder and serves on the board of directors of Colony Capital, Inc., a leading global investment firm focused on real estate (“Colony Capital”). Prior to founding Colony Capital in 1991, Mr. Barrack was a Principal with the Robert M. Bass Group, the principal investment vehicle of Mr. Robert M. Bass. Prior to joining the Robert M. Bass Group, Mr. Barrack served in the Reagan administration as Deputy Undersecretary of the Department of the Interior. He is also a trustee of both the University of Southern California and American University of Beirut, sits on a variety of private boards, and was awarded France’s Chevalier de la Légion d’honneur by French President Nicolas Sarkozy. Mr. Barrack has been selected as a director nominee for election at the Annual Meeting. Mr. Barrack’s addition will provide the Board with the benefit of his extensive global real estate and investment expertise, significant executive leadership track record, and deep experience serving on other public and private company boards.

Anthony Chidoni has been the principal and owner of Lorelle Capital, a private hedge fund, since January 2004. From January 1990 to January 2004, he was the Managing Director of Private Client Business in the Los Angeles office of investment bank Credit Suisse First Boston, and its predecessor Donaldson Lufkin & Jenrette, where he had served in various positions for 21 years. Mr. Chidoni has served as a director of the Company since November 2002 and his present term as a Class II director will expire at the 2022 annual meeting of shareholders. Mr. Chidoni’s extensive background in investment banking and more recently as the principal and owner of a private hedge fund provides the Board with a valuable Wall Street perspective, a broad and deep insight into the capital markets and direct experience performing detailed review and analysis of public company financial statements.

Laurie Ann Goldman is the founder and Chief Executive Officer of LA Ventures, an investment and advisory firm for growth-oriented, consumer-facing businesses. She served as the Chief Executive Officer of New Avon LLC, the leading social selling beauty company in North America, from January 2019 until a sale of the company was completed in August 2019. From 2014 until January 2019, she was a private investor and advisor. From 2002 to 2014, Ms. Goldman served as CEO of Spanx, Inc., a women’s undergarment and apparel company. Prior to Spanx, Ms. Goldman held a number of marketing and operational roles at the Coca-Cola Company over a ten-year period, including serving as Director of Worldwide Licensing. Ms. Goldman currently serves on the board of directors for Terminix Global Holdings, Inc. (formerly known as ServiceMaster Global Holdings, Inc.), a leading pest control and cleaning company in the United States (where she also serves on its compensation committee and as chair of its nominating and governance committee). She also serves on the board for several other privately held companies and philanthropic organizations. Ms. Goldman has served as a director of the Company since October 2018. Her present term as a Class I director will expire at the Annual Meeting and she has been selected as a director nominee for re-election at the Annual Meeting. Ms. Goldman’s deep experience building global consumer product businesses and brands, including growing Spanx from a startup to a global omni-channel retailer, allows her to provide the Board with a valuable customer-focused perspective.

Cynthia Livingston has been the Co-Chairman of the Board of Directors of Bravado Design, a private company specializing in the design and sale of maternity and nursing bras, since 2016. Since September 2019, she has also served as a member of the Board of Directors of Independent Curators International (ICI), a non-profit global arts organization that focuses on the role of the curator in contemporary art. From 2006 to 2016, she served as the President and Chief Executive Officer of Sequel AG, the global watch licensee for Guess. From 1989 to 2005, she served in a number of increasingly senior roles with Callanen International, the global watch licensee for Guess during that period, ultimately serving as President and Chief Executive Officer from 1998 to 2005. Prior to that time, Ms. Livingston spent 15 years with Federated Department Stores, serving in numerous roles, including five years as Vice President, Fine and Fashion Jewelry, Watches, Accessories and Cosmetics. Ms. Livingston has served as a director of the Company since June 2019 and her present term as a Class II director will expire at the 2022 annual meeting of shareholders. As the former top executive for the Company’s watch licensee, Ms. Livingston is able to provide the Board with a distinctive third-party perspective concerning its licensing business and licensing partners, along with a deep knowledge of the Guess brand and the Guess customer.

Deborah Weinswig is the founder and CEO of Coresight Research, a provider of research and advisory services to brands and investors, where she has served since February 2018. From 2014 until February 2018, she served as Managing Director for Fung Global Retail and Technology (“FGRT”), the think tank for the Fung Group. Prior to leading FGRT, Ms. Weinswig served as Chief Customer Officer for Profitect Inc., a predictive analytics and big data software provider, and in a number of roles with Citigroup, Inc., most recently as Managing Director and Head of the Global Staples and Consumer Discretionary team at Citi Research. She currently serves on the board of directors for Xcel Brands, Inc., a publicly-traded consumer products company, and Kiabi, a private French retail company specializing in ready-to-wear apparel, on the advisory board for a number of accelerators and on the board for a number of philanthropic organizations. Ms. Weinswig is a Certified Public Accountant and holds an MBA from the University of Chicago. Ms. Weinswig has served as a director of the Company since October 2018. Her present term as a Class III director will expire at the 2023 annual meeting of shareholders. Ms. Weinswig’s experience and expertise in retail innovation, especially as it relates to data and technology, as well as her knowledge of the global retail landscape, provides the Board with valuable insights into these important and rapidly changing areas.

Alex Yemenidjian has been the Chairman of the Board and Chief Executive Officer of Oshidori International Development LTD, a Japanese company established to develop an integrated resort in Japan, since June 2020. Between January 2005 and June 2020, he served as Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC, a private investment company. He was a co-owner and served as Chairman of the Board and Chief Executive Officer of Tropicana Las Vegas Hotel & Casino, Inc. from July 2009 to August 2015. Mr. Yemenidjian served as Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc., a leading entertainment company, from April 1999 to April 2005 and was a director thereof from November 1997 to April 2005. Mr. Yemenidjian also served as a director of MGM Resorts International, Inc. (“MGM”) (formerly MGM Grand, Inc. and MGM Mirage Resorts, Inc.) from 1989 to 2005 and was its President from 1995 to 1999. He also served MGM in other capacities, including as Chief Operating Officer from 1995 until 1999 and as Chief Financial Officer from 1994 to 1998. In addition, Mr. Yemenidjian served as an executive of Tracinda Corporation, the majority owner of both Metro-Goldwyn-Mayer Inc. and MGM, from 1990 to 1997 and again during 1999. Prior to 1990, Mr. Yemenidjian was the managing partner of Parks, Palmer, Turner & Yemenidjian, Certified Public Accountants. Mr. Yemenidjian is currently a trustee of Baron Investment Funds Trust and Baron Select Funds, both mutual funds, and non-executive Chairman of Oshidori International Holdings Ltd. Mr. Yemenidjian has served as Lead Independent director of the Company since May 2005 and as non-executive Chairman of the Board since August 2020. His present term as a Class III director will expire at the 2023 annual meeting of shareholders. Mr. Yemenidjian is able to provide the Board with the unique perspective of someone with significant experience as a Chief Executive Officer. In addition, his strong accounting and finance background, including experience as a Chief Financial Officer, provides the Board with valuable insight and a depth of knowledge and experience with respect to accounting and finance related matters.

Kathryn Anderson has served as the Company’s Chief Financial Officer since December 2019. Prior to joining the Company, she served as Chief Financial Officer of California Pizza Kitchen (“CPK”), a privately-held casual dining restaurant chain, since November 2016. Between 2010 and 2016, Ms. Anderson served in a number of positions of increasing responsibility for CPK, including Senior Vice President of Corporate Finance and Senior Vice President of Financial Planning and Analysis. After leaving CPK in February 2016 to become the Chief Financial Officer of Sprinkles Cupcakes, a privately-held cupcake bakery chain, she returned to CPK as its Chief Financial Officer in November 2016. Ms. Anderson began her career in investment banking at Citi and then Moelis & Company. She received her B.A. in Economics from Northwestern University and her M.B.A. from UCLA Anderson School of Management.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence, Structure and Committee Composition

The Board is composed of nine directors, six of whom qualify as independent directors pursuant to the rules adopted by the SEC applicable to the corporate governance standards for companies listed on the NYSE. In determining independence, the Board affirmatively determines that directors have no direct or indirect material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In addition, the Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, during any twelve-month period within the last three years, more than $120,000 of direct compensation from the Company other than (a) for Board or committee service, pension or other forms of deferred compensation for prior service or (b) by an immediate family member for services as an employee of the Company (other than as an executive officer); (3) not (a) being a current partner or employee of a firm that is the Company’s internal or external auditor; (b) having an immediate family member who is a current partner of such a firm; (c) having an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) being within the last three years or having an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company’s present executive officers serve or served on the other company’s compensation committee; (5) not being an executive officer or employee, or having an immediate family member who is an executive officer, of a company that makes or made payments to, or receives or received payments from, the Company, for property or services in an amount which, in any of the past three fiscal years, exceeds or exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues; (6) not being an executive officer of a charitable organization of which the Company has within the preceding three years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues; (7) not accepting directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries, provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); and (8) not being an affiliated person of the Company or any of its subsidiaries.

Applying these categorical standards and considering all relevant facts and circumstances, the Board determined that the following directors and director nominees qualify as independent: Thomas J. Barrack, Jr., Gianluca Bolla, Anthony Chidoni, Laurie Ann Goldman, Cynthia Livingston, Deborah Weinswig and Alex Yemenidjian (the “Independent Directors”).

Each of the members of each of the committees of the Board is an Independent Director, and, in the case of members of the Audit Committee and the Compensation Committee, also meets the additional criteria for independence of (i) audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act and (ii) compensation committee members set forth in the NYSE listing rules in accordance with Rule 10C-1 under the Exchange Act. In addition, our Board has determined that each of the members of the Audit Committee is financially literate and that Anthony Chidoni meets the definition of an audit committee financial expert, as set forth in Item 407(d)(5)(ii) of Regulation S-K. A brief description of Mr. Chidoni’s background and experience can be found under “Directors and Executive Officers” above.

Our Board had the following three standing committees in fiscal 2021: (1) Audit Committee, (2) Compensation Committee and (3) Nominating and Governance Committee. The current membership as of the date of this Proxy Statement and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Company’s website at http://investors.guess.com. The Board of Directors held eight meetings during fiscal 2021. Each director attended at least 75% of the aggregate of the total Board meetings and total committee meetings on which such director served during fiscal 2021, except Mr. Maurice Marciano, who was undergoing rehabilitation and therapy as a result of injuries he suffered from a bicycle accident during fiscal 2021. Directors are encouraged to attend annual meetings of the Company’s shareholders. All of our then-current directors attended the last annual meeting of shareholders.

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Independent Directors:
Gianluca Bolla(1)	X		X
Anthony Chidoni	*X	X
Laurie Ann Goldman			*X
Cynthia Livingston		X	X
Deborah Weinswig			X
Alex Yemenidjian	X	*X
Other Directors:
Maurice Marciano
Paul Marciano
Carlos Alberini
Number of Meetings in Fiscal 2021	9	7	4

X = Committee member; * = Chair

(1)	Mr. Bolla has elected to not stand for re-election at the Annual Meeting.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditor, and risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee Charter and the Audit Committee’s performance; appoints, evaluates and determines the compensation of our independent auditor; reviews and approves the scope of the annual audit, the audit fees and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on the Company’s financial statements. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting and other advisors as the Audit Committee deems necessary to carry out its duties.

The report of the Audit Committee is included in this Proxy Statement. A current copy of the Audit Committee Charter is available on the Company’s website at http://investors.guess.com.

Compensation Committee

The Compensation Committee is responsible for establishing and governing the compensation and benefit practices of the Company. The Compensation Committee reviews and approves the general compensation policies of the Company, oversees the administration of all of the Company’s compensation and benefit plans and reviews and approves compensation of the executive officers of the Company. A current copy of the Compensation Committee Charter is available on the Company’s website at http://investors.guess.com. For more information, see “Executive and Director Compensation” below.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying individuals qualified to become directors; recommends to the Board the director nominees for the next annual meeting of shareholders, consistent with criteria approved by the Board, and selects, or recommends that the Board select, the director nominees for each annual meeting of shareholders; develops and recommends to the Board a set of Governance Guidelines applicable to the Company; oversees the evaluation of the Company’s management and the Board and its committees (including individual director self-evaluations); and recommends to the Board director assignments and chair appointments for each Board committee, other than the Nominating and Governance Committee. Other specific duties and responsibilities of the Nominating and Governance Committee include: developing membership qualifications and criteria for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairperson of the Compensation Committee, evaluating the performance of the Chief Executive Officer and presenting the results of such evaluation to the Board and to the Chief Executive Officer; reviewing governance-related shareholder proposals and recommending Board responses; overseeing the evaluation of the Board and management; and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members. A current copy of the Nominating and Governance Committee Charter is available on the Company’s website at http://investors.guess.com.

Consideration of Director Nominees

Shareholder Recommendations

The policy of the Nominating and Governance Committee is to consider properly submitted shareholder recommendations of candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” The Nominating and Governance Committee will evaluate a prospective nominee suggested by any shareholder in the same manner and against the same criteria as any other prospective nominee identified by the Nominating and Governance Committee from any other source. In evaluating such recommendations of director nominees, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications” below.

Any shareholder recommendations proposed for consideration by the Nominating and Governance Committee should include the following information and documentation:

•	the shareholders’ name, address and phone number and a statement of the number of shares of our Common Stock beneficially owned by the shareholder during the year preceding the date of nomination;

•

the director candidate’s name, age, business address, residence address, phone number, principal occupation and a statement of the number of shares of our Common Stock beneficially owned by the director candidate during the year preceding the date of recommendation;

•	a statement of the director candidate’s qualifications for Board membership;

•

a description of all arrangements or understandings between the shareholder and each proposed director candidate and any other person or persons (including their names) pursuant to which the recommendation(s) are to be made by such shareholder;

•	a written consent by the director candidate to being named as a nominee and to serve as a director if elected.

Any shareholder recommendations for candidates for membership on the Board should be addressed to:

Guess?, Inc.

Attn: Chair of the Nominating and Governance Committee

c/o Corporate Secretary

1444 South Alameda Street

Los Angeles, California 90021

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

•	reputation for integrity, strong moral character and adherence to high ethical standards;

•	holds or has held a generally recognized position of leadership in community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	demonstrates business acumen and experience, and ability to exercise sound business judgments in matters that relate to the current and long-term objectives of the Company;

•	ability to read and understand basic financial statements and other financial information pertaining to the Company;

•	commitment to understand the Company and its business, industry and strategic objectives;

•

commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and shareholders, and to generally fulfill all responsibilities as a director of the Company;

•	willingness to represent and act in the interests of all shareholders of the Company rather than the interests of a particular group;

•	good health and ability to serve for at least five years; and

•

for prospective non-employee directors, independence under SEC and applicable NYSE rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an audit committee “financial expert” under applicable SEC and NYSE rules;

•

for incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company; and

•	whether the prospective nominee will foster a diversity of backgrounds and experiences, and will add to or complement the Board’s existing strengths.

In recent years, California has passed legislation requiring California-headquartered public companies:

(i)	by the end of 2021 to have (a) at least three female directors if the company’s board has six or more directors and (b) at least one director on the company’s board who is from an underrepresented community, defined as “an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender” and

(ii)

by the end of 2022 to have at least two directors from an underrepresented community if the company’s board has five to eight directors, and at least three directors from an underrepresented community if the company’s board has nine or more directors.

The Nominating and Governance Committee is engaged in the process of identifying diverse director candidates that meet the foregoing diversity requirements and the independence requirements under SEC and applicable NYSE rules. Among our current nine directors, including those standing for re-election at the Annual Meeting, three are women, and one self-identifies as an individual from an underrepresented community.

While the Nominating and Governance Committee considers all of these factors, including whether the nominee will foster a diversity of backgrounds and experiences, as part of its evaluation of nominees, no single factor is necessarily determinative in the evaluation process. Instead, all of these factors, and any others deemed relevant by the Nominating and Governance Committee, are considered as a whole in assessing each prospective nominee.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee evaluates the current members of the Board whose terms are expiring and who are willing to serve an additional term utilizing the criteria described above to determine whether to recommend such directors for re-election. Maurice Marciano and Laurie Ann Goldman are current members of the Board who are standing for re-election at the Annual Meeting. Thomas J. Barrack, Jr. initially came to the attention of the Nominating and Governance Committee through a reference from an employee-director.

The Nominating and Governance Committee also regularly assesses whether any vacancies on the Board are expected due to retirement or otherwise or whether it would be advisable to increase the overall size of the Board through the addition of a new director. In the event that vacancies are anticipated, or otherwise arise, or the size of the Board may be increased, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms hired to identify potential nominees, shareholders, members of management or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year.

As described above, the Nominating and Governance Committee considers properly submitted shareholder recommendations of director candidates for membership on the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Director Resignation Policy

In 2011, upon the recommendation of the Nominating and Governance Committee, the Board approved the adoption of a new Director Resignation Policy, which has been incorporated into the Company’s Governance

Guidelines. The policy provides that any nominee for director in a non-contested election of directors who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit to the Board a letter of resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee (excluding the nominee in question if a member thereof) shall evaluate such offer of resignation in light of the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect thereto. The Board shall then act promptly with respect to the letter of resignation and the Company shall publicly disclose the decision of the Board.

Board Leadership Structure

The Company’s Governance Guidelines provide that the Board should be free to determine, in any manner that it deems best for the Company from time to time, whether the roles of Chairman of the Board and Chief Executive Officer (“CEO”) should be separate. Since 2007, the roles of Chairman of the Board and Chief Executive Officer have been separate, except for a brief period between February 2, 2019 and February 19, 2019 when Mr. Maurice Marciano served as both non-executive Chairman of the Board and Interim Chief Executive Officer (pending the effective start date for Carlos Alberini as the Company’s new Chief Executive Officer). Currently, Mr. Yemenidjian serves as the Company’s non-executive Chairman of the Board and Mr. Alberini serves as the Company’s Chief Executive Officer. The Board believes that this is currently the most effective leadership structure for the Company, striking an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company’s business and affairs.

Having Mr. Yemenidjian, an Independent Director, serve as Chairman of the Board helps to promote the independent and effective oversight of the Board and management and to facilitate free and open discussion and communication among the Independent Directors. The Chairman of the Board presides at all executive sessions of the Board at which only Independent Directors are present. These executive sessions are held to discuss various issues and matters of concern to the Board, including the effectiveness of management, the Company’s performance and the Company’s strategic plans. The executive sessions are generally held in conjunction with the regularly scheduled quarterly meetings of the Board, but may be called at any time by our Chairman of the Board or any of our other Independent Directors. Our Chairman of the Board typically sets the agenda for these executive sessions with input from the other Independent Directors and discusses issues that arise from those sessions with our Chief Executive Officer or other members of management, as appropriate.

The Company also has strong corporate governance structures and processes that are intended to ensure that its Independent Directors will continue to effectively oversee key issues such as strategy, risk and integrity. Each of the committees of the Board is composed solely of Independent Directors. Consequently, Independent Directors oversee such critical matters as the integrity of the Company’s financial statements, the compensation of senior executives, liquidity and capital resource allocation, the selection and evaluation of directors, and the development and implementation of corporate governance programs. Board committees hold independent sessions among their members, without management present, to discuss issues and matters of concern to the committees.

Our Commitment to Sustainability

At Guess, our commitment to sustainability is based on three key principles. First, we believe in operating with integrity; second, we are committed to empowering our people; and third, we are passionate about protecting our planet. Below are some highlights as to what we are focused on and what we have achieved in honoring these principles:

Operating with Integrity

•	With environmental, social and governance (“ESG”) data becoming increasingly important to our investors, we are taking additional steps to assure the quality, comparability and reliability of our sustainability report data. The Company has developed a rigorous internal audit assurance framework in partnership with a major external assurance provider to implement this process, which will be further detailed in our next sustainability report scheduled for release in the summer of 2021.

Empowering People

•	Diversity and Inclusion: With a brand presence in approximately 100 countries, we value diverse backgrounds, cultures and perspectives and the creativity they bring to our business.

•	In fiscal 2019, Guess established a Council for Diversity and Inclusion, starting in the U.S., to oversee the implementation of diversity and inclusion practices throughout the Company.

•

In the summer of 2021, we plan to disclose gender, ethnicity and age data for all associates, managers and the Board of Directors, as well as for the first time, wages by gender. We also plan to detail our efforts related to diversity and inclusion education, training and recruitment partnerships.

•

Starting with fiscal 2022, we have added Diversity and Inclusion to our annual performance review program in an effort to emphasize the importance and integration of Diversity and Inclusion into everyday operations and culture at Guess.

•

Attracting and Developing Top Talent: We want our associates to feel empowered to take ownership of their work, pursue new ideas, and develop successful careers within the Guess community. To attract and retain talented individuals, we have developed an attractive benefits program, as well as initiatives that support early career development and associate recognition.

•

The District Training Manager Program recognizes store managers with a passion for training and the ability to deliver exceptional results in-store. These managers receive continuous development in leadership to support their role of onboarding and training new managers in their districts.

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The Future Leaders Program aims to develop high-potential sales associates in the U.S. for succession into management. The program draws from the existing strengths among the store team to encourage internal promotions, and ultimately improve the customer retail experience.

•	Our career development plans provide retail associates in the U.S. and Canada with step-by-step guidance, checklists and learning resources that help promote career advancement.

Protecting the Environment

•

Ensuring Product Responsibility: Increasing the environmental sustainability of our products is a key priority for Guess. We are focused on considering the environment at every stage of the product lifecycle—from design and materials selection to end-of-life. We are nearing our publicly-stated goal of procuring 20% of our global materials portfolio from environmentally preferred material sources.

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Being Good Water Stewards: We address our water impact by using water-efficient technology, reducing chemical use, communicating with customers and collaborating with business partners and our communities. For example, in fiscal 2018, we launched the Guess Water Action Plan to address each phase of the denim lifecycle to prioritize water savings and water quality as well as water education and community engagement. We then helped implement this policy through the rapid expansion of our eco SMART GUESS denim collection.

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Reducing Greenhouse Gas Emotions: The impacts of climate change are starting to be experienced globally. We assess our climate-related risks on an annual basis and are committed to measuring our carbon footprint, setting reduction targets, and reporting progress against those targets. We have our science based targets approved by the Science Based Targets initiative, and are working on a roadmap to achieve these ambitious goals.

Board Oversight Over Environmental, Sustainability, and Corporate Social Responsibility

The Nominating and Governance Committee oversees and advises the Board with respect to the Company’s global sustainability planning and biennial Corporate Sustainability Report. In addition, our Sustainability and Corporate Social Responsibility Team works to ensure that environmental and social responsibility is embedded into decision-making processes across the Company. This global team is made up of directors and senior managers in the U.S., Europe and Asia reporting to our Vice President, Internal Audit and Corporate Social Responsibility, who administratively reports to our Chief Executive Officer and directly reports to the Audit Committee. Further, our Sustainability Steering Committee, which is led by our Chief Executive Officer, reviews our sustainability plan, identifies priority risks and opportunities, and monitors progress against our commitments and goals.

More details on our sustainability efforts are available on our website and in our Sustainability Report posted on our website at https://sustainability.guess.com. The information contained on, or that may be accessed through, the Company’s websites is not incorporated by reference into, and is not a part of, this Proxy Statement.

Risk Oversight

The Board executes its risk oversight responsibility for risk management directly and through its committees. Although management is responsible for the day-to-day management of risk, throughout the year the Board regularly discusses and assesses significant risks and mitigation strategies with management. The Board and its appropriate committees consider risks associated with our business plans, operational efficiencies, strategic objectives, investment opportunities, financial reporting, capital structure, cybersecurity, information system infrastructure and controls and others. For instance, the Audit Committee, which is generally responsible for oversight of financial reporting risks, reviews an annual risk assessment prepared by the internal audit department, which identifies strategic, operational and internal control risks, and informs the internal audit plan for the next fiscal year. The Nominating and Governance Committee, on the other hand, oversees and advises the Board with respect to the Company’s positions and practices regarding significant ESG risks, including oversight for the Company’s global sustainability planning and biennial Corporate Sustainability Report.

In addition, the Compensation Committee and management consider, in establishing and reviewing our compensation arrangements for executives and other employees, whether these arrangements encourage unnecessary or excessive risk taking and we believe that they do not. In particular, our executive compensation program reflects a balanced approach using a mix of different compensation elements without putting an undue emphasis on a single element or applicable performance measure. Base salaries are set at levels that are intended to avoid excessive fixed costs while simultaneously providing sufficient guaranteed annual income to mitigate incentives for executives to pursue overly risky business strategies in order to maximize short-term variable compensation. While annual bonus opportunities for our named executive officers generally include a pre-established, objective measure of performance for the applicable year, the Compensation Committee retains the ability to adjust the incentives based on its assessment of such other factors as it deems appropriate, and in all cases subject to an applicable maximum level. The Compensation Committee also has discretion to set the appropriate equity award grant levels each year (within any applicable maximum). The Compensation Committee’s ability to exercise discretion in making these determinations helps ensure that there is a clear linkage between pay and performance over both the short- and long-term, and that performance is evaluated based on both the absolute results and the manner in which the results were achieved.

Because equity awards make up a substantial portion of each of our executive’s total compensation opportunity, there is a strong alignment between executives’ interests and those of our shareholders. We believe that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price, because grants are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance, and because we utilize multiple performance measures for our equity awards subject to performance-based vesting requirements. For example, equity awards granted to Mr. Alberini and Ms. Anderson in fiscal 2021 included performance-based restricted stock units with vesting based on a three-year relative total shareholder return (“TSR”) measure. Additionally,

Mr. Paul Marciano received a restricted stock unit award in fiscal 2021 that will not become eligible to vest unless the Company achieves certain performance thresholds tied to the Company’s licensing segment earnings from operations and the Company’s earnings from operations.

Potential risks are also mitigated by the significant amounts of our Common Stock that are owned or beneficially owned by Messrs. Maurice and Paul Marciano and, as outlined in the “Compensation Discussion and Analysis” section below, our stock ownership guidelines and compensation “clawback policy” applicable to certain senior executives.

Communications with the Board

You may communicate with the Board by submitting an e-mail to the Company’s Board at bod@guess.com. All directors have access to this e-mail address. Communications from shareholders or any other interested parties that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Chairman of the Board.

Governance Guidelines and Committee Charters

The Company’s Governance Guidelines, which satisfy the NYSE’s listing standards for “corporate governance guidelines,” as well as the charters for each of the committees of the Board, are available at http://investors.guess.com. Any person may request a copy of the Company’s Governance Guidelines or the charter of any of the committees of the Board, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021.

Code of Ethics

The policies comprising our code of ethics are set forth in the Company’s Code of Ethics (the “Code of Ethics”). These policies satisfy the NYSE’s and the SEC’s requirements for a “code of ethics,” and apply to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and controller) and employees. The Code of Ethics is published on our website at http://investors.guess.com. Any person may request a copy of the Code of Ethics, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021. To the extent required by rules adopted by the SEC and the NYSE, we intend to promptly disclosure future amendments to certain provisions of the Code of Ethics, or waivers of such provisions granted to executive officers and directors, on our investor website.

Anti-Hedging Policy

The Company does not have a separate written policy prohibiting hedging transactions. Instead, the Company has a practice of reviewing and restricting, as appropriate, hedging transactions as part of its overall program for reviewing employee and director trading in Company securities. That program is governed by the Company’s written Securities Trading Policy and Restrictions, which generally prohibits insiders with material non-public information from engaging in transactions in Company stock, including purchases, sales or any other change in ownership, including gifts, loans, pledges or hedges, or other transfers.

Indemnification of Directors

The General Corporation Law of the State of Delaware provides that a company may indemnify its directors and officers as to certain liabilities. The Company’s Restated Certificate of Incorporation and Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company has entered into separate indemnification agreements with certain directors and officers to effectuate these provisions and has purchased directors’ and officers’ liability insurance. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

EXECUTIVE AND DIRECTOR COMPENSATION

The Compensation Committee of the Board of Directors is responsible for establishing and governing the executive compensation and benefit practices of the Company. The Compensation Committee reviews and approves the general executive compensation policies of the Company, administers certain of the Company’s compensation plans, and reviews and approves compensation of the executive officers of the Company. The Compensation Committee Charter requires that the Compensation Committee consist of no fewer than two Board members who satisfy the independence requirements of the NYSE, including such additional requirements specific to membership on the Compensation Committee. During fiscal 2021, the Compensation Committee consisted of three Board members each of whom the Board affirmatively determined satisfied these independence requirements. The Compensation Committee may form and delegate authority to subcommittees when appropriate, although the Compensation Committee did not delegate its authority to any subcommittee in fiscal 2021.

The Compensation Committee Charter sets forth the purpose of and other matters pertaining to the Compensation Committee. The Compensation Committee Charter is available on the Company’s website at http://investors.guess.com. Pursuant to its Charter, the Compensation Committee’s responsibilities and authorities include the following:

•	review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other officers of the Company;

•	evaluate the Chief Executive Officer’s performance in light of such goals and objectives;

•	set officers’ compensation levels, including base salary, annual incentive opportunities, long-term incentive opportunities and benefits;

•	review and approve employment, consulting, severance or retirement arrangements and/or change in control agreements or provisions covering any current or former officers of the Company;

•	review and recommend to the Board appropriate director compensation programs for non-employee directors;

•	review its own performance and assess the adequacy of its Charter;

•	approve stock option grants and other equity-based or incentive awards;

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the authority to retain and terminate any compensation consultant or other advisor used to assist in the evaluation of officer or director compensation, including to approve the advisor’s fees and other retention terms; and

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produce a report of the Compensation Committee and review and recommend to management the inclusion of the Compensation Discussion and Analysis section to be included in the Company’s annual proxy statement.

The Company’s executive compensation programs are determined and approved by the Compensation Committee. Messrs. Paul Marciano and Alberini make recommendations to the Compensation Committee regarding the salary, cash incentive awards, equity-based awards and long-term compensation levels for less senior executives, including the other Named Executive Officer. Messrs. Paul Marciano and Alberini do not participate in Compensation Committee deliberations regarding their own compensation. At the direction of the Compensation Committee, other members of management furnish financial, performance and other information relevant to setting performance goals and certifying results. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for all Named Executive Officers. Other members of management, including any other Named Executive Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers.

While the Compensation Committee reviews and makes recommendations regarding compensation paid to the non-employee directors, the compensation for these directors is ultimately determined by the Board. Equity awards to all employees, including all officers subject to Section 16 of the Exchange Act, are made by the Compensation Committee. During fiscal 2021, the Compensation Committee met seven times and took action by written consent four times.

As indicated above, pursuant to its Charter, the Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our officers (including all of the Named Executive Officers). The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its compensation consultant. As described below under “Compensation Discussion and Analysis—The Role of the Independent Compensation Consultant,” the Compensation Committee has determined that FW Cook is independent and that its services do not raise any conflict of interest with the Company or any of its executive officers or directors.

Non-Employee Director Compensation—Fiscal 2021

Compensation for individuals who were members of our Board of Directors at any time during fiscal 2021 and who were not also our employees (referred to herein as “Non-Employee Directors”) generally consisted of annual retainers, fees for attending meetings and equity awards. The compensation paid to Messrs. Paul Marciano and Alberini, directors who also served as executive officers of the Company during fiscal 2021, is presented below in the “Summary Compensation Table” and the related explanatory tables. While employed by the Company, Messrs. Paul Marciano and Alberini are not entitled to receive additional compensation for their services as directors. The following table presents information regarding the compensation paid to our Non-Employee Directors with respect to fiscal 2021.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation($)	Total($)
(a)	(b)	(c)	(d)	(e)
Maurice Marciano	36,500	179,897	—	216,397
Gianluca Bolla	66,500	179,980	—	246,480
Anthony Chidoni	91,000	179,897	—	270,897
Laurie Ann Goldman	65,500	179,897	—	245,397
Cynthia Livingston	60,500	179,897	—	240,397
Deborah Weinswig	53,000	179,897	—	232,897
Alex Yemenidjian	113,500	179,897	—	293,397

(1)

The amounts reported in Column (c) reflect the aggregate grant date fair value of stock awards granted in fiscal 2021, computed in accordance with FASB ASC Topic 718 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of equity awards contained in Note 20 (Share-Based Compensation) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2021 Annual Report on Form 10-K.

On February 3, 2020, the Company granted each of our Non-Employee Directors, other than Mr. Bolla, an award of 8,294 shares of restricted stock. Mr. Bolla (who is a non-U.S. resident) was granted an annual award of 8,294 restricted stock units. Each of the restricted stock awards (except for the award granted to Mr. Bolla) had a grant date fair value equal to $179,897. The restricted stock unit award granted to Mr. Bolla had a grant date fair value equal to $179,980. See the preceding paragraph regarding the grant date fair value of these awards.

The following table presents the number of shares of our Common Stock subject to outstanding and unexercised option awards and the number of shares of our Common Stock subject to unvested stock awards held by each of our Non-Employee Directors as of January 30, 2021.

Director	Number of Shares Subject to Outstanding and Unexercised Option Awards	Number of Shares Subject to Outstanding and Unvested Stock Awards
Maurice Marciano	66,525	8,294
Gianluca Bolla	—	8,294
Anthony Chidoni	—	8,294
Laurie Ann Goldman	—	8,294
Cynthia Livingston	—	8,294
Deborah Weinswig	—	8,294
Alex Yemenidjian	—	8,294

Annual Retainer and Meeting Fees

The following schedule of annual retainers and meeting fees was used to determine the cash compensation paid to each of our Non-Employee Directors for their service during fiscal 2021.

Type of Fee	Dollar Amount($)
Annual Board Retainer	35,000
Additional Annual Retainer to Lead Independent Director/Independent Chairman	25,000
Additional Annual Retainer to Chair of Audit Committee	20,000
Additional Annual Retainer to Chair of Compensation Committee	17,500
Additional Annual Retainer to Chair of Nominating and Governance Committee	12,500
Additional Attendance Fee per Standing Committee Meeting Attended	1,500
Additional Attendance Fee per Board Meeting Attended	1,500

All Non-Employee Directors are eligible to defer up to 100% of their annual retainer and meeting fees under the Company’s Non-Qualified Deferred Compensation Plan, as more fully described below under “Compensation Discussion and Analysis—Non-Qualified Deferred Compensation Plan.” All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur in serving as directors.

Pursuant to the terms of the amended and restated Guess?, Inc. Non-Employee Directors’ Compensation Plan, as amended (the “Director Plan”), the maximum cash compensation that may be paid to a Non-Employee Director in any one fiscal year is $125,000 and the maximum restricted stock/stock unit award that may be granted to a Non-Employee Director in any one fiscal year is $275,000. To the extent that a Non-Employee Director is entitled to retainer and meeting fees based on the fee schedule set forth above in excess of $125,000 in any one fiscal year, the excess amount will not be paid but will be added to the annual restricted stock or restricted stock unit award granted to the director in the following year (subject to the $275,000 limit on annual restricted stock awards).

Equity Awards

Our Non-Employee Directors are granted equity awards under the Director Plan. Each Non-Employee Director who has not been an employee of the Company at any time during the immediately preceding 12 months is entitled to receive an award of a number of shares of restricted stock (or restricted stock units for non-U.S. residents) equal in value to $180,000 on the first business day of each fiscal year. In the case of restricted stock, the award recipient is required to pay a purchase price of $0.01 per share. The number of shares of restricted stock or restricted stock units awarded is determined by dividing the applicable dollar amount by the closing price of a share of Common Stock on the NYSE on the date of grant and rounding down to the nearest whole share.

Subject to continued service, each restricted stock or restricted stock unit award granted under the Director Plan becomes vested and non-forfeitable as to 100% of the shares or units subject to such award on the first to occur of (i) the first year anniversary of the date of grant or (ii) a termination of service if the Non-Employee Director has completed a full term of service and he or she does not stand for re-election at the completion of such term. Non-Employee Directors are entitled to voting and dividend rights with respect to the restricted stock. In the event of a “change in control” of the Company (as defined in the Director Plan), all shares of restricted stock and restricted stock units granted to our Non-Employee Directors will, to the extent that the awards are then outstanding, vest 100% free of restrictions as of the date of the change in control. Unless otherwise determined by the Board, if a Non-Employee Director’s service as a director terminates for any reason other than a termination in the circumstances described above, any restricted stock or restricted stock units granted to the Non-Employee Director that are not fully vested and free from restriction as of the director’s termination of service will automatically be forfeited and returned to the Company.

Non-Employee Directors are subject to the Company’s Stock Ownership Guidelines, as described in more detail under “Compensation Discussion and Analysis—Stock Ownership Guidelines” below.

Maurice Marciano Retirement

After serving for over 30 years as an executive and leader for Guess, co-founder Maurice Marciano retired from his position as executive Chairman of the Board and as an employee of the Company upon the expiration of his employment agreement on January 28, 2012. Mr. Maurice Marciano served as non-executive Chairman of the Board (after previously serving as Chairman Emeritus) from June 2018 to August 2020, for which he was eligible to receive the compensation provided to the Company’s Non-Employee Directors, as described above. In addition, as required by the terms of his previous employment agreement, Mr. Maurice Marciano is entitled to receive lifetime retiree and family medical coverage. Mr. Maurice Marciano is also entitled to his fully vested benefits (based on his prior employment) pursuant to the standard terms of the Company’s Supplemental Executive Retirement Plan, Deferred Compensation Plan and 401(k) Plan.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including a description of the Company’s compensation philosophies and objectives and a discussion of the material elements of compensation awarded to, earned by or paid to the following executive officers, referred to in this Proxy Statement as the “Named Executive Officers,” for their service in fiscal 2021:

•	Paul Marciano, Chief Creative Officer;

•	Carlos Alberini, Chief Executive Officer; and

•	Kathryn Anderson, Chief Financial Officer.

Overview of Fiscal 2021 Results and Executive Compensation Actions

Fiscal 2021 Results

Fiscal 2021 was a challenging but rewarding year for our Company. While we experienced a significant revenue contraction due to the pandemic, we were very proactive and led the business carefully, managing inventories and capital well and controlling expenses tightly. During the year, we prioritized our investments in our digital and omnichannel initiatives and rationalized our global store footprint and expense structure. We also made great progress executing our strategic plan and were able to accelerate the implementation of several strategic initiatives, including those related to customer centricity, elevating our brand, improving the quality of our product and developing one global line. All considered, in a year where we experienced a 30% revenue contraction as a result of the pandemic, we closed the full year with a GAAP loss from operations of

$60.5 million (including $80.4 million of asset impairment charges related primarily to retail locations impacted by the pandemic) and a GAAP loss per share of $1.27 (or an adjusted non-GAAP loss per share of $0.07). From a balance sheet perspective, the Company ended fiscal 2021 with cash and cash equivalents of $469.1 million and continued to demonstrate a commitment to delivering value to shareholders through dividend payments and share repurchases during the year. Please see “Non-GAAP Measures” on pages 40-41 of the Company’s Fiscal 2021 Annual Report on Form 10-K for additional information regarding the Company’s disclosure of certain non-GAAP financial information contained herein.

Fiscal 2021 Executive Compensation Actions

The highlights of the Company’s executive compensation program for fiscal 2021 include:

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In response to the impact of the COVID-19 pandemic on the retail industry and the Company, effective April 5, 2020 through July 26, 2020, the Company’s Named Executive Officers agreed to a temporary reduction of their base salaries, with Messrs. Paul Marciano and Alberini agreeing to reduce their salaries by 70% and Ms. Anderson agreeing to reduce her salary by 30%. The Named Executive Officers did not receive any back pay for the period of time that their base salaries were reduced.

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Except for the temporary salary reduction described above, no changes were made to Mr. Alberini or Ms. Anderson’s annual base salaries as compared to fiscal 2020. Effective July 26, 2020, Mr. Paul Marciano’s annual base salary was increased to $1,200,000 based on his creative and strategic contributions, extensive experience and dedication to the success of the Company. This was the first base salary increase for Mr. Paul Marciano since fiscal 2018 and his base salary remains substantially less than his base salary in fiscal 2016 of $1,500,000.

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The Company’s annual cash incentive awards for the Named Executive Officers for fiscal 2021 were determined based on the Company’s earnings from operations during the fiscal year, relative to pre-established performance targets considered by the Compensation Committee to be rigorous in light of the impact of the COVID-19 pandemic. In the case of Mr. Paul Marciano, half of his annual cash incentive award was determined based on earnings from operations for the Company’s licensing segment, which was an area of focus for Mr. Paul Marciano. In determining the fiscal 2021 cash incentive awards for the Named Executive Officers, performance results were not adjusted for the impact of the COVID-19 pandemic on the Company. Despite the drastic revenue contraction and other impacts of the COVID-19 pandemic, the Company significantly exceeded the maximum performance goal levels established for the cash incentive awards (with earnings from operations results exceeding the maximum level by $145.3 million and licensing segment earnings from operations results exceeding the maximum level by $19.5 million). The Compensation Committee ultimately determined to pay the cash incentive awards at less than the applicable maximum levels, deciding to pay the cash incentive awards at the target levels based on normalized annual salary levels at year-end. This resulted in final cash incentive award amounts for fiscal 2021 of $2,400,000 for each of Messrs. Paul Marciano and Alberini and $412,500 for Ms. Anderson. See “Annual Incentive Awards” below for more information.

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In addition to the annual cash incentive award, the Compensation Committee approved a separate cash award of $3,150,000 for Mr. Paul Marciano reflecting the Committee’s determination that Mr. Paul Marciano’s performance and contributions were instrumental to the recent successful negotiation and execution of several key licensing agreement renewals with favorable terms for the Company. See “Special Cash Award for Paul Marciano” below for more information.

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The equity awards granted to the Named Executive Officers in fiscal 2021 included a mix of restricted stock units subject to performance-based vesting requirements and stock options. Based on the grant date fair values of those awards (as determined for purposes of the “Summary Compensation Table” below), approximately 67% of the equity award value awarded to Mr. Paul Marciano in fiscal 2021 consisted of restricted stock units subject to performance-based vesting requirements, approximately

60% of the equity award value awarded to Mr. Alberini in fiscal 2021 consisted of restricted stock units subject to performance-based vesting requirements, and approximately 50% of the equity award value awarded to Ms. Anderson in fiscal 2021 consisted of restricted stock units subject to performance-based vesting requirements.

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50% of the restricted stock units granted to Mr. Paul Marciano became eligible to vest based on the achievement of a threshold level of earnings from operations derived from the Company’s licensing segment for fiscal 2021, and the remaining 50% of the restricted stock units became eligible to vest based on the achievement of a threshold level of earnings from operations for fiscal 2021. These threshold performance levels were met and the award remains subject to continued vesting based on the satisfaction of a continued service requirement over a three-year vesting period.

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The restricted stock units granted to Mr. Alberini and Ms. Anderson will become eligible to vest with respect to between 0% and 150% of the target number of restricted stock units based on the Company’s relative total shareholder return (“TSR”) for the performance period ending on the last day of the Company’s fiscal year 2023. See “Long-Term Equity Incentive Awards” below for more information.

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The options granted to each of the Named Executive Officers vest based on the executive officer’s continued employment over a three year period (in the case of Messrs. Paul Marciano and Alberini) or a four year period (in the case of Ms. Anderson). Such time-based option awards serve as an important retention tool and further align the executive officers’ interests with shareholders, as the options will only have value if the Company’s share price increases above the exercise price of the option.

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Based on the Company’s strong relative TSR for the three year period ended January 30, 2021 (at approximately the 87.5th percentile among the peer group of companies used for this award), the fiscal 2019 Relative TSR Award (as defined below) granted to Mr. Paul Marciano vested at 150% of target. Mr. Paul Marciano also held a fiscal 2019 LTIP Award with vesting based on the Company’s revenue and earnings from operations for fiscal 2021. The Compensation Committee believes that, had the impact of the COVID-19 pandemic on the Company been taken into account, a significant portion of the fiscal 2019 LTIP Award would have vested. However, and as evidence of the rigor of the Company’s performance-based vesting metrics, the Compensation Committee determined that it would not adjust performance results for purposes of the award to take the impact of the COVID-19 pandemic into account and the entire fiscal 2019 LTIP Award granted to Mr. Paul Marciano was forfeited. See “Long-Term Equity Incentive Awards—Fiscal 2019 Annual Equity Awards-Final Vesting” below for more information.

Executive Compensation Program Philosophies and Objectives

The Company’s executive compensation programs are intended to achieve three fundamental objectives: (1) attract, motivate and retain qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with those of our shareholders. In structuring the Company’s current executive compensation programs, we are guided by the following basic philosophies:

•	Competition for Executive Talent. The Company should provide competitive compensation opportunities so that we can attract, motivate and retain qualified executives.

•	Pay for Performance. A substantial portion of compensation should be tied to performance.

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Alignment with Shareholder Interests. A substantial portion of compensation should be in the form of equity awards that vest over a multi-year period, thus further aligning the interests of shareholders and executives.

We also believe shareholder interests are further served by other executive compensation-related practices that we follow. These practices include:

•	We do not have minimum award levels under our Annual Incentive Bonus Plan or minimum earnouts for our equity awards with performance-based vesting requirements.

•	We do not provide excise tax gross-ups on change in control payments.

•	We do not reprice “underwater” stock options (stock options where the exercise price is above the then-current market price of our stock) without shareholder approval.

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Members of our senior management team, and all of our directors, are subject to stock ownership guidelines, which include holding requirements for individuals who have not satisfied the guideline level of ownership.

•

We have a policy to limit the amount of Company shares that a director or executive officer of the Company may pledge or otherwise use as security for a loan, margin account or similar arrangement to no more than 50% of the Company shares beneficially owned by such person after meeting his or her applicable stock ownership guidelines.

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We have a “clawback” policy pursuant to which the Board or the Compensation Committee may require reimbursement or cancellation of cash and equity incentive compensation in certain circumstances, including if the awards are linked to financial results that are subsequently revised.

•	Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

Consistent with our compensation philosophies described above, our goal for fiscal 2021 was to provide each Named Executive Officer with a total compensation opportunity that was competitive in light of the compensation provided to comparable executives at our peer group companies and that appropriately reflects individual and Company performance.

The Role of the Compensation Committee and Management

The Company’s executive compensation programs are determined and approved by the Compensation Committee. Messrs. Paul Marciano and Alberini make recommendations to the Compensation Committee regarding the salary, cash incentive awards, equity-based awards and long-term compensation levels for less senior executives, including the other Named Executive Officer. Messrs. Paul Marciano and Alberini do not participate in Compensation Committee deliberations regarding their own compensation. At the direction of the Compensation Committee, other members of management furnish financial, performance and other information relevant to setting performance goals and certifying results. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for all Named Executive Officers. Other members of management, including any other Named Executive Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers.

The Role of the Independent Compensation Consultant

As indicated above, the Compensation Committee has engaged FW Cook as its independent compensation consultant. During fiscal 2021, FW Cook assisted the Compensation Committee (1) in its review and selection of peer group companies; (2) in its review of director compensation levels; and (3) in its evaluation of long-term incentive award structures for executives.

The services performed by FW Cook for the Company have been exclusively limited to compensation consulting services performed at the request of the Compensation Committee. FW Cook does not undertake any work for the Company at the direction of the Company’s management or other employees, although the consultant communicates with management from time to time to obtain information necessary to advising the Compensation Committee. The Compensation Committee has determined that FW Cook is independent and that its services do not raise any conflict of interest with the Company or any of its executive officers or directors.

The peer group used to inform the Compensation Committee’s judgment in setting executive compensation levels for fiscal 2021 was initially established prior to fiscal 2021 by the Compensation Committee, taking into account the advice of FW Cook and input from management. In selecting the peer companies, made up of publicly-traded retail apparel and accessories companies, the Compensation Committee considered factors such as the size and business models of each company, as well as whether such companies may compete with Guess for executive talent. The companies that comprised the peer group for fiscal 2021 were:

Abercrombie & Fitch Co. American Eagle Outfitters, Inc. Capri Holdings Limited (formerly Michael Kors Holdings Limited) Chico’s FAS, Inc. The Children’s Place, Inc. Deckers Outdoor Corp. Express, Inc.	Fossil Group, Inc. PVH Corp. Ralph Lauren Corporation RTW Retailwinds, Inc. (formerly New York & Company, Inc.) Tapestry, Inc. Urban Outfitters, Inc.

The peer group for fiscal 2021 was the same as the peer group for the prior year. Peer company compensation data was used by the Compensation Committee as a general reference point in its compensation reviews. The Compensation Committee does not set compensation levels at any specific level or percentile against this compensation data. Instead, the peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions. Except as otherwise noted, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as the input from, and peer group data provided by, the Compensation Committee’s independent executive compensation consultant.

Shareholder Engagement and the Role of Shareholder Say-on-Pay Votes

The Board of Directors and the Compensation Committee value the input of our shareholders regarding the Company’s governance practices and the design and effectiveness of our executive compensation program. In a typical year, the Company’s Chairman of the Board and Chairperson of the Compensation Committee engages directly in dialogue with key shareholders. For instance, in fiscal 2020 he spoke directly with investors representing approximately 30% of the issued and outstanding shares of our Common Stock held by persons other than insiders. While we weren’t able to engage in our normal shareholder outreach efforts in fiscal 2021 as a result of scheduling difficulties during the COVID-19 pandemic, we expect to resume those efforts in the coming year.

Our shareholders are currently provided with an opportunity to cast an advisory vote on our executive compensation program every year through the say-on-pay proposal. Our shareholders were last presented with such an opportunity at our 2020 annual meeting of shareholders, where shareholders approved of our executive compensation program for fiscal 2020, with over 90% of the votes on our advisory say-on-pay shareholder vote at that meeting cast in favor of our executive compensation program.

Based in part on shareholder conversations from prior years and the say-on-pay shareholder vote at our last annual meeting of shareholders, the Compensation Committee decided to continue to emphasize pay-for-performance and to continue the general structure of our fiscal 2020 executive compensation program in fiscal 2021, with the exception of certain changes to our long-term equity incentive awards, as described below.

The Board and the Compensation Committee consider shareholder engagement to be an important part of their decision making process and plan to continue their outreach efforts in order to stay abreast of shareholder perspectives. When making future compensation decisions for our Named Executive Officers, the Compensation Committee will continue to consider the opinions that shareholders express directly to the Compensation Committee and through our annual say-on-pay advisory votes.

Executive Compensation Program Elements for Fiscal 2021

Summary

The key elements of our current executive compensation program for Named Executive Officers consist of base salary, an annual cash incentive opportunity and equity-based long-term incentive opportunities. We also provide a non-qualified deferred compensation plan, a 401(k) plan, a supplemental executive retirement plan for our Chief Creative Officer (and for our Chief Executive Officer, but only with respect to his prior service to the Company ending in June 2010) and severance protection for certain terminations of our Named Executive Officers’ employment.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. Base salaries, the non-qualified deferred compensation plan, 401(k) plan, supplemental executive retirement plan and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is generally not variable. We believe that in order to attract and retain top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment or following a vesting period. We believe that this mix of longer-term and shorter-term elements allows us to achieve our dual goals of attracting and retaining executives.

Our Named Executive Officer’s annual incentive opportunities are paid out on an annual basis and are designed to hold executives accountable for annual performance. They also help further align Named Executive Officers’ interests with those of our shareholders and help us attract, motivate and retain executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ interests with those of our shareholders, although they also hold executives accountable for performance (as the value of the awards, as well as the number of shares/units vesting under certain awards, is linked to the achievement of specified performance goals and/or our stock price) and help us attract, motivate and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of shareholder value, and therefore the value of these benefits is dependent on performance and/or share price.

The Compensation Committee uses these elements, as described in more detail below, to create a total compensation package for each Named Executive Officer that it believes supports the Company’s compensation objectives and provides a competitive compensation opportunity tied to both operating performance and changes in shareholder value.

Base Salaries

Base salaries for the Named Executive Officers are designed to compensate executives for their level of responsibility, skill, experience and individual contributions. The Compensation Committee reviews and approves base salaries for Named Executive Officers annually and in connection with promotions or other changes in responsibilities. Base salaries are set at levels that are intended to avoid excessive fixed costs while simultaneously providing sufficient guaranteed annual income to mitigate incentives for executives to pursue overly risky business strategies in order to maximize short-term variable compensation. In determining the appropriate levels of base salary, the Compensation Committee also considers, in its subjective judgment, individual performance, scope of duties, pay history and market data.

Effective July 26, 2020, Mr. Paul Marciano’s base salary was increased from an annualized rate of $950,000 to $1,200,000 based on his creative and strategic contributions, extensive experience and dedication to the success of the Company. This was the first base salary increase for Mr. Paul Marciano since fiscal 2018 and his base salary remains substantially less than his base salary in fiscal 2016 of $1,500,000.

For fiscal 2021, Mr. Alberini’s base salary remained flat at an annualized rate of $1,200,000 in accordance with his employment agreement with the Company entered into in January 2019.

For fiscal 2021, Ms. Anderson’s base salary remained flat at an annualized rate of $550,000 in accordance with her offer letter with the Company entered into in December 2019.

As previously noted, in response to the impact of the COVID-19 pandemic on the retail industry and the Company, effective April 5, 2020 through July 26, 2020, the Company’s Named Executive Officers agreed to a temporary reduction of their base salaries, with Messrs. Paul Marciano and Alberini agreeing to reduce their salaries by 70% and Ms. Anderson agreeing to reduce her salary by 30%. The Named Executive Officers did not receive any back pay for the period of time that their base salaries were reduced.

Annual Incentive Awards

We believe that a significant portion of compensation for executive officers should be based on performance, with the opportunity to earn substantial awards in connection with superior performance. Annual incentive awards are generally granted to the Company’s Named Executive Officers under the Company’s shareholder-approved Annual Incentive Bonus Plan (the “Bonus Plan”), a performance-based plan intended to motivate key employees by linking cash incentive award opportunities to pre-established performance objectives.

The Compensation Committee determined the Named Executive Officers’ annual incentives under the Bonus Plan for fiscal 2021 utilizing objective Company performance metrics, with the amount of the annual incentive determined based on the Company’s earnings from operations for fiscal 2021 (and the Company’s licensing segment earnings from operations for fiscal 2021, in the case of Mr. Paul Marciano). These objective metrics were utilized in part to provide an objective framework for determining the annual incentive awards for executives, and also because the Compensation Committee believes that earnings from operations (and licensing segment earnings from operations, in the case of Mr. Paul Marciano) is widely used by investors and shareholders to measure performance and including it as the measurement used to calculate annual cash incentive awards helps to further link the executives’ incentive opportunities to the Company’s financial performance. For these purposes, the Compensation Committee established threshold, target and maximum earnings from operations goals for fiscal 2021 at levels that the Compensation Committee considered to be rigorous at the time, taking into account the Compensation Committee’s expectations at the time as to the impact of the COVID-19 pandemic on the retail industry and the Company.

Methodology to Determine Awards

Each Named Executive Officer had a threshold and target cash incentive amount under the Bonus Plan for fiscal 2021, and each executive’s annual cash incentive was in all events capped at a maximum amount. The threshold, target and maximum cash incentive award opportunities for the Named Executive Officers for fiscal 2021, presented using their respective annual base salary levels in effect at the start of the fiscal year and as though there had been no reduction in their respective base salary levels during fiscal 2021, are presented in the “Grants of Plan-Based Awards” table below. These amounts reflected threshold, target and maximum incentive amounts of 100%, 200%, and 300%, respectively, of annual base salary in effect at the start of the fiscal year as to Messrs. Paul Marciano and Alberini, and 37.5%, 75%, and 112.5%, respectively, of annual base salary in effect at the start of the fiscal year as to Ms. Anderson. At the time the annual cash incentive award levels were approved for fiscal 2021 and in light of the uncertainty on the retail industry and the Company created by the COVID-19 pandemic, the Compensation Committee reserved the right to determine the applicable threshold, target and maximum levels based on each Named Executive Officer’s adjusted base salary (taking into account the significant reduction in the Named Executive Officer’s base salary for a portion of the year in response to the pandemic) or at the higher, normalized levels (as presented in the “Grants of Plan-Based Awards” table above) as though each Named Executive Officer’s base salary had not been reduced in fiscal 2021 in response to the pandemic. The threshold, target and maximum cash incentive award levels for the Named Executive Officers, presented taking into account the significant reduction in their respective base salary levels for a portion of the year in respect to the pandemic, were as follows: $397,500, $795,000, and $1,192,500, respectively, for Mr. Paul Marciano, $360,000, $720,000, and $1,080,000, respectively, for Mr. Alberini, and $144,375, $288,750, and $433,125, respectively, for Ms. Anderson. The Named Executive Officers’ fiscal 2021 annual incentives were determined 100% (in the case of Mr. Alberini and Ms. Anderson) and 50% (in the case of Mr. Paul Marciano) based on the Company’s earnings from operations for fiscal 2021 and 50% (in the case of Mr. Paul Marciano) based on the Company’s licensing segment earnings from operations for fiscal 2021 (in each case, excluding the impact of certain specified inventory charges, certain specified litigation charges, certain professional service and legal fees and related costs, reorganization charges, impairment charges, acquisition, disposition, tax and accounting related matters, or such other items as the Compensation Committee may in its discretion determine to be appropriate in the circumstances) relative to performance targets established by the Compensation Committee set forth in the table below. While the Compensation Committee recognized that the goals for fiscal 2021 were set at levels that were substantially lower than in prior years, it considered these goals to be rigorous at the time, taking into account the Compensation Committee’s expectations at the time as to the massive impact of the COVID-19 pandemic on the retail industry and the Company.

	Earnings from Operations for Fiscal 2021	Annual Cash Incentive Amount (as a Percentage of Total Target Award)
Performance Level		P. Marciano	C. Alberini	K. Anderson
Below Threshold	Less than ($152.2 million)	0%	0%	0%
Threshold	($152.2 million)	25%	50%	50%
Target	($139.0 million)	50%	100%	100%
Maximum	($113.2 million) or more	75%	150%	150%

	Licensing Segment Earnings from Operations for Fiscal 2021	Annual Cash Incentive Amount (as a Percentage of Total Target Award)
Performance Level		P. Marciano	C. Alberini	K. Anderson
Below Threshold	Less than $41.4 million	0%	—	—
Threshold	$41.4 million	25%	—	—
Target	$45.4 million	50%	—	—
Maximum	$48.4 million or more	75%	—	—

If the Company’s actual performance fell between the levels indicated above, the payout percentage would be determined by linear interpolation between the applicable payout levels.

The Compensation Committee chose earnings from operations (and licensing segment earnings from operations, in the case of Mr. Paul Marciano) as the measurement used to calculate the annual cash incentive amount for each executive as a way to further link these executives’ incentive opportunities to the Company’s financial performance. Earnings from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors to better assess managements’ operation of the business. Licensing segment earnings from operations was taken into account in determining Mr. Paul Marciano’s award given his continuing contributions to the Company’s licensing business.

Determination of Actual Awards

In April 2021, the Compensation Committee determined that the Company’s earnings from operations (as described above) for fiscal 2021 was $32.1 million, after giving effect to adjustments approved by the Compensation Committee in accordance with the terms of the awards to exclude (i) $80.4 million for asset impairment charges, (ii) $12.3 million for specified inventory charges, (iii) $(0.6) million credit for certain professional service and legal fees and related (credits) costs, (iv) $(2.8) million net gains on lease modifications, and (v) $3.2 million of separation-related charges. In April 2021, the Compensation Committee determined that the Company’s licensing segment earnings from operations (as described above) for fiscal 2021 was $67.9 million. No adjustments were made to the Company’s earnings from operations and licensing segment earnings from operations results for the impact of the COVID-19 pandemic on the Company.

As these amounts exceeded the applicable maximum performance levels established for purposes of the awards, each Named Executive Officer could have received the maximum cash incentive award reflected in the “Grants of Plan-Based Awards” table below ($2,850,000 for Mr. Paul Marciano, $3,600,000 for Mr. Alberini, and $618,750 for Ms. Anderson).

However, despite the fact that the Company had performed very well against the performance goals established for purposes of the awards and the leadership exhibited by each of the executive officers throughout the pandemic year to achieve these results while continuing to make substantial progress toward executing the Company’s longer-term strategic plans, the Compensation Committee determined that it was appropriate, in light of the impact of the COVID-19 pandemic on the Company, to exercise the discretion that it had reserved and pay actual cash incentive awards for the fiscal year that were less than the maximum levels. The Compensation Committee exercised its judgment to reduce the cash incentive award levels to the applicable target levels based on each Named Executive Officer’s base salary in effect at the end of the fiscal year. This resulted in final cash incentive award amounts of $2,400,000 for each of Messrs. Paul Marciano and Alberini and $412,500 for Ms. Anderson.

Special Cash Award for Paul Marciano

In addition to the annual cash incentive award for fiscal 2021, the Compensation Committee approved a separate licensing-based cash award for Mr. Paul Marciano in April 2021. This $3,150,000 cash award, paid in April 2021 under the Company’s 2004 Equity Incentive Plan, was approved by the Compensation Committee based on its determination that Mr. Paul Marciano’s performance and contributions were instrumental to the recent successful negotiation and execution of several key licensing agreement renewals with favorable terms for the Company.

Long-Term Equity Incentive Awards

The Company’s philosophy is that the Named Executive Officers’ long-term compensation should be directly linked to the value provided to our shareholders. Therefore, 100% of the Named Executive Officers’ long-term compensation is currently awarded in the form of stock options, restricted stock and/or restricted stock units. The Compensation Committee has the authority to grant stock options, restricted stock, restricted stock units and other awards under the Company’s 2004 Equity Incentive Plan.

While stock options have value only if our shareholders realize value through stock price appreciation after the grant date of the options, the Compensation Committee determined it was appropriate to emphasize awards with performance-based vesting requirements in structuring the equity award mix for Messrs. Paul Marciano and Alberini for fiscal 2021. Based on the grant date fair values of the equity awards granted to the Named Executive Officers in fiscal 2021 (as determined for purposes of the “Summary Compensation Table” below), approximately 67% of the equity award value awarded to Mr. Paul Marciano in fiscal 2021 consisted of restricted stock units subject to performance-based vesting requirements, approximately 60% of the equity award value awarded to Mr. Alberini in fiscal 2021 consisted of restricted stock units subject to performance-based vesting requirements, and approximately 50% of the equity award value awarded to Ms. Anderson in fiscal 2021 consisted of restricted stock units subject to performance-based vesting requirements. The balance of the grant date fair value of each Named Executive Officer’s fiscal 2021 equity awards was granted in the form of stock options.

The fiscal 2021 equity awards granted to the Named Executive Officers are described below.

Restricted Stock Units.

The Compensation Committee primarily utilizes restricted stock units as the main component of its long-term incentive grants to our Named Executive Officers. Use of restricted stock units instead of stock options as the main component of the long-term incentive grants reduces the level of potential share dilution that would otherwise develop if larger stock option awards were granted. The Compensation Committee also uses restricted stock unit awards as a retention incentive as they generally vest over a multi-year period. For fiscal 2021, the Compensation Committee granted restricted stock unit awards to the Named Executive Officers that were subject to both performance-based and time-based vesting requirements to provide additional incentives to achieve specified financial goals. In addition, restricted stock units promote commonality of interests between management and shareholders since the awards expose the recipient to both upside and downside risk based on the value of the Company’s Common Stock over time.

Stock Options.

The Compensation Committee also granted a portion of the long-term incentive awards to the Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of a share of the Company’s Common Stock on the NYSE on the grant date. The Compensation Committee may from time to time utilize stock options in an executive equity award mix as stock options have value only if our shareholders realize value through stock price appreciation after the grant date of the options. Stock options also foster retention of key executives since the awards generally vest over three or four years.

Equity Awards for Mr. Paul Marciano for Fiscal 2021

In June 2020, the Compensation Committee granted awards of restricted stock units and stock options to Mr. Paul Marciano. The awards were determined by the Compensation Committee to be, in light of Mr. Paul Marciano’s role with the Company, an appropriate incentive for Mr. Paul Marciano to achieve the specific performance goals identified below, to have an award (stock options) that would only have value if the Company’s stock price appreciated after the date of grant of the awards, and to continue service with the Company through the vesting periods.

Performance Restricted Stock Units Award. The Compensation Committee granted an award of 310,881 restricted stock units to Mr. Paul Marciano that were subject to both time- and performance-based vesting requirements. 50% of Mr. Paul Marciano’s restricted stock unit award for fiscal 2021 was eligible to vest if the Company’s earnings from operations from its licensing segment for fiscal 2021 exceeded a threshold amount established by the Compensation Committee of $41.4 million, and the remaining 50% of Mr. Paul Marciano’s restricted stock unit award for fiscal 2021 was eligible to vest if the Company’s earnings from operations for fiscal 2021 exceeded a threshold amount established by the Compensation Committee of $(152.2) million (in either case, excluding the impact of certain specified inventory charges, certain specified litigation charges, certain professional service and legal fees and related costs, reorganization charges, impairment charges, acquisition, disposition and tax and accounting related matters). If the applicable threshold goals are met, the award is scheduled to vest in three equal installments on each of January 30, 2021, January 30, 2022 and January 30, 2023, subject to Mr. Paul Marciano’s continued service to the Company through the applicable vesting date, subject to accelerated vesting in certain circumstances as discussed in “Description of Plan-Based Awards” below.

The Compensation Committee believes that Mr. Paul Marciano continues to make substantial contributions to the Company’s licensing segment. Earnings from operations derived from the Company’s licensing segment was selected as a performance measure for this award as a way to further link Mr. Paul Marciano’s incentives to the performance of that segment of the Company’s business. Earnings from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors. Following the end of fiscal 2021, the Compensation Committee determined that the Company’s licensing segment earnings from operations for fiscal 2021 was $67.9 million and the Company’s earnings from operations for fiscal 2021 was $32.1 million (after giving effect to adjustments approved by the Compensation Committee in accordance with the terms of the awards to exclude (i) $80.4 million for asset impairment charges, (ii) $12.3 million for specified inventory charges, (iii) $(0.6) million credit for certain professional service and legal fees and related (credits) costs, (iv) $(2.8) million net gains on lease modifications, and (v) $3.2 million of separation-related charges), meaning that the threshold level had been achieved for both portions of the award. Accordingly, one-third of the award vested upon the Compensation Committee’s determination, and the remaining two-thirds is scheduled to vest as described above.

Option Award. The Compensation Committee also granted Mr. Paul Marciano an option award to purchase 348,157 shares of Common Stock that is scheduled to vest in three equal installments on each of June 11, 2021, June 11, 2022, and June 11, 2023, subject to Mr. Paul Marciano’s continued service to the Company through the applicable vesting date, subject to accelerated vesting in certain circumstances as discussed in “Description of Plan-Based Awards” below.

Equity Awards for Mr. Alberini and Ms. Anderson for Fiscal 2021

In June 2020, the Compensation Committee granted awards of restricted stock units and stock options to Mr. Alberini and Ms. Anderson in accordance with the executives’ employment agreement or offer letter, as applicable. The awards were determined by the Compensation Committee to be, in light of Mr. Alberini and Ms. Anderson’s roles with the Company, an appropriate incentive for the executive officers to achieve the specific performance goals identified below, to have an award (stock options) that would only have value if the Company’s stock price appreciated after the date of grant of the awards, and to continue employment with the Company through the vesting periods.

Performance Restricted Stock Units Award. The restricted stock unit awards granted to Mr. Alberini and Ms. Anderson (the “2021 Relative TSR Awards”) are subject to a relative total shareholder return (“TSR”) vesting requirement that compares the Company’s TSR over a three-year performance period consisting of the Company’s 2021, 2022 and 2023 fiscal years to the TSRs of a group of peer companies selected by the Compensation Committee. The use of a TSR vesting metric addresses prior feedback from shareholders indicating that they wanted us to incorporate in the executive compensation program (1) performance metrics that more closely link executive pay with shareholder value, such as TSR, and (2) longer performance periods for performance-based equity awards. The Compensation Committee believes this structure helps to further align these executives’ interests with those of our shareholders.

Mr. Alberini’s 2021 Relative TSR Award consists of 360,491 restricted stock units at the “target” level of performance, and Ms. Anderson’s 2021 Relative TSR Award consists of 64,654 restricted stock units at the “target” level of performance.

Between zero and 150% of the target number of restricted stock units subject to each 2021 Relative TSR Award will vest based on the Company’s TSR relative to the peer group of companies for the three-year performance period as follows:

Performance Level	Company TSR Percentile for the Performance Period	Percentage of Target Number of Units that Will Vest
Below Threshold	Below 25th Percentile	0%
Threshold	25th Percentile	25%
Target	50th Percentile	100%
Maximum	75th Percentile and Above	150%

The percentage of target restricted stock units that vest will be determined by linear interpolation if the Company’s TSR percentile is between the levels noted above. The portion of the award that is credited to the executive based on the Company’s relative TSR performance will be eligible to vest as of the last day of the three-year performance period. A dollar denominated payment cap was also imposed on the awards such that, in all events, the number of restricted stock units subject to each 2021 Relative TSR Award that vest will not exceed the number of restricted stock units determined by dividing a specified dollar amount ($11,500,000 as to Mr. Alberini’s award and $2,062,500 as to Ms. Anderson’s award) by the closing price of a share of the Company’s Common Stock on the applicable vesting date.

The peer group of companies used for purposes of the 2021 Relative TSR Awards is the same fiscal 2021 peer group of companies identified under “—The Role of the Independent Compensation Consultant” above, except that the Compensation Committee, recognizing that company size is less relevant for TSR performance comparisons than it is for determining compensation levels and taking into account the business model of each company and whether each company competes with Guess for executive talent, determined it was appropriate to increase the number of peer companies by adding Columbia Sportswear Company, The Gap, Inc., Levi Straus and Co. and lululemon athletica inc. (and removing RTW Retailwinds, Inc.).

Option Award. The Compensation Committee also granted Mr. Alberini an option award to purchase 348,157 shares of Common Stock that is scheduled to vest in three equal installments on each of June 11, 2021, June 11, 2022, and June 11, 2023, subject to Mr. Alberini’s continued service to the Company through the applicable vesting date, subject to accelerated vesting in certain circumstances as discussed in “Description of Plan-Based Awards” below. The Compensation Committee also granted Ms. Anderson an option award to purchase 95,743 shares of Common Stock that is scheduled to vest in four equal installments on each of June 11, 2021, June 11, 2022, June 11, 2023, and June 11, 2024, subject to Ms. Anderson’s continued service to the Company through the applicable vesting date, subject to accelerated vesting in certain circumstances as discussed in “Description of Plan-Based Awards” below.

Fiscal 2019 Annual Equity Awards—Final Vesting

Fiscal 2019 Relative TSR Award

In fiscal 2019, the Compensation Committee awarded Mr. Paul Marciano a restricted stock unit award that vested based on the Company’s relative total shareholder return, with a three-year performance period consisting of the Company’s 2019, 2020 and 2021 fiscal years (the “2019 Relative TSR Award”). In February 2021, the Compensation Committee determined that the Company’s TSR (calculated pursuant to the terms of the award) for the three-year performance period was 46.86%, which was in the 87.5th percentile compared to the TSRs for the peer group of companies used for purposes of the award for the three-year performance period. As a result, the Compensation Committee determined that the 2019 Relative TSR Award vested at the end of the performance period as to 150% of the target number of restricted stock units subject to the award (with Mr. Paul Marciano vesting as to 91,347 shares). Mr. Alberini and Ms. Anderson did not hold 2019 Relative TSR Awards because they were not employed with the Company at the time these awards were granted.

Fiscal 2019 LTIP Award

In fiscal 2019, the Compensation Committee awarded Mr. Paul Marciano a restricted stock unit award, which was eligible to vest based 25% on the Company’s revenue (excluding Americas Retail and Americas Wholesale segments) and 75% on the Company’s earnings from operations levels for fiscal 2021 (the “2019 LTIP Award”). In April 2021, the Compensation Committee determined that, for purposes of the 2019 LTIP Award, the Company’s fiscal 2021 revenue (excluding Americas Retail and Americas Wholesale segments and after giving effect to adjustments required pursuant to the terms of the award to exclude the impact of certain currency related matters) was $1.274 billion, which was below the threshold revenue performance level established for the 2019 LTIP Award (the threshold performance level was $1.8 billion for fiscal 2021 revenue (excluding Americas Retail and Americas Wholesale segments), and the Company’s fiscal 2021 earnings from operations (after giving effect to adjustments required pursuant to the terms of the award to exclude the impact of certain currency related matters, as well as store impairments) was $29.7 million, which was below the threshold earnings from operations performance level established for the 2019 LTIP Awards (the threshold performance level was $146.0 million for fiscal 2021 earnings from operations). The Compensation Committee believes that, had the impact of the COVID-19 pandemic on the Company been taken into account, a significant portion of the Fiscal 2019 LTIP Award would have vested. However, and as evidence of the rigor of the Company’s performance-based vesting metrics, the Compensation Committee determined that it would not adjust performance results for purposes of the award to take the impact of the COVID-19 pandemic into account. As a result, Mr. Paul Marciano forfeited his entire 2019 LTIP Award.

401(k) Retirement Benefits

The Company’s employees, including the Named Executive Officers, are eligible to participate in the Company’s tax-qualified 401(k) plan and are eligible to receive a discretionary matching contribution from the Company after one year of service. In calendar year 2020, the Company made a discretionary matching contribution on behalf of each eligible participant equal to 50% of the first 6% of compensation contributed by the participant. These Company matching contributions can function as a retention incentive as they vest over the first five (5) years of service with the Company. The Named Executive Officers participate in the plan on the same terms as our other participating employees.

Non-Qualified Deferred Compensation Plan

The Company has maintained a Non-Qualified Deferred Compensation Plan (the “DCP”) since 2006. Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Executive Officers and members of the Board, may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their annual cash incentive, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their cash director fees to be earned during the following calendar year. In addition, the Company may make contributions to “make up” for Company match amounts under the Company’s 401(k) plan that cannot be made to Named Executive Officers because of applicable Internal Revenue Code limits. The Company may also make other discretionary contributions, although it did not do so for fiscal 2021. The Company believes that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Company is also deferred. Information with respect to the Named Executive Officers’ participation in the DCP is presented in, and the material terms of the DCP are described following, the “Non-Qualified Deferred Compensation Plan Table—Fiscal 2021” below.

Supplemental Executive Retirement Plan

The Company has also maintained a Supplemental Executive Retirement Plan (“SERP”) since 2006. The only executive officers that were participants in the SERP as of January 30, 2021 were Messrs. Paul Marciano and Alberini. The SERP provides Mr. Paul Marciano with supplemental pension benefits in prescribed circumstances. The Company included Mr. Paul Marciano as a participant in the SERP in 2006 to provide him with supplemental pension benefits in recognition of his substantial contributions and to provide a valuable retention incentive. Mr. Alberini’s benefit under the SERP was accrued with respect to his service to the Company between 2006 and 2010. Mr. Alberini is not accruing additional SERP benefits with respect to his current service as Chief Executive Officer. Additional information with respect to the SERP is presented in, and the material terms of the SERP are described following, the “Pension Benefits Table—Fiscal 2021” below. Additional information concerning potential payments under the SERP upon certain terminations or a change in control is presented in “Potential Payments Upon Termination or Change in Control” below.

Severance and Other Benefits Upon Termination of Employment

In order to support our compensation objectives of attracting, retaining and motivating qualified executives, we believe that, in certain cases, it is appropriate to provide our key executive officers with severance protections upon certain types of termination of their employment. These severance protections are negotiated on an individual basis in connection with the negotiation of other employment terms, typically in connection with the entering into of employment agreements or employment offer letters with each Named Executive Officer. In each case, the Compensation Committee determined that the severance provisions for each executive were reasonable in light of market practices and the importance to the Company and its shareholders of securing the continued service of these executives.

All of the equity awards granted to the Named Executive Officers in fiscal 2021, the equity awards granted to Mr. Paul Marciano since fiscal 2018, and the performance-based vesting awards granted to other employees since fiscal 2018, provide that the award will not automatically accelerate on a change in control unless either the award is to be terminated in connection with the event (that is, the award is not assumed or continued by the successor entity) or the executive’s employment terminates in certain circumstances specified in the award agreement. Under the terms of our equity incentive plans, if a change in control of the Company occurs, certain awards granted in prior years that remain outstanding, as well as certain new awards granted to employees other than Messrs. Paul Marciano and Alberini, would (unless otherwise determined by the Compensation Committee) generally become fully vested or paid, as applicable.

None of the employment agreements or other compensation arrangements we maintain for our Named Executive Officers include a right to receive any “gross-up” payment for change in control excise taxes. Additional information concerning potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control is presented in “Potential Payments Upon Termination or Change in Control” below.

Security Protections

We provide Mr. Paul Marciano with certain security protections. The Compensation Committee believes that these protections are appropriate for Mr. Paul Marciano in light of the high-profile nature of his position as a founder of the Company. These protections are not intended to provide a personal benefit (other than the intended security) to Mr. Paul Marciano and we do not view these security protections as compensation for Mr. Paul Marciano. However, as required under applicable SEC rules, we include the Company’s cost of providing these protections for the applicable year as compensation for Mr. Paul Marciano for that year in the “Summary Compensation Table” below.

Stock Ownership Guidelines

In order to encourage stock ownership by senior management and Non-Employee Directors of the Company, the Company maintains Stock Ownership Guidelines. The Stock Ownership Guidelines are intended to further align the financial interests of senior management and Non-Employee Directors with those of the Company’s shareholders. Under the Stock Ownership Guidelines, certain specified senior executives, including all of the Named Executive Officers, and our Non-Employee Directors are required to accumulate, and then retain while they remain employed by the Company or on the Board of Directors, the following amounts of Company Common Stock:

Position	Stock Ownership Requirement
CEO	Six times annual base salary
Select Senior Executives (including all other Named Executive Officers)	Two and one-half times annual base salary
Non-Employee Directors	Five times annual board retainer

Until a participant has met the applicable ownership guideline, the participant is expected to retain an amount equal to 50% of the net shares (after payment of any exercise price and related taxes) received as a result of the exercise, vesting or payment of equity awards (including stock options and restricted stock) granted by the Company to the participant. Once a participant has met the applicable ownership guideline, ownership of the guideline amount is expected to be maintained. For purposes of satisfying the Stock Ownership Guidelines, the following holdings count toward the required holding amounts: (1) shares owned directly (including through open market purchases, vesting of restricted stock awards or exercise of stock options), (2) shares held by spouses or children or through certain trusts for the benefit of the participant, a spouse and/or children and (3) stock option equivalents based on the value of “in-the-money” vested and unexercised stock options.

Executive Compensation Clawback Policy

The Company maintains a policy regarding the recoupment of certain performance-based compensation payments to executive officers (the “Clawback Policy”). The Clawback Policy provides that the Board or the Compensation Committee may require reimbursement or cancellation of all or a portion of certain short or long-term cash or equity awards made to an executive officer to the extent that: (1) the amount of, or number of shares included in, any such payment was calculated based on the achievement of financial results that were subsequently revised and (2) a lesser payment of cash or equity awards would have been made to the executive officer based upon the revised financial results. Where the achievement of a financial result was considered in determining performance-based compensation awarded, but the compensation was not awarded on a formulaic basis, the Board or Compensation Committee will determine in its discretion the amount, if any, to seek for reimbursement. The Clawback Policy was amended in fiscal 2020 to also provide that the Board or Compensation Committee may require reimbursement or cancellation of all or a portion of any discretionary short or long-term cash awards made to an executive officer for reasons pertaining to harassment, discrimination and/or retaliation committed by such executive officer, including, but not limited to, the failure to respond appropriately to allegations or complaints.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to publicly-held companies for compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by the Company’s shareholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its shareholders, including awarding compensation that may not be deductible for income tax purposes. There can be no assurance that any compensation will in fact be deductible.

Compensation Committee

Report on Executive Compensation(1)

The Compensation Committee has certain duties and powers as described in its Charter. The Compensation Committee is currently composed of the three Non-Employee Directors named at the end of this report, each of whom the Board has determined to be independent as defined by the NYSE listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s Fiscal 2021 Annual Report on Form 10-K and in this Proxy Statement for the 2021 Annual Meeting, each as filed with the SEC.

By the Compensation Committee,

Alex Yemenidjian, Chairperson

Anthony Chidoni

Cynthia Livingston

(1)

SEC filings sometimes “incorporate information by reference.” This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Exchange Act.

Compensation Committee

Interlocks and Insider Participation

All of the Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of fiscal 2021. No director who served on the Compensation Committee during fiscal 2021 is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Company’s Compensation Committee during fiscal 2021.

Summary Compensation Table—Fiscal 2019-2021

The following table presents information regarding compensation of our Named Executive Officers for services rendered with respect to the covered fiscal years.

As required by SEC rules, stock awards (including restricted stock units) and option awards are shown as compensation in the Summary Compensation Table for the year in which they were granted (even if they have multi-year vesting schedules and/or performance-based vesting requirements), and are valued based on their grant date fair values for accounting purposes. Accordingly, the table includes stock and option awards granted in the years shown even if they were scheduled to vest in later years, and even if they were subsequently forfeited (such as, for example, because an applicable performance-based vesting condition was not satisfied). Therefore, the stock and option columns do not report whether the officer realized a financial benefit from the awards (such as by vesting in stock or exercising options).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul Marciano	2021	870,385	3,150,000	3,000,002	1,508,216	2,400,000	—	296,315	11,224,918
Chief Creative Officer	2020	950,000	—	3,000,003	—	2,154,305	—	273,245	6,377,553
	2019	661,346	—	3,470,032	—	1,873,875	—	279,529	6,284,782

Carlos Alberini	2021	941,539	—	2,300,005	1,508,216	2,400,000	—	57,521	7,207,281
Chief Executive Officer	2020	1,121,539	1,000,000	8,552,000	4,035,540	1,842,454	698,312	52,692	17,302,537

Kathryn Anderson	2021	499,231	—	412,505	414,759	412,500	—	13,198	1,752,193
Chief Financial Officer	2020	84,615	500,000	1,339,800	865,852	—	—	—	2,790,267

(1)	The amount reported in Column (d) above for Mr. Paul Marciano reflects a special licensing-based cash award for fiscal 2021.

(2)

In accordance with the SEC’s disclosure rules, the amounts reported in Columns (e) and (f) above reflect the aggregate grant date fair value of stock awards and option awards, respectively, computed in accordance with FASB ASC Topic 718 and granted during each fiscal year (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported in Columns (e) and (f), please see (i) the discussion of equity incentive awards granted during fiscal 2021 contained in Note 20 (Share-Based Compensation) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2021 Annual Report on Form 10-K, and (ii) the similar Share-Based Compensation notes contained in the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Reports on Form 10-K for prior fiscal years as to the equity awards granted during those years. Except as described in the following paragraphs of this note (2), the grant-date fair value of all awards assumes that the highest level of performance conditions will be achieved.

The fiscal 2021 amount in Column (e) above for Mr. Paul Marciano represents the fair value of a performance-based award of restricted stock units granted to him during fiscal 2021, determined as of the grant date under generally accepted accounting principles based on the outcome of the performance conditions applicable to the award that we determined to be probable for these purposes at the time of grant of the award (which was the target level of performance) and a fair value per share of Company Common Stock of $9.65 (which was the per share closing price of a share of Company Common Stock on the date of grant of the award). The grant date fair value of the award assuming the maximum level of performance applicable to the award would be achieved was the same as the grant date fair value of the award based on the probable outcome of the performance condition applicable to the award. The fiscal 2021 amounts in Column (e) above for Mr. Alberini and Ms. Anderson represent the fair value of the 2021 Relative TSR Awards granted to the executive officer during fiscal 2021, determined as of the grant date under generally accepted accounting principles based on the outcome of the performance conditions applicable to the awards that we determined to be probable for these purposes at the time of grant of the awards (which was based on a Monte Carlo simulation pricing model that probability weights multiple potential outcomes as of the grant date of the awards). For more information on the assumptions made in the Monte Carlo simulation pricing model, refer to Note 20 (Share-Based Compensation) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2021 Annual Report on Form 10-K. The grant date fair value of Mr. Alberini and Ms. Anderson’s 2021 Relative TSR Awards assuming the maximum level of performance applicable to the award would be achieved was $3,450,008 and $618,758, respectively.

The fiscal 2020 amount in Column (e) above for Mr. Paul Marciano represents the fair value of a performance-based award of restricted stock units granted to him during fiscal 2020, determined as of the grant date under generally accepted accounting principles based on the outcome of the performance conditions applicable to the award that we determined to be probable for these purposes at the time of grant of the award (which was the target level of performance) and a fair value per share of Company Common Stock of $14.61 (which was the closing price of a share of Company Common Stock on the date of grant of the award). The grant date fair value of the award assuming the maximum level of performance applicable to the award would be achieved was the same as the grant date fair value of the award based on the probable outcome of the performance condition applicable to the award. Of the fiscal 2020 amount in Column (e) above for Mr. Alberini, $5,345,000 represents the fair value of the 2020 Revenue Award granted to Mr. Alberini, determined as of the grant date under generally accepted accounting principles based on the outcome of the performance conditions applicable to the award that we determined to be probable for these purposes at the time of grant of the award (which was the target level of performance). The grant date fair value of the award assuming the maximum level of performance applicable to the award would be achieved was the same as the grant date fair value of the award based on the probable outcome of the performance condition applicable to the award.

The fiscal 2019 amount in Column (e) above for Mr. Paul Marciano represents the fair value of three performance-based awards of restricted stock units granted to him during fiscal 2019 ($1,235,010 for the 2019 Licensing Award, $1,235,011 for the 2019 Relative TSR Award and $1,000,010 for the 2019 LTIP Award), determined as of the grant date under generally accepted accounting principles. The grant date fair values of the 2019 Licensing Award and 2019 LTIP Award were based on the outcome of the performance conditions applicable to the awards that we determined to be probable for these purposes at the time of grant of the awards (which, in each case, was the target level of performance) and a fair value per share of Company Common Stock equal to $21.83 (which was the closing price of a share of Company Common Stock on the date of grant of the awards). The grant date fair value of the 2019 Licensing Award assuming the maximum level of performance applicable to the award would be achieved was the same as the grant date fair value of the award based on the probable outcome of the performance condition applicable to those awards. The grant date fair value of the 2019 Relative TSR Award assuming the maximum level of performance applicable to the awards would be achieved was $1,852,517. The grant date fair value of the 2019 LTIP Award assuming the maximum level of performance applicable to the award would be achieved was $2,000,020.

(3)

The amounts reported in Column (g) above reflect the aggregate dollar amounts paid to Named Executive Officers as cash incentive awards with respect to performance for the covered fiscal years under the terms of the Company’s Bonus Plan. The annual cash incentive awards reported in Column (g) for each fiscal year were generally paid in the first quarter of the following fiscal year. For fiscal 2020, the net (after withholdings and deductions, except that Mr. Paul Marciano satisfied his tax withholding obligations for this award with a cash payment to the Company, as permitted by the Compensation Committee) amount of the annual incentive awards was settled in fully-vested shares of the Company’s Common Stock in April 2020.

(4)

Amounts reported in Column (h) represent the annual changes in the actuarial present value of Messrs. Paul Marciano and Alberini’s accrued aggregate pension benefit with respect to the Company’s Supplemental Executive Retirement Plan, or SERP. None of the other Named Executive Officers participate in the SERP. See “Pension Benefits Table—Fiscal 2021” below for a discussion of the change in the actuarial present value of Messrs. Paul Marciano and Alberini’s benefits for fiscal 2021. While the actuarial present value of Mr. Paul Marciano’s benefit increased in fiscal 2021 as compared to fiscal 2020, the reported amount for fiscal 2021 for Mr. Paul Marciano is $0 because he has overall experienced a net loss in the actuarial present value of his accrued pension benefit since fiscal 2012 (as described in more detail under the “Pension Benefits Table—Fiscal 2021” below). The actuarial present value of Mr. Paul Marciano’s benefit decreased in fiscal 2020 as compared to fiscal 2019 and in fiscal 2019 as compared to fiscal 2018. Mr. Alberini’s SERP benefit was accrued with respect to his prior service to the Company between 2006 and 2010. He is not accruing any additional SERP benefits with respect to his current service as Chief Executive Officer. For Mr. Alberini, the actuarial present value of his SERP benefit decreased in fiscal 2021 as compared to fiscal 2020. The actuarial present value of Mr. Alberini’s benefit for fiscal 2020 increased due to (1) a reduction in the discount rate used in determining the present value from 3.75% in fiscal 2019 to 2.5% in fiscal 2020 and (2) Mr. Alberini being one year closer to the commencement of his benefit eligibility. Without these changes to the actuarial present value calculations, the reported increase in SERP benefit value reported for fiscal 2020 for Mr. Alberini would have been zero. The actuarial present value of accrued benefits is based on the RP 2014 Mortality Table with MP 2018 Mortality Projections for fiscal 2019, on the RP 2014 Mortality Table with MP 2019 Mortality Projections for fiscal 2020, and on the PRI 2012 Mortality Table with MP 2020 Mortality Projections for fiscal 2021; a discount rate of 3.75% for fiscal 2019, 2.5% for fiscal 2020 and 2.25% for fiscal 2021; and an assumed retirement age for Mr. Paul Marciano of 68 for fiscal 2019 and 73 for fiscal 2020 and fiscal 2021, and an assumed retirement age for Mr. Alberini of 65. The assumptions used are the same as those used for financial reporting purposes and contained in Note 13 (Defined Benefit Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2021 Annual Report on Form 10-K. See the “Pension Benefits Table—Fiscal 2021” below.

No amounts are included in Column (h) for earnings on deferred compensation under the Company’s Non-Qualified Deferred Compensation Plan because the Named Executive Officers do not receive above-market or preferential earnings on compensation that is deferred under this plan. The earnings that the Named Executive Officers received during fiscal 2021 on compensation deferred under the Non-Qualified Deferred Compensation Plan are reported in the “Non-Qualified Deferred Compensation Plan Table—Fiscal 2021” below.

(5)

Amounts shown in Column (i) for fiscal 2021 consist of, for (i) Mr. Paul Marciano, home security ($179,483), automobile expenses, including fuel, maintenance and insurance ($66,957), health insurance related expenses ($34,788), and matching contributions to the Company’s 401(k) Plan (or to Mr. Paul Marciano’s DCP to “make up” for 401(k) match amounts that could not be made to the Company’s 401(k) Plan) ($15,087); (ii) Mr. Alberini, health insurance related expenses ($30,049), automobile expenses, including fuel, maintenance and insurance ($20,491), and matching contributions to the Company’s 401(k) Plan ($6,981); and (iii) Ms. Anderson, health insurance related expenses ($12,098) and a mobile phone fee allowance ($1,100). On occasion, when our Named Executive Officers travel on an aircraft leased or chartered by the Company for business purposes, a personal guest of the executive may accompany the executive by occupying a seat on the aircraft that would otherwise be unoccupied. In these situations, any incremental cost to the Company for the personal air travel is paid for or reimbursed by the executive. During fiscal 2021, Messrs. Paul Marciano and Alberini were each entitled to the use of a Company-provided automobile. Incremental cost to the Company for the use of Company-owned automobiles was calculated based on an Internal Revenue Service formula for valuing the use of Company-owned automobiles. Incremental cost to the Company for each other item included in Column (i) was calculated using the actual cost to the Company (unless otherwise disclosed). As discussed in the “Certain Relationships and Related Transactions” section below, the Company discovered in the fourth quarter of fiscal 2021 that it had erroneously paid the medical expenses of the employees of certain entities controlled by Paul Marciano and Maurice Marciano from approximately 2000 until October 2020 (the “Marciano Offices”). The fact that the Marciano Offices may have realized lower overall expenses in connection with obtaining and administering medical insurance for the employees of the Marciano Offices over this period of time may be considered a perquisite inadvertently provided by the Company to Paul Marciano and Maurice Marciano, but there was ultimately no associated incremental cost to the Company for providing that benefit for fiscal 2021, fiscal 2020 and fiscal 2019 because of the Marciano’s reimbursement of the Company of 100% of the aggregate incremental cost to the Company in those fiscal years.

Compensation of Named Executive Officers

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2021, fiscal 2020 and fiscal 2019. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of stock options, restricted stock and/or restricted stock units and cash incentive compensation. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table,” as further described in footnote (5) to the table.

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s employment agreement or employment offer letter is provided immediately following this paragraph. The “Grants of Plan-Based Awards in Fiscal 2021” table, and the description of the material terms of the stock options and restricted stock units that follows it, provides information regarding the long-term equity incentives awarded to Named Executive Officers in fiscal 2021. The “Outstanding Equity Awards at Fiscal 2021 Year-End” and “Option Exercises and Stock Vested in Fiscal 2021” tables provide further information on the Named Executive Officers’ potential realizable value and actual realized value with respect to their equity awards. The “Pension Benefits Table—Fiscal 2021” and related description of the material terms of our SERP describe the retirement benefits provided to Messrs. Paul Marciano and Alberini under our SERP. The discussion under “Potential Payments Upon Termination or Change in Control” below is intended to further explain the potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Description of Employment Agreements

The following is a description of the material terms of the employment agreements and employment offer letters with our Named Executive Officers that were in effect during fiscal 2021. Each of these agreements also provides or provided for severance payments and benefits upon certain terminations of the Named Executive Officer’s employment. See “Potential Payments upon Termination or Change in Control” below for a description of the material terms of these benefits.

Paul Marciano

The Company is not currently party to an employment agreement with Mr. Paul Marciano as his previous employment agreement expired according to its terms on January 30, 2019. Mr. Paul Marciano’s continuing employment with the Company is on an “at-will” basis.

Carlos Alberini

On January 27, 2019, the Company entered into an employment agreement with Carlos Alberini (the “Alberini Employment Agreement”). Subject to certain termination provisions, the Alberini Employment

Agreement provides for Mr. Alberini’s employment by the Company as its Chief Executive Officer for a three-year term, with automatic one-year renewals thereafter unless either party provides notice that the term will not be extended.

The Alberini Employment Agreement provides for Mr. Alberini to receive the following compensation and benefits:

•	base salary at the annual rate of $1,200,000 (subject to annual review and increase (but not decrease) by the Compensation Committee);

•

signing bonus of $1,000,000 and an award of 150,000 fully-vested restricted stock units, which are both subject to repayment by Mr. Alberini if he terminates his employment other than for “good reason” (as such term is defined in the Alberini Employment Agreement) prior to the first anniversary of his employment commencement date;

•

an annual cash incentive opportunity based on the achievement of performance criteria to be established by the Compensation Committee, with his annual threshold, target and maximum cash incentive opportunities to be 100%, 200% and 300%, respectively, of his base salary for the corresponding year;

•

a non-qualified stock option award to purchase 600,000 shares, which will vest over 4 years, subject to Mr. Alberini’s continued employment through each applicable vesting date, and an award of 250,000 restricted stock units that will vest over 4 years, subject to the Company achieving the applicable performance-vesting condition and Mr. Alberini’s continued employment through each applicable vesting date;

•

an additional equity award each year during the term of the agreement, commencing with fiscal 2021 and subject to Mr. Alberini’s continued employment, to be made when the Company sets performance goals for that year for purposes of the Company’s executive compensation programs generally, with the target grant date fair value of such award to be not less than $3,800,000 (with the values based on the grant date fair value of the awards as determined by the Company for its financial reporting purposes); and

•

participation in the Company’s other benefit plans and policies on terms commensurate with his position (including, without limitation, vacation benefits, an automobile provided by the Company and other perquisites), and reimbursement of life insurance premiums up to $10,000 per year.

Kathryn Anderson

On October 23, 2019, the Company entered into an employment offer letter with Kathryn Anderson (the “Anderson Letter”). The Anderson Letter provides for Ms. Anderson to receive the following compensation and benefits:

•	base salary at the annual rate of $550,000;

•

signing bonus of $300,000, which is subject to repayment by Ms. Anderson if she terminates her employment other than for “good reason” (as such term is defined in the Anderson Letter) prior to the first anniversary of her employment commencement date;

•

an annual cash incentive opportunity based on the achievement of performance criteria to be established by the Compensation Committee, with her target annual cash opportunity to be 75% of her base salary for the corresponding year. For fiscal 2020, Ms. Anderson was guaranteed a minimum annual cash incentive of $100,000 (with the opportunity to earn up to an additional $100,000 based on performance or other criteria established by the Company);

•	an annual long-term equity incentive opportunity, commencing with fiscal 2021, as determined by the Compensation Committee, with her target annual long-term equity incentive opportunity to be 150% of her base salary (based on the grant date fair value of the awards, and with not less than 40% of such award grant date value to be in the form of restricted stock, restricted stock units, performance stock units, or a combination thereof);

•

a non-qualified stock option award to purchase 130,000 shares and an award of 70,000 shares of restricted stock, which will vest over 4 years and will accelerate upon a “change in control” of the Company (as such term is defined in the Anderson Letter), subject to Ms. Anderson’s continued employment through each applicable vesting date; and

•	participation in the Company’s other benefit plans and policies on terms commensurate with her position (including, without limitation, vacation benefits and other perquisites).

Grants of Plan-Based Awards in Fiscal 2021

The following table presents information regarding the equity and non-equity incentive awards granted to the Named Executive Officers during fiscal 2021 under the Company’s 2004 Equity Incentive Plan and Bonus Plan. The material terms of each grant are described below under “Description of Plan-Based Awards.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Paul Marciano	6/11/2020	(2)	—	—	—	—	—	—	—	348,157	8.64	1,508,216
	6/29/2020	(2)	—	—	—	—	310,881	—	—	—	—	3,000,002
	6/29/2020	(3)	950,000	1,900,000	2,850,000	—	—	—	—	—	—	—

Carlos Alberini	6/11/2020	(4)	—	—	—	—	—	—	—	348,157	8.64	1,508,216
	6/29/2020	(4)	—	—	—	90,123	360,491	540,737	—	—	—	2,300,005
	6/29/2020	(3)	1,200,000	2,400,000	3,600,000	—	—	—	—	—	—	—

Kathryn Anderson	6/11/2020	(4)	—	—	—	—	—	—	—	95,743	8.64	414,759
	6/29/2020	(4)	—	—	—	16,164	64,654	96,981	—	—	—	412,505
	6/29/2020	(3)	206,250	412,500	618,750	—	—	—	—	—	—	—

(1)

The grant date fair value for each equity award reported in Column (l) of the table above was determined in accordance with applicable accounting rules, with the grant date fair value of performance-based awards determined based on the outcome of the performance-based conditions applicable to the awards that we determined to be probable for these purposes at the time of grant of the awards. See note (2) to the “Summary Compensation Table” above.

(2)

The awards reported in these rows granted to Mr. Paul Marciano during fiscal 2021 consist of (1) stock options that were subject to time-based vesting requirements and (2) restricted stock units that were subject to time- and performance-based vesting requirements. For a description of these awards, see “Executive Compensation Program Elements for Fiscal 2021—Long-Term Equity Incentive Awards—Equity Awards for Mr. Paul Marciano for Fiscal 2021” above and the narrative that follows this table.

(3)

Amounts reported in these rows reflect the threshold, target and maximum cash incentive award opportunities for the Named Executive Officers for fiscal 2021, presented using their respective annual base salary levels in effect at the start of the fiscal year and as though there had been no reduction in their respective base salary levels during fiscal 2021. At the time each of these levels was approved for fiscal 2021 and in light of the uncertainty on the retail industry and the Company created by the COVID-19 pandemic, the Compensation Committee reserved the right to determine the applicable threshold, target and maximum levels based on each Named Executive Officer’s adjusted base salary (taking into account the significant reduction in the Named Executive Officer’s base salary for a portion of the year in response to the pandemic) or at the higher, normalized levels (as presented in the table above) as though each Named Executive Officer’s base salary had not been reduced in fiscal 2021 in response to the pandemic. The Compensation Committee ultimately determined to pay a cash incentive award to each Named Executive Officer for fiscal 2021 (as reported in Column (g) of the “Summary Compensation Table”) at the target level based on the Named Executive Officer’s annual salary level in effect at fiscal year-end, resulting in final payout levels between the reduced payout calculations and the higher, normalized payout calculations. For more details, see “Executive Compensation Program Elements for Fiscal 2021—Annual Incentive Awards” above.

(4)

The awards reported in these rows granted to Mr. Alberini and Ms. Anderson during fiscal 2021 consist of (1) stock options that were subject to time-based vesting requirements and (2) restricted stock units that were subject to time- and performance-based vesting requirements. For a description of these awards, see “Executive Compensation Program Elements for Fiscal 2021—Long-Term Equity Incentive Awards—Equity Awards for Mr. Alberini and Ms. Anderson for Fiscal 2021” above and the narrative that follows this table.

Description of Plan-Based Awards

The Grants of Plan-Based Awards Table above reflects a cash incentive award opportunity (under a performance-based program based on fiscal 2021 results) for each of the Named Executive Officers. The table also reflects equity awards granted during fiscal 2021 to the Named Executive Officers, in each case as described in more detail below. Each of these awards was granted under, and is subject to the terms of, the 2004 Equity Incentive Plan or the Bonus Plan. The plans are administered by the Compensation Committee. Vesting requirements for these awards discussed in this Proxy Statement generally assume no change in control of the Company occurs and that the executive would not be entitled to any accelerated vesting in connection with a termination of employment. Change in control and accelerated vesting provisions applicable to these awards are discussed below and in the “Potential Payments upon Termination or Change in Control” section below.

Stock Options

The stock options reported in Column (j) of the table above were granted with a per-share exercise price equal to the closing price of a share of the Company’s Common Stock on the NYSE on the grant date and are scheduled to vest in three annual installments (in the case of Messrs. Paul Marciano and Alberini) or four annual installments (in the case of Ms. Anderson). The stock option awards listed in the table above have a term of ten years. Outstanding options, however, may terminate earlier in connection with a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances (or other modification as approved by the Compensation Committee), the unvested portion of the stock option will immediately terminate upon a termination of the Named Executive Officer’s employment. None of the stock options granted to the Named Executive Officers in fiscal 2021 will automatically vest upon a change in control of the Company, unless the awards will be terminated in connection with the transaction. If a change in control of the Company occurs and the award was terminated in connection with the transaction (that is, it is not continued following such event or assumed or converted by the successor entity), the stock options would become fully vested as of the date of the change in control. If Mr. Alberini’s employment is terminated due to his death or “disability” (as defined in the Alberini Employment Agreement), he will vest in a pro-rata portion of his stock option that was scheduled to vest on the next vesting date. If Mr. Alberini’s employment is terminated by the Company without “cause”, by Mr. Alberini for “good reason” (as such terms are defined in the Alberini Employment Agreement), or due to a non-renewal of the term of the employment agreement by the Company that occurs, in each case, outside of a “Change in Control Window” (which is 12 months prior to, in connection with, or 12 months following a change in control of the Company), in each case subject to Mr. Alberini executing a release of claims in favor of the Company, Mr. Alberini will vest in a pro-rata portion of his stock option that was scheduled to vest on the next vesting date. If Mr. Alberini’s employment is terminated by the Company without “cause”, by Mr. Alberini for “good reason”, or due to a non-renewal of the term of the employment agreement by the Company that occurs, in each case, during a “Change in Control Window” and subject to Mr. Alberini executing a release of claims in favor of the Company, Mr. Alberini’s stock options will fully vest. The Named Executive Officer will generally have 60 days to exercise the vested portion of the stock option following a termination of employment. This period is extended to 12 months if the termination is on account of the Named Executive Officer’s death, permanent disability, retirement or “qualifying termination” (in the case of Mr. Alberini). The stock option award is evidenced by an award agreement that sets forth the specific terms and conditions of the award, not inconsistent with the terms of the 2004 Equity Incentive Plan.

Performance-Based Restricted Stock Units

Mr. Paul Marciano 2021 Award. The restricted stock unit award for Mr. Paul Marciano reported in Column (g) of the table above was eligible to vest if the Company achieved the specific performance goals and based on Mr. Paul Marciano’s continued service through the applicable vesting dates. Each restricted stock unit subject to the award represents a contractual right to receive one share of the Company’s Common Stock if the applicable performance-based and time-based vesting requirements are satisfied. 50% of the award was eligible to vest based on the Company’s earnings from operations from its licensing segment for fiscal 2021 and the remaining 50% of the award was eligible to vest based on the Company’s earnings from operations for fiscal 2021. If both of the performance goals established by the Compensation Committee for the performance period were met, all of the restricted stock units subject to the award would be eligible to vest. If only one of the performance goals established by the Compensation Committee for the performance period was met, then 50% of the restricted stock units subject to the award would be eligible to vest. If neither of the performance goals established by the Compensation Committee for the performance period were met, all of the restricted stock units subject to the award would have been cancelled and terminated as of the last day of the performance period. As described in, “Executive Compensation Program Elements for Fiscal 2021—Long-Term Equity Incentive Awards—Equity Awards for Mr. Paul Marciano for Fiscal 2021” above, the Compensation Committee determined that both performance goals were met for the performance period.

The restricted stock units subject to Mr. Paul Marciano’s award that became eligible to vest based on performance during the performance period will generally vest in three equal installments, with one-third of the stock units vesting on January 30 of 2021, 2022 and 2023. In general and except as noted below, if the executive’s service to the Company terminates for any reason, any restricted stock units subject to the award that have not previously vested will terminate. If the executive’s employment terminates due to the executive’s death or disability, all restricted stock units subject to the award will become fully vested as of the termination date (and if such termination occurs prior to the end of the performance period, the performance requirements will be deemed to have been met). If there is a change in control of the Company prior to the end of the performance period, the performance conditions would be deemed to have been satisfied as of the date of such event and the time-based vesting conditions will continue to apply (except as provided in the next sentence). If there is a change in control of the Company and the then-outstanding and unvested portion of the award is terminated in connection with the transaction (that is, it is not continued following such event or assumed or converted by the successor entity), such portion of the restricted stock units subject to the award will become fully vested as of the date of the change in control.

Mr. Alberini and Ms. Anderson 2021 Relative TSR Awards. Columns (f) through (h) of the table above include the awards of restricted stock units subject to the 2021 Relative TSR Awards granted to Mr. Alberini and Ms. Anderson in June 2020. Each restricted stock unit subject to the 2021 Relative TSR Awards represents a contractual right to receive one share of the Company’s Common Stock if the applicable performance-based and time-based vesting requirements are satisfied. The restricted stock units subject to the awards cover a target number of shares of the Company’s Common Stock equal to 360,491 shares (in the case of the award granted to Mr. Alberini) and 64,654 shares (in the case of the award granted to Ms. Anderson), with the number of units subject to the awards that are ultimately eligible to vest being equal to zero to 150% of the target number based upon the Company’s TSR for a three-year performance period consisting of fiscal 2021 through fiscal 2023 relative to the TSRs during that performance period of a peer group of companies selected by the Compensation Committee. If the Company’s TSR ranks at the 50th percentile relative to the peer group for the performance period, the target number of the restricted stock units subject to the awards will be eligible to vest. If the Company’s TSR ranks at the 25th percentile relative to the peer group for the performance period, 25% of the target number of the restricted stock units subject to the awards will be eligible to vest. If the Company’s TSR ranks at the 75th percentile or above relative to the peer group for the performance period, 150% of the target number of the restricted stock units subject to the awards will be eligible to vest. However, in no event will the awards vest as to shares of the Company’s Common Stock with a value greater than $11,500,000 (in the case of Mr. Alberini) and $2,062,500 (in the case of Ms. Anderson) determined as of the vesting date. If the Company’s TSR is between these threshold, target and maximum performance levels, the vesting percentage will be determined by linear interpolation between the vesting percentages for those levels. No portion of the awards will vest if the Company’s relative TSR for the performance period is below the 25th percentile. Any restricted stock units subject to the awards that are not deemed eligible to vest based on the Company’s relative TSR will be cancelled and terminated as of the last day of the performance period.

In the event that, during the performance period and outside of a “Change in Control Window” (which is 12 months prior to, in connection with, or 12 months following a change in control of the Company), Mr. Alberini or Ms. Anderson’s employment terminates due to a termination by the Company without “cause”, by the executive for “good reason” (as such terms are defined in the executive’s employment agreement or offer letter) or due to a non-renewal of the term of the employment agreement by the Company (in the case of Mr. Alberini), or if the executive’s employment is terminated due to the executive’s death or “disability” (as such term is defined in the executive’s employment agreement or offer letter) at any time prior to the vesting date, the target number of units will be prorated by multiplying the target number by a fraction, the numerator of which is the number of days the executive was employed during the performance period, and the denominator of which is total number of days in the performance period, and the prorated number of target units would remain outstanding and eligible to vest based on the Company’s relative TSR for the entire three-year performance period. If a change in control of the Company occurs during the performance period, the awards will be eligible to vest as to either the target number of units (if the change in control occurs during the first year of the performance period) or based on the Company’s relative TSR for the performance period through the change in control (if the change in control occurs during the second or third year of the performance period). If the award continues following such event or is assumed or converted by the successor entity, the number of units that are eligible to vest will vest on the last day of the original performance period subject to the executive’s continued employment through the vesting date and to accelerated vesting if the executive’s employment terminates within a Change in Control Window due to a termination by the Company without “cause”, by the executive for “good reason”, or due to a non-renewal of the term of the employment agreement by the Company (in the case of Mr. Alberini), without application of the proration described above, or due to the executive’s death or “disability,” with application of the proration described above. Such units will vest upon the change in control if the award is to be terminated in connection with the change in control transaction (that is, the award does not continue following such event and is not assumed or converted by the successor entity).

The restricted stock units awarded to Named Executive Officers include dividend equivalent rights. If a cash dividend is paid with respect to the Company’s Common Stock while any restricted stock units subject to the award are outstanding, the award will be credited with an amount in cash equal to the dividends the award holder would have received if he or she had been the owner of the shares of Company Common Stock subject to the outstanding restricted stock units. Any dividend equivalents credited with respect to an award are subject to the same vesting requirements as the restricted stock units to which they relate.

Non-Equity Incentive Plan Awards

With respect to fiscal 2021 performance, the Company granted non-equity incentive plan award opportunities to its Named Executive Officers as described in note (3) to the table above. In April 2021, the Compensation Committee reviewed the Company’s performance with respect to the pre-established performance goals, certified the level of performance and the resulting awards to the Named Executive Officers for fiscal 2021 as described above under “Executive Compensation Program Elements for Fiscal 2021—Annual Incentive Awards” and as set forth in Column (g) of the “Summary Compensation Table.”

Outstanding Equity Awards at Fiscal 2021 Year-End

The following table presents information regarding the outstanding equity awards held by each Named Executive Officer as of January 30, 2021, including the vesting dates for the awards that had not fully vested as of that date.

			Option Awards(1)				Stock Awards(2)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul Marciano	4/15/2011		44,300	—	$38.90	4/15/2021	—	—	—	—
	3/28/2012		56,000	—	$31.36	3/28/2022	—	—	—	—
	4/3/2013		73,400	—	$25.17	4/3/2023	—	—	—	—
	6/25/2018	(4)	—	—	—	—	—	—	91,347	2,121,077
	6/20/2019	(5)	—	—	—	—	68,447	1,589,339	—	—
	6/11/2020	(6)	—	348,157	$8.64	6/11/2030	—	—	—	—
	6/29/2020	(7)	—	—	—	—	310,881	7,218,657	—	—

Carlos Alberini	2/20/2019	(8)	150,000	450,000	$21.38	2/20/2029	—	—	—	—
	2/20/2019	(9)	—	—	—	—	187,500	4,353,750	—	—
	6/11/2020	(6)	—	348,157	$8.64	6/11/2030	—	—	—	—
	6/29/2020	(10)	—	—	—	—	—	—	540,737	12,555,913

Kathryn Anderson	12/2/2019	(11)	32,500	97,500	$19.15	12/2/2029	—	—	—	—
	12/2/2019	(11)	—	—	—	—	52,500	1,219,050	—	—
	6/11/2020	(12)	—	95,743	$8.64	6/11/2030	—	—	—	—
	6/29/2020	(10)	—	—	—	—	—	—	96,981	2,251,899

(1)

All options reported in the table above were granted under, and are subject to, the Company’s 2004 Equity Incentive Plan. The option expiration date shown in Column (f) above is the normal expiration date, and the latest date that the options may be exercised. The options may terminate earlier in certain circumstances described above. For each Named Executive Officer, the unexercisable options shown in Column (d) above were unvested as of January 30, 2021 and will generally terminate if the Named Executive Officer’s employment terminates prior to scheduled vesting.

(2)	All stock awards reported in the table above were granted under, and are subject to, the Company’s 2004 Equity Incentive Plan.
(3)

The market value of stock awards reported in Columns (h) and (j) is computed by multiplying the applicable number of shares of stock reported in Columns (g) and (i), respectively, by $23.22, the closing market price of the Company’s Common Stock on January 29, 2021, the last trading day of fiscal 2021.

(4)

Under the terms of the 2019 Relative TSR Award, this award is subject to a relative TSR vesting requirement over a three-year performance period. Between zero and 150% of the target number of restricted stock units subject to the award will vest based on the Company’s TSR compared to the TSRs for a peer group of companies approved by the Compensation Committee for the three year performance period consisting of the Company’s 2019, 2020 and 2021 fiscal years. The number reported above reflects the actual number of units subject to the award (150% of the target number of units subject to the award) that ultimately vested based on the Compensation Committee’s certification (on February 5, 2021) of the applicable relative TSR performance.

(5)

Under the terms of the award granted to Mr. Paul Marciano in fiscal 2020, since the Company’s earnings from operations derived from the Company’s licensing segment for fiscal 2020 and the Company’s earnings from operations for fiscal 2020 exceeded the pre-established performance threshold, the award will vest in three equal annual installments. One third of the award vested on each of January 30, 2020 and January 30, 2021, and the remaining installment will vest on January 30, 2022.

(6)	Awards vest in three equal installments on each June 11 of 2021, 2022 and 2023.
(7)

Under the terms of the award granted to Mr. Paul Marciano in fiscal 2021, since the Company’s earnings from operations derived from the Company’s licensing segment for fiscal 2021 and the Company’s earnings from operations for fiscal 2021 exceeded the pre-established performance threshold, the award will vest in three equal annual installments. One third of the award vested on January 30, 2021, and the remaining installments will vest on each January 30 of 2022 and 2023. The entire number of restricted stock units originally subject to the award (including the portion that vested as of January 30, 2021) is included above as the entire award remained outstanding at the end of fiscal 2021 pending the Compensation Committee’s certification that the applicable fiscal 2021 performance goals had been attained.
(8)

Awards vest in four equal installments. One fourth of the award vested on each of February 20, 2020 and February 20, 2021, and the remaining installments will vest on each February 20 of 2022 and 2023.

(9)

Under the terms of the 2020 Revenue Award, since the Company’s total revenue for fiscal 2020 exceeded the pre-established performance threshold, the award will vest in four equal annual installments. One fourth of the award vested on each of February 20, 2020 and February 20, 2021, and the remaining installments will vest on each February 20 of 2022 and 2023.

(10)

Under the terms of the 2021 Relative TSR Awards, these awards are subject to a relative TSR vesting requirement over a three-year performance period. Between zero and 150% of the target number of restricted stock units subject to the awards will vest based on the Company’s TSR compared to the TSRs for a peer group of companies approved by the Compensation Committee for the three year performance period consisting of the Company’s 2021, 2022 and 2023 fiscal years. The numbers reported above reflect the maximum number of units subject to the awards (150% of the target number of units subject to the awards) because, had the applicable performance period ended at the end of fiscal 2021, the number of restricted stock units subject to the awards that would have vested would have exceeded the target level. These awards include a dollar denominated payment cap such that the number of restricted stock units that vest will not exceed the number of restricted stock units determined by dividing a specified dollar amount ($11,500,000 as to Mr. Alberini’s award and $2,062,500 as to Ms. Anderson’s award) by the closing price of a share of the Company’s Common Stock on the applicable vesting date.

(11)	Awards vest in four equal installments. One fourth of the awards vested on December 2, 2020, and the remaining installments will vest on each December 2 of 2021, 2022 and 2023.
(12)	Award vests in four equal installments on each June 11 of 2021, 2022, 2023 and 2024.

Option Exercises and Stock Vested in Fiscal 2021

The following table presents information regarding (i) the exercise of stock options by Named Executive Officers during fiscal 2021 and (ii) the vesting during fiscal 2021 of stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Paul Marciano	—	—	639,488	9,340,325
Carlos Alberini	—	—	188,061	1,540,849
Kathryn Anderson	—	—	25,760	360,819

(1)

The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of the Company’s Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of the Company’s Common Stock on the date of exercise and the exercise price of the options.

(2)

The dollar amounts shown in Column (e) above for stock awards are the sum of (1) the number of shares that vested multiplied by the per-share closing price of the Company’s Common Stock on the vesting date, plus (2) the aggregate cash value of any dividend equivalents received by the executive with respect to the applicable award.

Pension Benefits Table—Fiscal 2021

The following table presents information regarding the present value, computed as of January 30, 2021, of accumulated benefits that may become payable to Messrs. Paul Marciano and Alberini under the Company’s Supplemental Executive Retirement Plan, or SERP, the Company’s only defined benefit pension plan.

Name	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)(2)
Paul Marciano	SERP	24	26,512,924	—
Carlos Alberini	SERP	9	3,965,953	17,457

(1)

The amount in this Column represents the actuarial present value, computed as of January 30, 2021, of the Named Executive Officer’s accrued aggregate pension benefit with respect to the SERP. The actuarial present value of accrued benefits is based on a discount rate of 2.25%, the PRI 2012 Mortality Table with MP 2020 Mortality Projections and an assumed retirement age of 73 for Mr. Paul Marciano and 65 for Mr. Alberini. The assumptions used are the same as those used for financial reporting purposes and contained in Note 13 (Defined Benefit Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2021 Annual Report on Form 10-K. See footnote (4) to the “Summary Compensation Table” above for more information concerning the year-over-year changes to the actuarial present value of the accrued aggregate pension benefits with respect to the SERP.

(2)

Mr. Alberini began receiving SERP benefits in January 2021 with respect to his prior service to the Company ending in June 2010. In light of applicable Internal Revenue Code rules, these payments could not be delayed or deferred without incurring significant tax penalties.

The Company adopted the SERP in 2006 to provide certain selected executives with benefits upon retirement, termination of employment, death, disability or a change in control of the Company, in certain prescribed circumstances. The only executive officers that were participants in the SERP as of January 30, 2021 were Messrs. Paul Marciano and Alberini. Mr. Alberini’s benefit was accrued with respect to his service to the Company between 2006 and 2010. Mr. Alberini is not accruing additional SERP benefits with respect to his current service as Chief Executive Officer.

Annual benefits available under the SERP, or SERP Benefits, are calculated by multiplying the participant’s highest average compensation (including base salary and certain annual cash incentives) during any two of the final three full calendar years of employment by a percentage equal to 2.5% for each year of service, subject to a maximum benefit of 60% of such average compensation for Mr. Paul Marciano. Mr. Paul Marciano is fully vested in his SERP Benefits and has already attained the maximum permitted twenty-four years of service for purposes of calculating SERP Benefits. The highest amount of “compensation” (as defined in the SERP) for Mr. Paul Marciano for any year following 2013 that will be taken into account for purposes of calculating his benefits under the plan will be $6,250,000, and if he retires or otherwise has a termination of employment for any reason other than for cause after January 31, 2016, his “average compensation” for purposes of his SERP benefit will be determined as of January 31, 2016.

As noted above, Mr. Alberini is not accruing additional SERP benefits with respect to his service as Chief Executive Officer. His benefit is calculated based on his accrued service and compensation history when he ceased being the Company’s President and Chief Operating Officer in 2010.

SERP Benefits are generally payable over the lifetime of the participant, subject to the advance election by each participant to receive an actuarial equivalent in the form of a ten- or fifteen-year term-certain life annuity or a joint and 50% survivor annuity. The SERP Benefit amounts will be reduced by the amount of a participant’s estimated Social Security benefits. If a participant retires on or after reaching the age of 65, his SERP Benefit will begin to be paid in the form selected by the participant. If a participant’s employment is terminated prior to reaching the age of 65, his SERP Benefit will cease to accrue and he will begin to be paid in the form selected by the participant, commencing following the attainment of age 65. Upon a participant’s death or disability, the participant or his beneficiaries will generally be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit. The SERP provides that if a participant experiences a termination of employment within twelve months following a change in control of the Company, the participant will be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit as if such benefit had been completely vested following such termination.

The present value of Mr. Paul Marciano’s accumulated benefit under the SERP at the end of fiscal 2012 was $37,059,275. Changes in actuarial factors have resulted in the present value of Mr. Paul Marciano’s accumulated benefit under the SERP being less than that amount at the end of each fiscal year subsequent to fiscal 2012. In accordance with applicable SEC rules, in years in which the present value of the benefit decreased, such as in fiscal 2020 and fiscal 2019, the change in the present value of the benefit for those fiscal years was reported as $0 (and not the actual amount of the reduction) in the Summary Compensation Table.

Non-Qualified Deferred Compensation Plan Table—Fiscal 2021

The following table sets forth summary information regarding contributions to, earnings on, withdrawals from and account balances under the Company’s Non-Qualified Deferred Compensation Plan, or DCP, for and as of the fiscal year ended January 30, 2021.

Name	Executive Contributions In Last Fiscal Year ($)	Registrant Contributions In Last Fiscal Year ($)(1)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Paul Marciano	—	300	499,880	—	3,007,053
Carlos Alberini	—	—	—	—	—
Kathryn Anderson	—	—	—	—	—

(1)

There were no discretionary Company contributions with respect to any of the Named Executive Officers during fiscal 2021. The amount in this column represents contributions made by the Company during fiscal 2021 under the terms of the DCP to “make up” for 401(k) match amounts that could not be made to such executive’s account under our tax-qualified 401(k) plan (in which substantially all of our salaried employees are eligible to participate) due to applicable Internal Revenue Code limits. These amounts are also included in Column (i) of the “Summary Compensation Table” above.

(2)

To the extent the executive officers were Named Executive Officers in prior years, the amounts reported in the aggregate balance at last fiscal year end that represented prior base salary and annual cash incentive award deferrals or Company contributions were previously reported as compensation to the Named Executive Officers in our “Summary Compensation Table” as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” in previous years. Amounts reported in the aggregate balance at last fiscal year end that represent earnings in prior years on previously deferred amounts are not reflected in prior period Summary Compensation Tables.

Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Executive Officers, and members of the Board may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their annual cash incentive, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their director fees to be earned during the following calendar year. In addition, the Company makes contributions to “make up” for Company match amounts under the Company’s 401(k) plan that cannot be made to Named Executive Officers because of applicable Internal Revenue Code limits.

Account balances are credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. Participants are at all times 100%

vested in the amounts credited to their deferral accounts with respect to their deferrals. Amounts credited with respect to lost 401(k) match amounts are subject to the same vesting requirements provided in the Company’s 401(k) plan and amounts credited with respect to discretionary Company contributions are subject to vesting requirements, if any, imposed on such amounts by the Company. Participants will be eligible to receive distributions of the amounts credited to their accounts at or after their termination of employment, retirement, disability, death, change in control of the Company or upon another previously determined scheduled distribution date, in a lump sum or installments pursuant to elections made under the rules of the DCP. For the Named Executive Officers, Section 409A of the Internal Revenue Code requires that distributions may not occur earlier than six months following the Named Executive Officer’s termination of employment (excluding termination due to disability or death). The DCP is not required to be funded by the Company, until benefits become payable, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP. The Company has purchased corporate-owned life insurance to help offset this liability. The Company did not make any discretionary contributions under the DCP during fiscal 2021.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to each of our Named Executive Officers in connection with a termination of their employment and/or a change in control of the Company. As prescribed by SEC rules, in calculating the amounts of any potential payments to Messrs. Paul Marciano and Alberini and Ms. Anderson described below, we have assumed that the termination and/or change in control occurred on the last business day of fiscal 2021. The benefits described below do not include any amounts with respect to fully vested SERP, DCP or 401(k) benefits or vested and unexercised stock options where no additional benefit is provided thereunder to the Named Executive Officer as a result of a termination or change in control. As reflected in the tables below and as discussed below and in the “Description of Plan-Based Awards” section above, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in certain circumstances in connection with a termination of their employment and/or a change in control.

Paul Marciano

The Paul Marciano Employment Agreement expired according to its terms in January 2019. Accordingly, Mr. Paul Marciano would not have been entitled to any severance payment if his employment was terminated and/or a change in control occurred as of the last day of fiscal 2021. Mr. Paul Marciano may be entitled to certain accelerated vesting of outstanding equity awards in connection with certain terminations of his employment and in connection with certain change in control events impacting the Company. See “Description of Plan-Based Awards—Performance-Based Restricted Stock Units” above for a description of the material terms of certain of these benefits. Mr. Paul Marciano also received a restricted stock unit award in fiscal 2020 that had similar accelerated vesting provisions as the restricted stock unit award granted to Mr. Paul Marciano in fiscal 2021.

The following table sets forth the estimated amounts that Mr. Paul Marciano would have become entitled to under the terms of his award agreements evidencing outstanding equity awards had his employment with the Company terminated and/or a change in control of the Company occurred on the last business day of fiscal 2021.

Name	Triggering Event	Value of Accelerated Restricted Stock, Restricted Stock Units and Unvested Options ($)(1)(2)	Total ($)
Paul Marciano	Death / Disability	8,807,996	8,807,996
	Term. Without Cause or Resign for Good Reason (No Change in Control)	—	—
	Change in Control	—	—
	Term. Without Cause or Resign for Good Reason in Connection with Change in Control	—	—

(1)

Represents the intrinsic value of Mr. Paul Marciano’s unvested restricted stock unit awards that would accelerate in the circumstances indicated. The value of unvested restricted stock and stock unit awards is calculated by multiplying $23.22 (the closing price of the Company’s Common Stock on the NYSE on January 29, 2021, the last trading day of fiscal 2021) by the number of shares subject to the accelerated portion of the award.

(2)

None of the awards held by Mr. Paul Marciano would automatically vest on a change in control of the Company. This presentation assumes that the awards would be continued following the transaction or assumed or converted by a successor entity. If the awards were to be terminated in connection with the transaction (and not assumed or converted by a successor entity), all of the outstanding and unvested equity awards held by the executive would accelerate. In such circumstances, the value of Mr. Paul Marciano’s awards that would vest in connection with the termination of the awards would be $13,884,125. To the extent the awards accelerated in connection with a termination of the awards, there would be no additional accelerated vesting value with respect to such awards in connection with a termination of employment.

Carlos Alberini

The Alberini Employment Agreement provides that if Mr. Alberini’s employment with the Company is terminated by the Company without “cause” (as defined in the Alberini Employment Agreement), upon expiration of the term of the agreement then in effect by reason of the Company’s delivery of a notice of non-renewal if the Company did not have cause to deliver such non-renewal notice, or by Mr. Alberini for “good reason” (as defined in the Alberini Employment Agreement), Mr. Alberini will be entitled to receive, subject to his delivering a release of claims in favor of the Company, the following separation benefits: (1) payment of an aggregate amount equal to two times his base salary, with such amount generally payable in 24 substantially equal monthly installments following the termination of employment (or, in the event such termination of employment occurs within 12 months before, upon or within two years after a change in control (as defined in the agreement), lump sum payment of an aggregate amount equal to two times the sum of his base salary and target annual cash incentive); (2) a pro-rata portion of his annual cash incentive for the year in which the termination occurs (pro-rata based on the number of days of employment during the year and based on actual performance for the year had his employment continued through the year); (3) reimbursement of Mr. Alberini’s life insurance premiums of up to $10,000 per year for up to two years; and (4) payment or reimbursement of Mr. Alberini’s premiums to continue healthcare coverage under COBRA for up to 24 months. Mr. Alberini may also be entitled to certain accelerated vesting of outstanding equity awards in connection with certain terminations of his employment and in connection with certain change in control events impacting the Company. See “Description of Plan-Based Awards” above for a description of the material terms of these benefits. Mr. Alberini also received equity awards in fiscal 2020 that had the following provisions for accelerated vesting:

Fiscal 2020 Stock Option. In fiscal 2020, Mr. Alberini was granted a stock option award that vested in four annual installments, with one-fourth vesting on February 20 of 2020, 2021, 2022 and 2023. If Mr. Alberini’s employment is terminated due to his death or “disability” (as defined in his employment agreement), he will vest in a pro-rata portion of his stock option that was scheduled to vest on the next vesting date. If Mr. Alberini’s employment is terminated by the Company without “cause”, by Mr. Alberini for “good reason” (as such terms are defined in his employment agreement), or due to a non-renewal of the term of the employment agreement by the Company, in each case subject to Mr. Alberini executing a release of claims in favor of the Company, Mr. Alberini’s stock options will fully vest.

Fiscal 2020 Restricted Stock Unit Award. In fiscal 2020, Mr. Alberini was granted 250,000 restricted stock units that were eligible to vest based on the Company’s total revenue for fiscal 2020 (the “2020 Revenue Award”). The applicable performance condition with respect to the 2020 Revenue Award was met in fiscal 2020 and the award vests in four equal installments, with one-fourth of the stock units vesting on February 20 of 2020, 2021, 2022 and 2023. If the executive’s employment terminates due to the executive’s death or disability (as defined in Mr. Alberini’s employment agreement), the executive will vest in a pro-rata portion of the restricted stock units subject to the award that were scheduled to vest on the next vesting date (and if such termination occurs prior to the end of the performance period, the performance requirements will be deemed to have been met). If Mr. Alberini’s employment is terminated by the Company without “cause”, by Mr. Alberini for “good reason” (as such terms are defined in Mr. Alberini’s employment agreement), or due to a non-renewal of the term of the employment agreement by the Company, in each case subject to Mr. Alberini executing a release of claims in favor of the Company, Mr. Alberini’s outstanding and unvested restricted stock units will fully vest (and if such termination occurs prior to the end of the performance period, the award shall remain outstanding until the end of the performance period, and if the performance condition is satisfied, the restricted stock units shall vest following the certification by the Compensation Committee of the satisfaction of the performance goal, and if the performance condition is not met, the restricted stock units shall be forfeited).

In the event Mr. Alberini’s employment is terminated by the Company without “cause”, by Mr. Alberini for “good reason” (as such terms are defined in his employment agreement), or due to a non-renewal of the term of the employment agreement by the Company, as to each other stock option, restricted stock, restricted stock unit or similar equity award granted to Mr. Alberini by the Company that is then outstanding and otherwise unvested (notwithstanding anything contained in the applicable award agreement or the 2004 Equity Incentive Plan), (a) the equity award will vest as to a pro-rata portion of the number of shares subject to the award covered by the next time and service-based vesting installment applicable to the award that is otherwise scheduled to vest after the date of Mr. Alberini’s termination of employment (pro-rata based on the number of days of employment during the period beginning on the last time and service-based vesting date under the applicable award that occurred prior to the termination of employment and ending on the next time and service-based vesting date under the applicable award that was next scheduled to occur after the termination of employment), and (b) as to an award that is subject to performance-based vesting requirements, the award will remain subject to the applicable performance-based vesting conditions and the pro-rata vesting provided for above will apply only as to the next installment scheduled to vest pursuant to the time and service-based vesting conditions applicable to the award. If, however, such a termination of Mr. Alberini’s employment occurs within 12 months before, upon, or within two years after a change in control, as to each such stock option, restricted stock, restricted stock unit or similar equity award granted to Mr. Alberini by the Company that is then outstanding and otherwise unvested (and did not otherwise accelerate pursuant to the foregoing provisions), the time and service-based vesting condition applicable to the equity award will no longer apply in its entirety, and any performance-based condition and timing of payment of the award will be as provided in the applicable award agreement.

If Mr. Alberini’s employment terminates due to his death or “disability” (as defined in the Alberini Employment Agreement), he will be entitled to receive the following separation benefits: (1) payment of the pro-rata annual cash incentive described above for the year in which his employment terminates except that the pro-rata annual cash incentive will be based on the “target” level of performance for the year and (2) pro-rata accelerated vesting of each of his then outstanding and unvested equity awards as described above.

Mr. Alberini is not entitled to a change in control excise tax gross-up provision under the terms of the Alberini Employment Agreement or any other agreement entered into with the Company. Should Mr. Alberini’s payments, rights or benefits (whether under an employment agreement or any other plan or arrangement) be subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, the Alberini Employment Agreement provides that such payments, rights or benefits will be reduced to the extent necessary so that no portion of such payments, rights or benefits will be subject to such excise tax, but only if, by reason of such reduction, the net after-tax benefit received by Mr. Alberini will exceed the net after-tax benefit that he would receive if no such reduction was made.

The following table sets forth the estimated amounts that Mr. Alberini would have become entitled to under the terms of his employment agreement and award agreements evidencing outstanding equity awards had his employment with the Company terminated and/or a change in control of the Company occurred on the last business day of fiscal 2021.

Name	Triggering Event	Cash Severance ($)(1)	Annual Cash Incentive ($)(2)	Medical and Insurance Benefit ($)(3)	Value of Accelerated Restricted Stock, Restricted Stock Units and Unvested Options ($)(4)(5)	Total ($)
Carlos Alberini	Death / Disability	—	2,400,000	—	2,715,686	5,115,686
	Term. Without Cause or Resign for Good Reason (No Change in Control)	2,400,000	2,400,000	80,097	6,269,564	11,149,661
	Change in Control	—	—	—	—	—
	Term. Without Cause or Resign for Good Reason in Connection with Change in Control	7,200,000	2,400,000	80,097	18,628,480	28,308,577

(1)

Represents an amount equal to two times Mr. Alberini’s base salary (or, in the case of a “Term. Without Cause or Resign for Good Reason in Connection with Change in Control,” two times the sum of his base salary and target annual cash incentive).

(2)	Represents the actual cash incentive award paid for fiscal 2021.
(3)	Represents the value of life insurance premium payments and continuing medical coverage for two years following a termination without cause or resignation for good reason.
(4)

Represents the intrinsic value of Mr. Alberini’s unvested stock options and unvested restricted stock unit awards that would accelerate in the circumstances indicated. In the case of unvested stock options, this value is calculated by multiplying (i) the amount (if any) by which $23.22 (the closing price of the Company’s Common Stock on the NYSE on January 29, 2021, the last trading day of fiscal 2021) exceeds the per share exercise price of the option, by (ii) the number of shares subject to the accelerated portion of the award. In the case of unvested restricted stock unit awards, this value is calculated by multiplying $23.22 by the number of shares subject to the accelerated portion of the award.

(5)

None of the awards held by Mr. Alberini would automatically vest on a change in control of the Company. This presentation assumes that the awards would be continued following the transaction or assumed or converted by a successor entity. If the awards were to be terminated in connection with the transaction (and not assumed or converted by a successor entity), all of the outstanding and unvested equity awards held by the executive would accelerate. In such circumstances, the value of Mr. Alberini’s awards that would vest in connection with the termination of the awards would be $18,628,480. To the extent the awards accelerated in connection with a termination of the awards, there would be no additional accelerated vesting value with respect to such awards in connection with a termination of employment.

Kathryn Anderson

The Anderson Letter provides that if the Company terminates Ms. Anderson’s employment for reasons other than for cause (as defined in the Anderson Letter) (and other than due to her death or disability) or if Ms. Anderson resigns for good reason (as defined in the Anderson Letter), Ms. Anderson will be entitled to receive, subject to her delivering a release of claims in favor of the Company and compliance with a 24 month post-termination non-solicitation of employees and consultants restrictive covenant, (1) continued payment of her base salary (as severance pay) for one year following the date her employment terminates (or, in the event such termination of employment occurs within 3 months before, upon or within 18 months after a change in control (as defined in the Anderson Letter) of the Company, lump sum payment of an aggregate amount equal to one and one-half times the sum of her base salary and target annual cash incentive), (2) payment of a pro-rated annual cash incentive for the year of termination (pro-rata based on the number of days of employment during the year and based on actual performance for the year had her employment continued through the year), and (3) payment or reimbursement of her premiums to continue healthcare coverage under COBRA for up to 12 months.

Ms. Anderson may also be entitled to certain accelerated vesting of outstanding equity awards in connection with certain terminations of her employment and in connection with certain change in control events impacting the Company. See “Description of Plan-Based Awards” above for a description of the material terms of these benefits. Ms. Anderson also received equity awards in fiscal 2020 that had the following provisions for accelerated vesting:

Fiscal 2020 Stock Option. In fiscal 2020, Ms. Anderson was granted a stock option award that vested in four annual installments, with one-fourth vesting on December 2 of 2020, 2021, 2022 and 2023. Such stock option shall fully vest upon a “change in control” of the Company (as such term is defined in Ms. Anderson’s offer letter).

Fiscal 2020 Restricted Stock Award. In fiscal 2020, Ms. Anderson was granted a restricted stock award that vested in four annual installments, with one-fourth vesting on December 2 of 2020, 2021, 2022 and 2023. Such restricted stock award shall fully vest upon a “change in control” of the Company (as such term is defined in Ms. Anderson’s offer letter).

The following table sets forth the estimated amounts that Ms. Anderson would have become entitled to under the terms of her employment offer letter and award agreements evidencing outstanding equity awards had her employment with the Company terminated in the circumstances described below and/or a change in control of the Company occurred on the last business day of fiscal 2021.

Name	Triggering Event	Cash Severance ($)(1)	Annual Cash Incentive ($)(2)	Medical and Insurance Benefit ($)(3)	Value of Accelerated Restricted Stock, Restricted Stock Units and Unvested Options ($)(4)(5)	Total ($)
Kathryn Anderson	Death / Disability	—	—	—	—	—
	Term. Without Cause or Resign for Good Reason	550,000	412,500	12,084	—	974,584
	Change in Control	—	—	—	1,615,875	1,615,875
	Term. Without Cause or Resign for Good Reason in Connection with Change in Control	1,443,750	412,500	12,084	3,117,141	4,985,475

(1)

Represents an amount equal to equal to one times Ms. Anderson’s base salary (or, in the case of a “Term. Without Cause or Resign for Good Reason in Connection with Change in Control,” one and one half times the sum of Mr. Anderson’s base salary and target annual cash incentive).

(2)	Represents Ms. Anderson’s actual fiscal 2021 cash incentive award.
(3)	Represents the value of continuing medical coverage for one year following a termination without cause or resignation for good reason.
(4)

Represents the intrinsic value of Ms. Anderson’s unvested stock options and unvested restricted stock or restricted stock unit awards that would accelerate in the circumstances indicated. In the case of unvested stock options, this value is calculated by multiplying (i) the amount (if any) by which $23.22 (the closing price of the Company’s Common Stock on the NYSE on January 29, 2021, the last trading day of fiscal 2021) exceeds the per share exercise price of the option, by (ii) the number of shares subject to the accelerated portion of the award. In the case of unvested restricted stock or restricted stock unit awards, this value is calculated by multiplying $23.22 by the number of shares subject to the accelerated portion of the award.

(5)

The equity awards granted to Ms. Anderson in fiscal 2020 generally would, to the extent outstanding and otherwise unvested, accelerate upon a change in control of the Company. None of the awards granted to Ms. Anderson in fiscal 2021 would automatically vest on a change in control of the Company. This presentation assumes that the awards granted in fiscal 2021 would be continued following the transaction or assumed or converted by a successor entity. If the fiscal 2021 awards were to be terminated in connection with the transaction (and not assumed or converted by a successor entity), all of the outstanding and unvested equity awards held by the executive would accelerate. In such circumstances, the value of Ms. Anderson’s awards that would vest in connection with the termination of the awards (including the acceleration of the fiscal 2020 awards) would be $4,513,074. To the extent the awards accelerated in connection with a termination of the awards, there would be no additional accelerated vesting value with respect to such awards in connection with a termination of employment.

CEO Pay-Ratio Disclosure

Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of our principal executive officer for fiscal 2021, Mr. Alberini, to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for fiscal 2021 was $7,207,281, and the median of the total fiscal 2021 compensation of all of our employees (excluding our CEO) was $13,520. Accordingly, we estimate the ratio of our CEO’s total compensation for fiscal 2021 to the median of the total fiscal 2021 compensation of all of our employees (excluding our CEO) to be 533 to 1.

To identify the median employee, we used the following methodology:

•

We selected November 1, 2020 (approximately three months prior to our fiscal year end) as the date we would use to determine the employee population to be used in determining the median employee. We determined that, as of that date, we (including our subsidiaries) employed 11,210 employees, including full-time, part-time, seasonal and temporary employees. Of the 11,210 employees, 7,068 were employed outside of the United States.

•

As permitted by the SEC rules, from that group of employees, we excluded all employees who were employed in the following countries (a total of 558 employees): Andorra (12 employees), Brazil (119 employees), Czech Republic (8 employees), India (2 employees), Ireland (13 employees), Kazakhstan (24 employees), Luxembourg (6 employees), Norway (12 employee) and Russia (362 employees). The total number of excluded employees equaled approximately 4.98% of the total employee population as of November 1, 2020, resulting in a total employee population of 10,652 that was used in determining the median employee.

•

We used total cash compensation paid in calendar 2020 to determine the median employee. We believe total cash compensation for all employees is an appropriate measure because we do not distribute equity awards to all employees. We did not make any cost-of-living adjustments in identifying the median employee.

•	Compensation values for our non-U.S. employees were converted to U.S. dollars by using the same foreign currency exchange rates that we use for financial reporting purposes.

•

As permitted by the SEC rules, we annualized the compensation of employees (other than seasonal and temporary employees) who were employed with us on November 1, 2020 but were not employed for all of 2020. We did not annualize the compensation of seasonal or temporary employees, or for time spent on furlough, and we did not convert the compensation of part-time employees to a full-time equivalency.

Applying this methodology, we determined that our median employee was a part-time, hourly retail store associate in one of our U.S. store locations. Once the median employee was identified as described above, that employee’s total annual compensation for fiscal 2021 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of Common Stock subject to outstanding options and restricted stock unit awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants, in each case, as of January 30, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	5,106,349	(1)	$17.6413	(2)	9,089,570	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	5,106,349		$17.6413		9,089,570

(1)

Of these shares, 3,505,230 shares were subject to outstanding stock options and 1,601,119 shares were subject to outstanding restricted stock units. This number does not include 579,376 shares that were subject to then-outstanding, but unvested, restricted stock awards. The 1,601,119 shares subject to outstanding restricted stock unit awards includes outstanding restricted stock unit awards subject to performance-based vesting conditions assuming that the “target” level of performance was attained.

(2)	This weighted-average exercise price does not reflect the 1,601,119 shares that will be issued upon the vesting of outstanding restricted stock units.
(3)

Of these shares, (i) 6,033,221 shares were available at January 30, 2021 for future issuance under stock options, SARs, restricted stock awards, stock units, performance share awards or performance units under the Company’s 2004 Equity Incentive Plan (the terms of which provide that shares issued in respect of any “full-value award” (which includes awards other than options and stock appreciation rights) will be counted as 3.54 shares for every 1 share actually issued in connection with the award), (ii) 2,756,542 shares were available at January 30, 2021 for future issuance pursuant to the Company’s 2002 Employee Stock Purchase Plan and (iii) 299,807 shares were available at January 30, 2021 for future issuance under restricted stock and restricted stock unit awards under the Company’s Director Plan.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company as of the Record Date, May 10, 2021, with respect to shares of Common Stock held by (i) each director, including the nominees for election at the Annual Meeting, (ii) our Named Executive Officers (as defined under “Executive and Director Compensation—Compensation Discussion and Analysis” above), (iii) all of our directors, and our executive officers as a group and (iv) each person believed by us to beneficially own more than 5% of our outstanding shares of Common Stock.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner(1)	Number of Shares	Percent of Class(2)
Maurice Marciano(3)	11,543,219	17.8%
Paul Marciano(4)	13,446,314	20.6%
Carlos Alberini(5)	1,306,862	2.0%
Thomas J. Barrack, Jr.(5)	—	*
Gianluca Bolla(5)	80,000	*
Anthony Chidoni(5)	198,729	*
Laurie Ann Goldman(5)	25,373	*
Cynthia Livingston(5)	19,199	*
Deborah Weinswig(5)	25,373	*
Alex Yemenidjian(5)	134,830	*
Kathryn Anderson(5)	128,649	*
All directors and executive officers as a group (11 persons)(6)	26,908,548	41.0%
BlackRock, Inc.(7) 55 East 52nd Street, New York, New York, 10055	6,400,103	9.9%
Dimensional Fund Advisors LP(8) Building One, 6300 Bee Cave Road, Austin, Texas, 78746	4,521,231	7.0%
FMR LLC(9) 245 Summer Street, Boston, Massachusetts, 02210	9,411,241	14.5%
The Vanguard Group(10) 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355	4,081,795	6.3%

*	Less than 1.0%
(1)

Except as described below and subject to applicable community property laws and similar laws, each person listed above has sole voting and investment power with respect to such shares. This table is based upon information supplied by officers, directors and principal shareholders. Except as indicated above, the business address for each person is: c/o Guess?, Inc., 1444 South Alameda Street, Los Angeles, California 90021.

(2)

The number of shares outstanding used in calculating the percentages for each person includes shares that may be acquired by such person upon the exercise of options exercisable within 60 days of May 10, 2021 but excludes shares underlying options held by any other person. The percent of beneficial ownership is based on 64,932,143 shares of Common Stock outstanding on May 10, 2021.

(3)

Includes shares of Common Stock beneficially owned by Maurice Marciano as follows: 16,199 shares held directly (with respect to which he has shared voting and investment power); 4,598,087 shares held indirectly through the Maurice Marciano Trust LLC (with respect to which he has shared voting and investment power); 103,801 shares held indirectly through Next Step Capital LLC (with respect to which he has shared voting power over 11,400 shares, no voting power over the remainder, and shared investment power); 554,940 shares held indirectly through Next Step Capital II, LLC (with respect to which he has shared voting power over 277,470 shares, no voting power over the remainder, and shared investment power); 70 shares held indirectly through the Maurice Marciano Gift Trust FBO Caroline Marciano (with respect to which he has shared voting and investment power); 1,725,000 shares held indirectly through MM CRUT,

LLC (with respect to which he has shared voting and investment power); 582,952 shares held indirectly through MM CRUT II, LLC (with respect to which he has shared voting and investment power); 1,500,000 shares held indirectly through Carolem Capital, LLC (with respect to which he has shared voting power over 375,000 shares, no voting power over the remainder, and shared investment power); 1,662,094 shares held indirectly through Maurice Marciano Charitable Remainder Unitrust II (with respect to which he has shared voting and investment power); 264,384 shares held indirectly through G2 Trust (with respect to which he has shared voting and investment power); 136,201 shares held indirectly through Exempt G2 Trust (with respect to which he has shared voting and investment power); 349,491 shares held indirectly through the Maurice Marciano Special Exempt Trust (with respect to which he has no voting power and shared investment power); and 50,000 shares held indirectly through the Maurice Marciano Family Foundation (with respect to which he has shared voting and investment power). Amounts include 2,000,000 shares pledged as security under revolving lines of credit as of May 10, 2021. To avoid double counting shares for purposes of this table, total holdings do not include the following amounts shown in the holdings of Paul Marciano in footnote (4) below: 170,666 shares held by G Financial Holdings LLC (with respect to which Maurice Marciano has shared voting power and no investment power); and 339,005 shares held by G Financial Holdings II, LLC (with respect to which Maurice Marciano has shared voting power and no investment power).
(4)

Includes shares of Common Stock beneficially owned by Paul Marciano as follows: 103,627 shares held directly (excluding 275,701 restricted stock units subject to time-based vesting restrictions); 10,145,586 shares held indirectly through the Paul Marciano Trust; 234,500 shares held indirectly through the Paul Marciano Foundation; 1,381,700 shares held indirectly through NRG Capital Holdings, LLC (with respect to which he has sole voting power over 345,425 shares and no voting power over the remainder); 170,666 shares held indirectly through G Financial Holdings, LLC (with respect to which he has no voting power); 339,005 shares held indirectly through G Financial Holdings II, LLC (with respect to which he has no voting power); 105,977 shares held indirectly through Exempt Gift Trust under the Next Step Trust; 370,309 shares held indirectly through the Nonexempt Gift Trust under the Next Step Trust; 349,491 shares held indirectly through Paul Marciano Special Exempt Trust (with respect to which he has no voting power); and 245,453 shares that may be acquired upon the exercise of options exercisable within 60 days of May 10, 2021. Amounts include 2,000,000 shares pledged as security under revolving lines of credit as of May 10, 2021. To avoid double counting shares for purposes of this table, total holdings do not include the following amounts shown in the holdings of Maurice Marciano in footnote (3) above: 16,199 shares held directly by Maurice Marciano (with respect to which Paul Marciano has shared voting and investment power); 4,598,087 shares held by the Maurice Marciano Trust LLC (with respect to which Paul Marciano has shared voting and investment power); 103,801 shares held by Next Step Capital LLC (with respect to which Paul Marciano has shared voting power over 11,400 shares, sole voting power over 92,401 shares, and shared investment power); 554,940 shares held by Next Step Capital II, LLC (with respect to which Paul Marciano has shared voting power over 277,470 shares, sole voting power over 277,470 shares, and shared investment power); 1,725,000 shares held by MM CRUT, LLC (with respect to which Paul Marciano has shared voting and investment power); 1,500,000 shares held indirectly through Carolem Capital, LLC (with respect to which Paul Marciano has shared voting power over 375,000 shares, sole voting power over 1,125,000 shares, and shared investment power); 1,662,094 shares held by Maurice Marciano Charitable Remainder Unitrust II (with respect to which Paul Marciano has shared voting and investment power); and 349,491 shares held by the Maurice Marciano Special Exempt Trust (with respect to which Paul Marciano has sole voting power and shared investment power).

(5)

Includes shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of May 10, 2021, as follows: Carlos Alberini, 416,053 shares (Mr. Alberini’s amounts do not include an additional 485,491 restricted stock units subject to performance and time-based vesting restrictions); Thomas J. Barrack, Jr., no shares; Gianluca Bolla, no shares (Mr. Bolla’s amounts do not include 7,905 restricted stock units subject to time-based vesting); Anthony Chidoni, no shares (Mr. Chidoni’s amounts include 50,000 shares pledged as security under a revolving line of credit); Laurie Ann Goldman, no shares; Cynthia Livingston, no shares; Deborah Weinswig, no shares; Alex Yemenidjian, no shares; and Kathryn Anderson, 56,436 shares.

(6)	Includes: 717,942 shares of Common Stock that may be acquired upon the exercise of options within 60 days of May 10, 2021.
(7)

With respect to information relating to BlackRock, Inc., we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on April 12, 2021. According to the Schedule 13G/A, as of March 31, 2021, BlackRock, Inc. reported sole voting power with respect to 6,231,946 shares.

(8)

With respect to information relating to Dimensional Fund Advisors LP, we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on March 9, 2021. According to the Schedule 13G/A, as of December 31, 2020, Dimensional Fund Advisors LP reported sole voting power with respect to 4,354,829 shares.

(9)

With respect to information relating to FMR LLC, we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on February 8, 2021. According to the Schedule 13G/A, as of December 31, 2020, FMR LLC reported sole voting power with respect to 636,906 shares. The Schedule 13G/A also reports that Abigail P. Johnson, a director, chairman and chief executive officer of FMR LLC, has beneficial ownership over all 9,411,241 shares, that Fidelity Low-Priced Stock Fund has beneficial ownership over 3,893,202 of such shares and that Fidelity Series Intrinsic Opportunities Fund has beneficial ownership over 4,550,000 of such shares.

(10)

With respect to information relating to The Vanguard Group, we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on February 10, 2021. According to the Schedule 13G/A, as of December 31, 2020, The Vanguard Group reported sole voting power with respect to no shares, shared voting power with respect to 43,013 shares, sole investment power with respect to 4,002,529 shares and shared investment power with respect to 79,266 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Related Person Transactions Policy, a related person transaction (as defined below) may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to: (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer, (ii) any person who is known to be the owner of 5% or more of any class of our voting securities, (iii) any immediate family member, as defined in the policy, of any of the foregoing persons, and (iv) any entity in which any of the foregoing persons is an officer, general partner or otherwise controls such entity. “Related person transaction” is defined in the policy as a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (a) the Company was or is to be a party or a participant, (b) the amount involved exceeds or reasonably can be expected to exceed $120,000, and (c) any of the foregoing persons had or will have a direct or indirect material interest.

All directors and executive officers are required under the Related Person Transactions Policy to notify the Company’s General Counsel of any potential or actual related person transaction as soon as they become aware of any such transaction. The General Counsel then presents any related person transactions to the Audit Committee for consideration. Among other relevant factors, the Audit Committee may consider the following: (i) the size and materiality of the transaction and the amount of consideration payable to a related person, (ii) the nature of the interest of the applicable related person, (iii) whether the transaction may involve a conflict of interest, (iv) whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties upon better terms, and (v) whether there are business reasons to enter into the transaction.

The Company and its subsidiaries periodically enter into transactions with other entities or individuals that are considered related parties, including certain transactions with entities owned by, affiliated with, or for the respective benefit of Paul Marciano, who is an executive and member of the Board of the Company, and Maurice Marciano, who is also a member of the Board, and certain of their children (the “Marciano Entities”).

Leases

The Company leases warehouse and administrative facilities, including the Company’s corporate headquarters in Los Angeles, California, from partnerships affiliated with the Marciano Entities and certain of their affiliates. There were four of these leases in effect as of January 30, 2021 with expiration or option exercise dates ranging from calendar years 2021 to 2025.

On October 7, 2020, the Company and the related party landlord entered into amendments to the leases for the Company’s corporate headquarters located in Los Angeles, California (the “Corporate Headquarters”) and a parking lot adjacent to the Corporate Headquarters (together, the “Lease Amendments”). The Lease Amendments provide for: (1) a five-year lease renewal term ending September 30, 2025, with an additional five-year renewal option to September 30, 2030 at the Company’s sole discretion; (2) triple net lease terms with an aggregate annual rent in the amount of approximately $7.4 million for the first lease year of the renewal term, subject to an annual 2.5% increase each year thereafter; (3) 100% rent abatement for the first three months of the renewal term for the Corporate Headquarters; and (4) a Company right to reduce the amount of rented space in the Corporate Headquarters by up to approximately 25% (and reduce its rent on a pro-rata basis), subject to certain specified conditions, including a six month notice period and limits on the specific space that may be reduced. All other material terms in the previously existing leases for the Corporate Headquarters and the parking lot adjacent to the Corporate Headquarters remain the same.

During the fourth quarter of fiscal 2021, the Company agreed with the related party landlord to receive a two-month rent abatement related to COVID-19 relief on its lease for its warehouse and administrative facilities located in Montreal, Quebec. The monthly lease payment is CAD$49,000 (US$37,000). All other terms of the existing lease remain in full force and effect.

The Company is currently in discussions with the related party landlord for extension of the lease for the office location in Paris, and in the meantime, this lease is continuing on a month-to-month basis under the existing lease terms.

Aggregate lease costs recorded under these four related party leases for fiscal 2021, fiscal 2020 and fiscal 2019 were $6.3 million, $5.1 million and $5.0 million, respectively. The Company believes that the terms of the related party leases have not been significantly affected by the fact that the Company and the lessors are related.

Employment of Family Member

Nicolai Marciano, the son of Paul Marciano, is employed by the Company as Director of Specialty Marketing & Brand Partnerships. For fiscal 2021, Mr. Nicolai Marciano received $177,529 in base salary and a $50,000 annual incentive award (paid in accordance with the Company’s Bonus Plan during the first quarter of fiscal 2022 with respect to fiscal 2021 performance). Mr. Nicolai Marciano was entitled to participate during fiscal 2021 in the retirement, health and welfare benefit plans generally available to other salaried employees of the Company. In addition, the Company granted Mr. Nicolai Marciano, on April 13, 2020, 7,200 shares of restricted Company Common Stock that is scheduled to vest, subject to his continued employment through the applicable vesting date, in equal 25% installments on January 5 of 2021, 2022, 2023 and 2024.

Aircraft Arrangements

The Company periodically charters aircraft owned by the Marciano Entities through informal arrangements with the Marciano Entities and independent third-party management companies contracted by such Marciano Entities to manage their aircraft. The total fees paid under these arrangements for fiscal 2021, fiscal 2020 and fiscal 2019 were approximately $2.8 million, $0.4 million and $1.0 million, respectively.

Minority Investment

In September 2020, the Company purchased a 30% interest in a privately-held men’s footwear company (the “Footwear Company”) for approximately $0.9 million. The Company’s ownership in the Footwear Company is treated under the equity method of accounting. Prior to this investment, Marciano Entities held a 45% ownership interest in the Footwear Company. The Footwear Company used approximately $0.4 million of the proceeds from the Company’s investment to repay outstanding member loans previously made by the Marciano Entities. The Marciano Entities then purchased additional units in the Footwear Company from a third-party investor for the same per-unit price paid by the Company for its investment, resulting in the Marciano Entities continuing to own a 45% interest in the Footwear Company following the transactions. The Company has an option to increase its ownership interest in the Footwear Company to 51% beginning in January 2023. In December 2020, the Company provided the Footwear Company with a revolving credit facility for $2.0 million, which provides for an annual interest rate of 2.75% and matures in November 2023. As of January 30, 2021, the Company had a note receivable of $0.2 million included in other assets in its consolidated balance sheet related to outstanding borrowings by the Footwear Company under this revolving credit facility.

Healthcare Claim Payments

In the fourth quarter of fiscal 2021, the Company discovered that, as part of its self-funded medical insurance program covering employees of all of the Company’s U.S. entities, it had erroneously paid the medical expenses of the employees of certain entities controlled by Paul Marciano and Maurice Marciano (collectively the “Marciano Offices”) from approximately 2000 until October 2020. The incremental cost to the Company arising from paying the medical expenses of the employees of the Marciano Offices for fiscal 2021, fiscal 2020 and fiscal 2019 was approximately $671,000, $700,000 and $425,000, respectively. For the four-year period from fiscal 2015 through fiscal 2018, the aggregate incremental cost was approximately $1.4 million. The Company estimates that the aggregate incremental cost for the 14-year period prior to fiscal 2015 was $2.1 million. The Company believes its estimation method fairly approximates the Company’s incremental cost of paying the medical expenses of the employees of the Marciano Offices for the years 2000 to 2013 in which actual employment and medical expense data for the employees of the Marciano Offices are not available. The Company had expensed all such amounts as part of its periodic recording of related medical claims.

Upon becoming aware of the situation, the Company promptly discontinued covering the costs of the medical expenses of the employees of the Marciano Offices, and Paul Marciano and Maurice Marciano reimbursed the Company $2.7 million: (a) $1.9 million for the medical expenses of the employees of the Marciano Offices in fiscal 2021, fiscal 2020 and fiscal 2019, an amount equal to 100% of the aggregate incremental cost to the Company in those fiscal years plus accrued interest, and (b) $0.8 million for the medical expenses of the employees of the Marciano Offices for prior periods. The Company believes the out of period impacts to expense for the current and prior years were immaterial, and therefore recorded the cumulative correction in the current year. The fact that the Marciano Offices may have realized lower overall expenses in connection with obtaining and administering medical insurance for the employees of the Marciano Offices over the period from 2000 until October 2020 may itself be considered a perquisite inadvertently provided by the Company to Paul Marciano and Maurice Marciano, but there was ultimately no associated incremental cost to the Company for providing that benefit in fiscal 2021, fiscal 2020 and fiscal 2019 because of the Marciano’s reimbursement of the Company of 100% of the aggregate incremental cost to the Company in those fiscal years.

THE BOARD OF DIRECTORS

May 21, 2021

APPENDIX A—PROPOSED AMENDMENT TO ARTICLE VIII OF THE RESTATED CERTIFICATE OF INCORPORATION

ARTICLE VIII

Management of the Affairs of the Corporation

SECTION 8.1. Management of the Affairs of the Corporation.

(a)    The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Restated Certificate of Incorporation or by the Bylaws of the Corporation (the “Bylaws”).

(b)    The following provisions are inserted for the limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(i)    The Board of Directors shall have the power to make, alter, amend, change or repeal the Bylaws by the affirmative vote of a majority of the members of the Board of Directors then in office. In addition, the Bylaws may be made, altered, amended, changed or repealed by the stockholders of the Corporation upon the affirmative vote of the holders of at least 66-2/3 % of the outstanding capital stock entitled to vote thereon.

(ii)    The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. The directors ~~shall be~~elected or appointed to the Board prior to the 2021 annual meeting of stockholders are currently divided into three classes, designated Class I, Class II and Class III. Each class ~~shall consist~~consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors~~. The term of the initial Class I directors shall terminate on the date of the 1997~~, with the directors of each class serving for a term expiring at the annual meeting of stockholders held during the third (3rd) year after election and until his or her successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Commencing with the Company’s 2021 annual meeting of stockholders~~; the term of the initial Class II~~, directors shall ~~terminate on the date of the 1998~~be elected as follows: (i) directors elected at the 2021 annual meeting of stockholders~~; and the term of the initial Class III directors shall terminate on the date of the 1999 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1997, successors to the class of directors~~ to succeed those whose term expires at ~~that annual~~such meeting shall ~~be elected for a three year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall~~ hold office ~~until~~for a term expiring at the annual meeting ~~for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.~~of stockholders to be held in 2022 and until their respective successors have been duly elected and qualified or until their earlier resignation or removal; (ii) directors elected at the 2022 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2023 and until their respective successors have been duly elected and qualified or until their earlier resignation or removal; and (iii) beginning with the 2023 annual meeting of stockholders, all directors elected at an annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal.

~~The term of a director elected to fill a newly created directorship or other vacancy shall expire at the same time as the terms of the other directors of the class for which the new directorship is created or in which the vacancy occurred. Any~~     Any vacancy on the Board of Directors that results from an increase in the number of directors and any other vacancy occurring on the Board of Directors, howsoever resulting, may be filled by a

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majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director so elected by the Board of Directors to fill a vacancy shall hold office for a term ~~that shall coincide with the term of the class to which such director shall have been elected.~~expiring at the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

~~Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Section 4.5 applicable thereto, and such directors so elected shall not be divided into classes pursuant to this clause (b) of Article VIII unless expressly provided by such terms.~~

~~(iii) Subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time by the stockholders of the Corporation, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this paragraph as one class.~~

(iii)    ~~(iv)~~ Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided herein and in the Bylaws of the Corporation, and may not be taken by a written consent of the stockholders pursuant to the General Corporation Law of the State of Delaware.

(iv)    ~~(v)~~ Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer or the President of the Corporation. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

(v)    ~~(vi)~~ The Board of Directors shall have the exclusive authority and power to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and no stockholder shall have any right to inspect any account, book or document of the Corporation except as conferred by applicable law or authorized by the Bylaws or by the Board of Directors.

The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

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A	Proposals — The Board of Directors recommends a vote “FOR” Proposal 1.

1. Approve an amendment to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors.	For	Against	Abstain

The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 2.

2. Election of Directors:

01 - Maurice Marciano	For	Withhold	02 - Laurie Ann Goldman	For	Withhold	03 - Thomas J. Barrack, Jr.	For	Withhold

The Board of Directors recommends a vote “FOR” Proposal 3.	The Board of Directors recommends a vote “FOR” Proposal 4.

	For	Against	Abstain		For	Against	Abstain

3. Advisory Vote to approve the compensation of the named executive officers.				4. Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending January 29, 2022.

In their discretion, the proxy holders are authorized to vote on such other matters that may properly come before this Annual Meeting or any adjournment or postponement thereof. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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The 2021 Annual Meeting of Shareholders of Guess?, Inc.

will be held on

June 24, 2021, at 9:00 a.m. Pacific

virtually via live webcast at

www.meetingcenter.io/273147906

To access the virtual meeting, you will need the 15-digit control number that is printed in the shaded bar located on the reverse side of this form.

The password for the meeting is GES2021.

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▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy – Guess?, Inc.

COMMON STOCK

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Kathryn Anderson and Jason T. Miller, or each of them acting alone, as proxies with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of Guess?, Inc. (the “Company”) held of record by the undersigned on May 10, 2021 at the Annual Meeting of Shareholders to be held on June 24, 2021 at 9:00 a.m. (PDT), or any adjournments or postponements thereof, virtually via live audio webcast available at www.meetingcenter.io/273147906, and hereby revoke(s) any proxies heretofore given.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS, FOR THE NOMINEES FOR DIRECTOR, FOR THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITOR AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

This proxy is revocable and the undersigned may revoke it at any time prior to its exercise. Attendance of the undersigned at the above meeting or any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned votes said shares during such meeting in accordance with the procedures set forth with respect thereto.

This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable Federal Securities laws.

(Continued and to be voted on reverse side.)

Non-Voting Items

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